                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Filed by the Registrant /X/ Filed by a Party other than the Registrant / / Check the appropriate box:

/X/      Preliminary Proxy Statement

/ / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

/ /      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to ss.240.14a-12


                               EXCELON CORPORATION
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /      No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share

         2)       Aggregate number of securities to which transaction applies:
                  9,094,867 shares

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $4,788 was calculated pursuant to Exchange Act Rule 0-11(c)(1) by taking 1/50(th) of 1% of the sum of (A) the proposed cash payment of $23,697,674, obtained by multiplying the 7,428,738 outstanding shares of Common Stock, par value $0.001 per share, of eXcelon Corporation, by the $3.19 per share purchase price and (B) $243,849, which is anticipated to be paid to persons holding options to acquire shares of Common Stock in consideration of cancellation of such options (assuming an aggregate of 1,666,129 options are canceled in the transaction).

         4)       Proposed maximum aggregate value of transaction: $23,941,523

         5)       Total fee paid: $4,788

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                              EXCELON CORPORATION
                                  25 MALL ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                            ------------------------

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

To our Stockholders:

    On behalf of eXcelon's board of directors, I am pleased to invite you to attend a special meeting of stockholders. The special meeting will be held on
            , 2002 at 10:00 a.m. at our headquarters located at 25 Mall Road, Burlington, Massachusetts 01803.

    Details regarding admission to the special meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting and proxy statement.

    The purpose of the special meeting is to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 2002, by and among eXcelon, Progress Software Corporation and Chopin Merger
Sub, Inc., pursuant to which eXcelon stockholders will receive $3.19 per share for their shares of eXcelon common stock and eXcelon will become a wholly owned subsidiary of Progress Software. The attached proxy statement describes these matters in detail. We urge you to review the attached materials carefully and to use this opportunity to take part in eXcelon's affairs by voting on the matters described in this proxy statement. We hope that you will be able to attend the special meeting.

    Stockholder approval of the merger agreement is required to complete the merger. Completion of the proposed merger is also subject to the satisfaction or valid waiver of a number of conditions, including among others, obtaining certain necessary consents and approvals.

    AFTER CAREFUL CONSIDERATION, EXCELON'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF EXCELON AND EXCELON'S STOCKHOLDERS. EXCELON'S BOARD OF DIRECTORS RECOMMENDS THAT EXCELON'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Your vote is important. Whether or not you plan to attend the special meeting, I hope you will vote as soon as possible. You may vote in person or by mailing a proxy card. Voting by written proxy will ensure your representation at the special meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. Please do not send any stock certificates at this time.

    Thank you for your ongoing support of and continued interest in eXcelon Corporation.

                                          Sincerely,

                                          Joseph M. Bellini
                                          CHIEF EXECUTIVE OFFICER

THIS MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This proxy statement is dated November   , 2002 and is first being mailed to
stockholders of eXcelon on or about November   , 2002

                                PRELIMINARY COPY

                              EXCELON CORPORATION
                                  25 MALL ROAD
                        BURLINGTON, MASSACHUSETTS 01803
                                  781 674-5000

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             ---------------------

TIME......................................  10:00 a.m. on               , 2002

PLACE.....................................  eXcelon Corporation
                                            25 Mall Road
                                            Burlington, Massachusetts 01803

ITEMS OF BUSINESS.........................  (1)  To approve and adopt the Agreement and Plan of
                                            Merger, dated as of October 18, 2002, among eXcelon,
                                            Progress Software Corporation and Chopin Merger
                                            Sub, Inc., (a wholly owned subsidiary of Progress
                                            Software) pursuant to which Chopin Merger Sub, Inc. will
                                            be merged with and into eXcelon and eXcelon will become
                                            a wholly owned subsidiary of Progress Software, as more
                                            fully described in the attached proxy statement; and

                                            (2)  Any other business that may properly come before
                                            the special meeting or any adjournment of the special
                                            meeting.

RECORD DATE...............................  You are entitled to vote if you were a stockholder at the close of business on November 7, 2002.

MEETING ADMISSION.........................  The special meeting will begin promptly at 10:00 a.m.

VOTING BY PROXY...........................  Please submit a proxy as soon as possible so that your shares can be voted at the special meeting in accordance
                                            with your instructions. You may submit your proxy by
                                            mail. For specific instructions, refer to the
                                            information beginning on page 38 of this proxy statement
                                            and the instructions on the proxy card.

                                          By Order of the Board of Directors,

                                          Clifford B. Thompson
                                          GENERAL COUNSEL AND SECRETARY

November   , 2002

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1
SUMMARY.....................................................    3
  The Companies.............................................    3
  The Merger................................................    3
  Voting Rights and Procedures..............................    4
  Conditions to Completion of the Merger....................    4
  Termination of the Merger Agreement.......................    5
  Payment of Fees Upon Termination..........................    5
  What Happens if eXcelon Receives a Better Offer?..........    6
  Recommendation of the eXcelon Board of Directors..........    6
  Opinion of Financial Advisor to eXcelon...................    6
  Interests of Certain Persons..............................    6
  Certain Federal Income Tax Consequences...................    7
  Appraisal Rights..........................................    7
  Financing for the Merger..................................    7
  The Stockholders' Agreements..............................    7
  The Option Agreement......................................    7
  Proxy Solicitor...........................................    8
  Recent Developments.......................................    8
RISK FACTORS................................................    9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    9
THE MERGER..................................................   10
  Background of the Merger..................................   10
  Reasons for the Merger....................................   14
  Opinion of Financial Advisor to eXcelon...................   16
  Regulatory Approvals......................................   22
  Certain Federal Income Tax Consequences...................   22
  Accounting Matters........................................   23
  Effects of the Merger.....................................   23
  Financing for the Merger..................................   23
THE MERGER AGREEMENT........................................   24
  The Merger................................................   24
  Effective Time of the Merger..............................   24
  Merger Consideration......................................   24
  Treatment of eXcelon Options and Employee Stock Purchase     24
    Plan....................................................
  Representations and Warranties............................   25
  Conduct of Business of eXcelon............................   26
  No Solicitation...........................................   27
  Tender Offer Option.......................................   28
  Additional Covenants......................................   28
  Conditions to Completion of the Merger....................   29
  Termination of the Merger Agreement; Termination Fee......   31
  Fees and Expenses.........................................   31
  Amendment and Waiver......................................   32
THE STOCKHOLDERS' AGREEMENTS................................   32
THE OPTION AGREEMENT........................................   33
INTERESTS OF CERTAIN PERSONS................................   34
  Employment Agreements and Change of Control Provisions....   34
  eXcelon Stock Options and Shares of Common Stock..........   37
  Indemnification of Directors and Officers.................   37
  Stockholders' Agreements..................................   37

VOTING RIGHTS AND PROCEDURES................................   38
  Date, Time and Place of Special Meeting...................   38
  What You Will Vote On.....................................   38
  Recommendation of eXcelon's Board of Directors............   38
  Only eXcelon Stockholders of Record as of November 7, 2002   38
    Are Entitled to Vote....................................
  Votes Required............................................   38
  Voting Your Shares and Changing Your Vote.................   39
  Transmittal of Stock Certificates.........................   39
  Solicitation of Proxies and Expenses......................   40
PRICE RANGE OF EXCELON COMMON STOCK.........................   40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND            41
  MANAGEMENT................................................
APPRAISAL RIGHTS............................................   42
OTHER MATTERS...............................................   46
  Inspector of Election.....................................   46
  Future Stockholder Proposals..............................   46
WHERE YOU CAN FIND MORE INFORMATION.........................   46

Appendix A:  Agreement and Plan of Merger among eXcelon Corporation,
             Progress Software Corporation and Chopin Merger Sub, Inc., dated as of October 18, 2002

Appendix B:  Section 262 of the Delaware General Corporation Law

Appendix C:  Form of Stockholder's Agreement, dated as of October 18,
             2002, executed by all eXcelon directors

Appendix D:  Form of Stockholder's Agreement, dated as of October 18,
             2002, executed by the entities affiliated with InSight
             Capital Partners

Appendix E:  Option Agreement, dated as of October 18, 2002

Appendix F:  Opinion of SG Cowen, dated October 18, 2002

    All share information presented in this proxy statement reflects eXcelon's October 7, 2002 one-for-eight reverse stock split.

                                PRELIMINARY COPY

                              EXCELON CORPORATION

                                ----------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                            , 2002

                             ---------------------

                               SUMMARY TERM SHEET

    This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the attached appendices. In this proxy statement, the terms "eXcelon," "we," "us" and "our" refer to eXcelon Corporation.

    - STOCKHOLDER VOTE--You are being asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, by which Progress Software Corporation will acquire eXcelon through a merger of Chopin Merger Sub, Inc., a wholly owned subsidiary of Progress Software, with and into eXcelon. eXcelon will survive the merger as a wholly owned subsidiary of Progress Software. The merger agreement must be approved and adopted by the affirmative vote of a majority of the outstanding shares of eXcelon common stock. Accordingly, if you fail to respond or abstain from voting, it will have the same effect as a vote against the merger agreement and the merger. See "Voting Rights and Procedures."

    - RECOMMENDATION--The board of directors of eXcelon has determined that the merger is advisable, fair to, and in the best interests of eXcelon and eXcelon's stockholders, has unanimously approved the merger agreement and the merger and recommends that the eXcelon stockholders vote FOR the adoption of the merger agreement and the merger. See "The Merger--Reasons for the Merger."

    - PAYMENT--In the merger, each share of eXcelon common stock owned by eXcelon's public stockholders will be converted into the right to receive $3.19 in cash, without interest, except for shares held by stockholders who perfect appraisal rights under Delaware law. You will not own any eXcelon common stock after completion of the merger, even if you demand and perfect appraisal rights under Delaware law. See "The Merger Agreement--Merger Consideration."

    - TREATMENT OF OPTIONS--Each option to purchase shares of eXcelon common stock outstanding immediately prior to the effective time of the merger with an exercise price of less than $3.19 will be canceled at the effective time of the merger in exchange for a payment (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of eXcelon common stock subject to the stock option and (2) the excess of $3.19 over the exercise price per share of eXcelon common stock subject to the stock option, payable in cash immediately following the merger. All other outstanding options to purchase eXcelon common stock will be canceled without any payment or other consideration. See "The Merger Agreement--Treatment of eXcelon Options and Employee Stock Purchase Plan."

    - TAX CONSEQUENCES--Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize gain or loss in the amount of the difference between the $3.19 cash price per share proposed to be paid pursuant to the merger and your adjusted tax basis for each share of eXcelon common stock that you own. See "The Merger--Certain Federal Income Tax Consequences."

    - CONDITIONS TO THE MERGER--The merger agreement and the transactions contemplated by the merger agreement are subject to adoption and approval by eXcelon's stockholders in accordance with applicable law, as well as the satisfaction or valid waiver of other conditions, including obtaining necessary consents and approvals. See "The Merger Agreement--Conditions to Completion of the Merger."

    - APPRAISAL RIGHTS--Stockholders who neither vote in favor of nor consent in writing to the merger will be entitled to seek an appraisal of the "fair value" of their shares under Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the merger. In order to perfect the right to an appraisal, a stockholder must submit a timely written demand for appraisal and otherwise comply with the applicable requirements of Delaware law. See "Appraisal Rights."

    - STOCKHOLDERS' AGREEMENTS--Some eXcelon stockholders have agreed to vote their eXcelon shares in favor of the merger. As of November 1, 2002, these stockholders owned (either beneficially or of record) 658,442 shares of eXcelon common stock, constituting approximately 8.86% of the outstanding eXcelon common stock. See "The Stockholders' Agreements."

    - OPTION AGREEMENT--eXcelon and Progress Software entered into a stock option agreement under which eXcelon granted to Progress Software an irrevocable option, exercisable in limited circumstances, to purchase shares of eXcelon common stock representing approximately 19.9% of the outstanding shares of eXcelon common stock. See "The Option Agreement."

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS.

THE COMPANIES

EXCELON CORPORATION
25 Mall Road
Burlington, Massachusetts 01803
Telephone: (781) 674-5000
www.exln.com

    eXcelon was founded in 1988, as Object Design, Inc. eXcelon completed its initial public offering in July 1996. eXcelon is a provider of data management software designed to accelerate the performance of distributed applications that are built using Extensible Markup Language and Java and that are deployed on market-leading software platforms. Our customers include leaders in their respective industries, such as Philips, Amazon.com, Swiss Re: Life and Health and NTT DoCoMo.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730
Telephone: (781) 280-4000
www.progress.com

    Founded in 1981, Progress Software Corporation develops, markets and supports application development, deployment, integration and management software. Progress Software Corporation is the parent organization for the Progress Company operating unit, which provides OpenEdge, an e-business platform that includes the Progress RDBMS, and Sonic Software Corporation, a leading provider of standards-based integration products for the real-time enterprise. Other operating units include PeerDirect Corporation, NuSphere Corporation, and PSC Labs.

CHOPIN MERGER SUB, INC.
14 Oak Park
Bedford, Massachusetts 01730
Telephone: (781) 280-4000

    Chopin Merger Sub is a Delaware corporation and a wholly owned subsidiary of Progress Software. Chopin Merger Sub was formed solely for the purpose of entering into the merger agreement and being merged with and into eXcelon and has not conducted any business operations.

THE MERGER (PAGE 10)

    Under the terms of the Agreement and Plan of Merger, dated as October 18, 2002, among eXcelon, Progress Software and Chopin Merger Sub (referred to as the "merger agreement"), Chopin Merger Sub will merge with and into eXcelon, and eXcelon will become a wholly owned subsidiary of Progress Software. Upon the merger, each share of eXcelon common stock will convert automatically into the right to receive $3.19 in cash, without interest, except for shares held by eXcelon, Progress Software or any of their wholly owned subsidiaries, which will be canceled without payment, and except for shares held by stockholders who properly perfect their appraisal rights under Delaware law, who will be entitled to an appraisal by the Delaware Court of Chancery to determine the "fair value" of those shares in accordance with Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the merger.

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    All options to purchase shares of eXcelon common stock outstanding immediately prior to the effective time of the merger with an exercise price of less than $3.19 per share will be canceled at the effective time of the merger in exchange for a payment (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of eXcelon common stock subject to the stock option and (2) the excess of $3.19 over the exercise price per share of eXcelon common stock subject to the stock option, payable in cash immediately following the merger. All other options for eXcelon common stock will be canceled in the merger without any payment or other consideration.

VOTING RIGHTS AND PROCEDURES (PAGE 38)

    At the special meeting of stockholders, which will take place on
            , 2002 (referred to as the "special meeting"), you will be entitled to one vote per share of eXcelon common stock you held of record as of the close of business on November 7, 2002 (referred to as the "record date"). The merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding common stock. On the record date, there were shares of eXcelon common stock entitled to vote at the special meeting. Some eXcelon stockholders, including all the directors and some executive officers of eXcelon and the entities affiliated with InSight Capital Partners,
have agreed to vote their eXcelon shares (representing approximately     % of
the outstanding eXcelon shares as of the record date) in favor of the merger.

    In order for business to be conducted at the special meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to the matter to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the special meeting will be adjourned until a quorum is obtained.

    You may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board ("FOR" the merger agreement and the merger and in the discretion of the proxy holders on any other matters that properly come before the special meeting). If your shares of eXcelon common stock are held in street name by a brokerage firm or bank, you must follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your broker cannot vote your shares. This is known as a broker non-vote, and it will have the same effect as a vote against the merger.

    Any stockholder who has executed and returned a proxy and who for any reason desires to revoke their proxy may do so at any time before the special meeting:

    - by delivering written notice prior to the special meeting to the Secretary of eXcelon at eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts 01803;

    - by voting the shares represented by the proxy in person at the special meeting; or

    - by giving a later dated proxy at any time before the special meeting.

If your shares of eXcelon common stock are held in street name by a brokerage firm or bank, you must follow the directions provided by your broker to revoke your vote. Attendance at the special meeting will not, by itself, revoke a proxy.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 29)

    The parties are not obligated to complete the merger unless, among other things:

    - eXcelon's stockholders have approved the merger agreement and the merger;

    - the representations and warranties of the parties are true in all material respects or, if any are not true, they are not reasonably likely to have a material adverse effect (as defined in the merger agreement) on eXcelon or Progress Software, as applicable;

    - the parties have materially complied with their respective obligations under the merger agreement;

    - required governmental approvals and third party consents have been received;

    - there has been no material adverse effect on eXcelon; and

    - holders of no more than 5% of eXcelon's common stock have demanded and perfected their appraisal rights.

TERMINATION OF THE MERGER AGREEMENT (PAGE 31)

    The merger agreement may be terminated by the mutual written consent of the parties. In addition, either Progress Software or eXcelon may terminate the merger agreement if:

    - the merger has not been completed by January 31, 2003;

    - a governmental authority issues a final, non-appealable order or action restraining, enjoining or otherwise prohibiting the merger;

    - eXcelon's stockholders do not approve the merger agreement at the special meeting; or

    - subject to specified cure rights, at any time any of the representations and warranties of the other party become untrue or the other party breaches its covenants under the merger agreement such that the first party would not be obligated to complete the merger.

In addition, Progress Software can terminate the merger agreement if:

    - the eXcelon board of directors takes certain actions with regard to an alternative acquisition proposal, fails to take certain actions with regard to the merger and the special meeting, or breaches the option agreement; or

    - Progress Software has exercised its tender offer option (which expires upon the mailing of this proxy statement) and the eXcelon board of directors takes or fails to take certain actions related to the tender offer.

PAYMENT OF FEES UPON TERMINATION (PAGE 31)

    eXcelon must pay to Progress Software a termination fee in cash equal to $1,200,000 if:

    - Progress Software terminates the merger agreement in the event that:

       - the eXcelon board of directors takes certain actions with regard to an alternative acquisition proposal, fails to take certain actions with regard to the merger or the special meeting, or breaches the option agreement; or

       - Progress Software has exercised its tender offer option (which expires upon the mailing of this proxy statement) and the eXcelon board of directors takes or fails to take certain actions related to the tender offer.

    - another party makes, or expresses its intention to make, an acquisition proposal (as defined in the merger agreement), the merger agreement is subsequently terminated because eXcelon's stockholders do not approve the merger agreement and the other acquisition proposal is consummated within one year of such termination; or

    - Progress Software terminates the merger agreement due to an intentional breach by eXcelon of its representations, warranties, covenants or agreements in the merger agreement.

    If eXcelon terminates the merger agreement due to a breach by Progress Software of its representations, warranties, covenants or agreements, Progress Software must reimburse eXcelon for fees and expenses incurred by eXcelon in connection with the merger agreement up to an aggregate of $500,000.

WHAT HAPPENS IF EXCELON RECEIVES ANOTHER OFFER? (PAGE 27)

    The merger agreement provides that, subject to specified exceptions, eXcelon will not solicit or engage in any negotiations or discussions with, or provide any non-public information to, any person other than Progress Software that could lead to an acquisition proposal. eXcelon's board of directors may, however, (1) take and disclose a position with respect to any tender or exchange offer by a third party, or (2) furnish information to or enter into discussions with any person that makes an unsolicited bona fide written acquisition proposal, if the eXcelon board:

    - determines in good faith, based upon the advice of its financial advisor, that the alternative acquisition proposal would be more favorable, from a financial point of view, to eXcelon's stockholders than the merger;

    - determines in good faith, based upon the advice of its outside legal counsel, that pursuing the alternative acquisition proposal is necessary for the eXcelon board to comply with its fiduciary duties to eXcelon's stockholders; and

    - enters into a non-disclosure agreement with the party making the alternative acquisition proposal.

RECOMMENDATION OF THE EXCELON BOARD OF DIRECTORS (PAGE 14)

    The eXcelon board of directors has determined that the merger is advisable, fair to, and in the best interests of eXcelon and eXcelon's stockholders, has unanimously approved the merger agreement and the merger, and has recommended that eXcelon's stockholders approve the merger agreement and the merger. Information about the recommendation of eXcelon's board of directors is more fully set forth under "The Merger--Reasons for the Merger" beginning on page 14.

OPINION OF FINANCIAL ADVISOR TO EXCELON (PAGE 16)

    In deciding to approve and recommend the merger agreement, the eXcelon board of directors received and considered the oral opinion, later confirmed in writing, of SG Cowen that, as of October 18, 2002, based upon and subject to various considerations and assumptions set forth in the opinion, the consideration to be received by the eXcelon stockholders in the merger is fair to the stockholders from a financial point of view. The full text of the opinion of SG Cowen, which outlines the assumptions made, matters considered and limitations on the review undertaken with respect to its opinion, is attached as Appendix F and is incorporated by reference into this proxy statement. YOU ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

INTERESTS OF CERTAIN PERSONS (PAGE 34)

    eXcelon's directors and officers may have interests in the transaction that are different from, or in addition to, the interests of other eXcelon stockholders. eXcelon stockholders should be aware of these potential conflicts of interest. For example, some executive officers of eXcelon have employment agreements that generally provide for significant cash payments and a continuation of benefits in the event of termination after a change of control of eXcelon (the merger will constitute a change of control under the employment agreements). The merger agreement also provides for continuing indemnification of officers and directors of eXcelon after the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 22)

    The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $3.19 per share and your adjusted tax basis for the shares of eXcelon common stock you own immediately before the merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held your shares of common stock as a capital asset. Special tax rules will apply to amounts received upon the conversion of stock options and may apply to amounts received upon the exchange of common stock that was acquired under eXcelon's employee stock purchase plan. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

APPRAISAL RIGHTS (PAGE 42)

    You will be entitled to seek appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law. Under the merger agreement, Progress Software is not required to complete the merger if holders of 5% or more of eXcelon's common stock demand and perfect appraisal rights.

FINANCING FOR THE MERGER (PAGE 23)

    Progress Software estimates that approximately $26 million will be required to complete the merger and pay the related fees and expenses. Progress Software expects to fund this amount through cash on hand.

THE STOCKHOLDERS' AGREEMENTS (PAGE 32)

    Concurrently with entering into the merger agreement, some stockholders, including all the directors and some executive officers of eXcelon and the entities affiliated with InSight Capital Partners, have agreed to vote their eXcelon shares in favor of the merger. On the record date, these stockholders
owned (either beneficially or of record) approximately       % of the
outstanding eXcelon common stock.

THE OPTION AGREEMENT (PAGE 33)

    Concurrently with entering into the merger agreement, eXcelon and Progress Software entered into an option agreement under which eXcelon granted to Progress Software an irrevocable option to purchase 1,475,000 shares of eXcelon common stock representing approximately 19.9% of the outstanding shares of eXcelon common stock. The option becomes exercisable if and when Progress Software becomes entitled to receive the termination fee under the terms of the merger agreement. Progress Software's potential profit on the option granted under the option agreement is capped at $1,200,000, less the amount of any termination fee paid. The option expires on the first to occur of:

    - the closing of the merger;

    - written notice of termination of the option agreement by Progress
      Software;

    - termination of the merger agreement under circumstances where Progress Software would not be entitled to receive the termination fee; or

    - the date that is 12 months from the date of termination of the merger agreement.

PROXY SOLICITOR

    eXcelon has hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies in connection with the special meeting. If you have questions about the merger agreement or the transactions contemplated by the merger agreement, you should contact our proxy solicitor:

    Georgeson Shareholder Communications Inc.
    17 State Street
    New York, New York 10004
    Call toll-free: 1-866-423-4865

RECENT DEVELOPMENTS

    On October 4, 2002, the stockholders of eXcelon approved an amendment to eXcelon's certificate of incorporation to effect a one-for-eight reverse split of eXcelon's common stock. The one-for-eight reverse split became effective on Monday, October 7, 2002.

    On October 30, 2002, eXcelon announced revenues for the third quarter of 2002 of $8.0 million as compared to $11.1 million for the same period of 2001. Net loss for the third quarter (calculated in accordance with generally accepted accounting principles) was $8.4 million or $1.13 per share, as compared with a net loss of $8.6 million, or $2.09 per share, for the same period last year. For the quarter ended September 30, 2002, net loss includes restructuring and other charges of $3.7 million or $0.51 per share. Net loss exclusive of restructuring and other charges was $4.6 million or $0.62 per share. eXcelon's cash and investments as of September 30, 2002 were $15.7 million. Days sales outstanding for the third quarter were 70 days. The loss of $1.13 per share for the third quarter of 2002 exceeds the $0.76 to $1.02 per share range stated in eXcelon's October 7, 2002 press release, primarily as the result of an increase in sales tax liability resulting from a state tax audit and an increase in restructuring charges and other charges relating to recent legal settlement activity.

    eXcelon also announced plans to reduce headcount by up to 25% during the fourth quarter of 2002. eXcelon reduced its workforce by approximately 8% on October 18, 2002 and will continue to review its headcount needs during the quarter. The restructuring costs for the fourth quarter are estimated to be in the range of $300,000 to $900,000, or $0.04 to $0.12 per share.

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                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT THE MARKET PRICE OF EXCELON COMMON STOCK AS WELL AS EXCELON'S BUSINESS AND OPERATING RESULTS.

    If the merger is not completed for any reason, the price of eXcelon common stock may decline to the extent that the current market price of eXcelon common stock reflects positive market assumptions that the merger will be completed. eXcelon may also be subject to additional risks if the merger is not completed, including:

    - eXcelon will incur substantial costs related to the merger, such as legal, filing, financial advisory and financial printing fees, regardless of whether the merger is completed;

    - concern that eXcelon's financial condition may adversely affect eXcelon's ability to provide future product support and upgrades could discourage potential customers from seeking to license eXcelon's products;

    - concern over eXcelon's financial condition may adversely affect eXcelon's ability to attract and retain key management and other personnel; and

    - termination of the merger agreement in specified circumstances will require eXcelon to pay the termination fee of $1,200,000 and will trigger the exercisability of the options granted to Progress Software under the option agreement and the stockholders' agreements, which may discourage a third party from submitting a business combination proposal to eXcelon.

Completion of the merger is subject to various conditions, and we cannot assure you that the merger will be completed even if stockholder approval is obtained. The failure to consummate the merger, in combination with the factors listed above, continued downturn in technology spending, our operating losses and our declining cash and investments may adversely affect eXcelon, including its business, operating results and future prospects.

EXCELON MAY NEED TO SIGNIFICANTLY RESTRUCTURE ITS OPERATIONS IF THE MERGER IS NOT COMPLETED.

    If the merger is not completed, our revenues and available cash balance may not be sufficient for us to continue to operate for the next twelve months and we will need to significantly reduce our operating expenses or obtain additional capital. We cannot assure you that additional capital will be available on acceptable terms, or at all. If we elect to decrease expenses by reducing the number of our employees, this reduction may jeopardize our ability to compete effectively and could decrease the amount of revenues we are able to generate.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

    We make certain forward-looking statements in this proxy statement that are not historical facts but rather reflect current expectations regarding future results and events. When used in this proxy statement, the words "believes," "intends," "plans," "anticipates," "likely," "will" and similar words and expressions identify the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in the forward-looking statement. Some of these risks include changes in economic or market conditions, the ability of eXcelon and Progress Software to fulfill their obligations under the merger agreement, market demand for XML-based products, the risk that eXcelon's revenues will not grow rapidly enough to offset increased expenditures that we are incurring to develop and market eXcelon's new XML-based products, the fact that a significant portion of eXcelon's revenues to date have been derived from sales of eXcelon's Object

Design data management products, the market for which is stable or declining, the profitability of eXcelon's professional services contracts, eXcelon's ability to retain existing professional services clients and attract new clients, the possibility that eXcelon may be unable to keep pace with the rapid technological change and intense competition that characterize its markets, and other factors contained in our periodic reports and other filings made with the Securities and Exchange Commission (referred to as the "SEC").

    You should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to eXcelon or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly release the result of any revisions to any forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In September of 2001 eXcelon acquired C-bridge Internet Solutions, Inc., an Internet consulting and solutions provider, and throughout the fall of 2001 we were actively engaged in integrating C-bridge's business operations. General economic conditions and decreased technology spending following the C-bridge acquisition adversely impacted eXcelon's business and offset many of the benefits that resulted from the acquisition. As a result of the continued decline in demand for our products and services during late 2001 and early 2002, management implemented cost controls and revised its business strategy, and the eXcelon board actively reviewed strategic alternatives, including business restructuring, the sale of all or a portion of our business, and pursuit of various strategic relationships.

    Beginning in January 2002, eXcelon entertained informal discussions with a number of companies regarding strategic investments and transactions. While most of these discussions terminated in the preliminary phase, our discussions with three companies progressed to the point where the companies undertook a technical review of our products. Discussions with two of these companies terminated when no mutually satisfactory opportunity developed. The third company offered to acquire the source code to our Stylus product, subject to significant conditions and completion of a diligence investigation. After analysis and careful consideration, we declined to pursue the offer, based on our belief that we could attain a higher premium for our stockholders by selling eXcelon as a whole, rather than in piecemeal fashion.

    On February 26, 2002, Arthur J. Marks, a member of the Progress Software board of directors since 1987 and a former member of the eXcelon board of directors from 1990 to 2001, sent Lacey Brandt, Chief Financial Officer of eXcelon, an email inquiring if eXcelon would be interested in considering a business combination transaction. Ms. Brandt replied that eXcelon would be interested in considering such a transaction.

    On March 4, 2002, Richard D. Reidy, Senior Vice President, Products and Business Development for Progress Software, called Ms. Brandt to discuss the possibility of establishing a strategic partnership between the companies.

    On March 19, 2002, Joseph M. Bellini, our Chief Executive Officer, and Larry Alston, our Executive Vice President of Product Development, met with Joseph W. Alsop, Chief Executive Officer of Progress Software, Mr. Reidy and Peter Moloney, Director of Business Development for Progress Software. This meeting was initially scheduled to discuss the possibility of Progress Software licensing certain of eXcelon's products. At the meeting, however, Mr. Reidy communicated that Progress

Software was not interested in licensing any of eXcelon's technology, but might be interested in acquiring eXcelon or certain of eXcelon's technologies.
Mr. Bellini responded that eXcelon would be willing to discuss a potential acquisition, provided it was at a premium to our trading price on the Nasdaq National Market.

    On April 29, 2002, Mr. Reidy and Mr. Alston met for dinner and discussed strategic product synergies between the two companies. At this meeting, Mr. Reidy extended an invitation to eXcelon to participate in the June Progress Software Research & Development Forum on non-relational databases.

    On June 14, 2002, members of eXcelon's technical and marketing staff made a presentation regarding eXcelon's products to the Progress Software R&D Forum, which was attended by Mr. Alsop, Mr. Reidy and other officers and employees of Progress Software.

    On July 2, 2002, Mr. Bellini met with representatives from SG Cowen to discuss strategic alternatives. These discussions addressed general economic conditions, conditions in the data management solutions sector and eXcelon's results of operations and prospects.

    On July 3, 2002, at a regularly scheduled meeting of eXcelon's board of directors, representatives from SG Cowen conveyed their analysis of current economic and industry conditions, and eXcelon's recent results of operations and prospects. Addressing strategic alternatives, SG Cowen recommended that eXcelon consider pursuing a sale of the company to a third party.

    On July 17, 2002, Mr. Alsop contacted Robert N. Goldman, our Chairman, to communicate Progress Software's interest in discussing a potential acquisition of eXcelon by Progress Software.

    Between July 17, 2002 and August 6, 2002, Progress Software purchased 94,425 shares of eXcelon common stock (taking into account eXcelon's recent one-for-eight reverse stock split), or approximately 1.3% of our outstanding common stock, in open market purchases for an aggregate purchase price of approximately $316,756.

    On July 18, 2002, Mr. Goldman called Mr. Bellini to inform him of his discussion with Mr. Alsop, and Progress Software's interest in discussing a potential acquisition of eXcelon.

    On July 24, 2002, Mr. Bellini and Mr. Alsop had a dinner meeting to discuss eXcelon's potential interest in being acquired by Progress Software. At that time, Mr. Bellini and Mr. Alsop agreed to schedule a meeting with certain officers of both companies to better enable Progress Software and eXcelon to determine if there was a strategic basis for a potential business combination.

    On July 26, 2002, Mr. Bellini, Mr. Goldman and certain officers of eXcelon, including Ms. Brandt, Kenneth Rugg, Chief Technology Officer, Clifford B. Thompson, General Counsel, and Mr. Alston, met with Mr. Alsop and certain officers of Progress Software, including Mr. Reidy, Mr. Moloney, David Ireland, President of the Progress Company, a business unit of Progress Software, and Gregory J. O'Connor, President of Sonic Software Corporation, a subsidiary of Progress Software, to discuss potential synergies between eXcelon's and Progress Software's products and technologies.

    On August 6, 2002, Mr. Alsop attended a regularly scheduled meeting of our board of directors to convey Progress Software's interest in acquiring eXcelon and the synergies that Progress Software believed could be achieved by merging the companies. After discussion with Mr. Alsop, our board agreed to enter into a confidentiality agreement with Progress Software so that the two companies could exchange information, including technical information about eXcelon's products, as a precursor to the initiation of discussions regarding a potential acquisition. On August 6, 2002, Progress Software and eXcelon entered into a mutual confidentiality agreement and the two companies began sharing information about their respective operations in order to enable Progress Software to evaluate eXcelon's products and determine whether it wanted to make an offer to acquire eXcelon. A number of business and technical meetings were held over the ensuing weeks.

    Throughout 2002, including during Progress Software's diligence investigation and discussions with eXcelon, eXcelon's management continued to implement measures to address declining demand for eXcelon products and services and declining market and industry conditions.

    On August 20, 2002, Mr. Bellini and Mr. Alsop met to discuss the status of the on-going review of business and technical issues. At this time Progress Software indicated that based on its initial review, it believed that there were significant product level and technological synergies that warranted continued discussions. From August 20 through October 18, 2002, Mr. Bellini and Mr. Alsop engaged in an ongoing dialogue regarding eXcelon's technology, financial performance and the terms of the proposed merger.

    On August 28, 2002, Progress Software sent eXcelon a request for documents, materials and information required to conduct and complete its legal due diligence review of eXcelon. During the ensuing weeks, representatives of Progress Software and its outside legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (referred to as Mintz Levin), conducted their due diligence review of eXcelon.

    On August 30, 2002, Mr. Bellini updated the eXcelon board of directors by email on eXcelon's business performance, as well as the status of discussions with Progress Software.

    On September 12, 2002, Mr. Bellini and Mr. Alsop met again to discuss the status of the on-going review of business and technical issues, and a potential transaction. The parties concluded that Progress Software needed to complete additional technical diligence in order to finalize its valuation of eXcelon and its products.

    On September 24, 2002, Mr. Bellini advised eXcelon's board of directors by email as to eXcelon's business performance, as well as the status of Progress Software's investigation and the discussions relating to a possible transaction. Later that day, Mr. Bellini and Mr. Alsop met to discuss the general terms and structure of a proposed transaction including a proposed purchase price that would be based on historical financial performance, projected near-term revenue and available cash after payment of pre-closing projected and post-closing committed cash expenditures. Mr. Bellini and Mr. Alsop also discussed entering into a non-solicitation agreement under which eXcelon would agree not to solicit or discuss other acquisition offers while the potential acquisition by Progress Software was being negotiated.

    On September 25, 2002, Mr. Bellini emailed eXcelon's board of directors and advised them of the terms of the proposed acquisition transaction as conveyed by Progress Software on the prior day.

    On September 27, 2002, eXcelon's board of directors held a telephonic meeting to discuss the Progress Software proposal. At this meeting the board considered and evaluated the terms of the proposal and authorized management to continue discussions with Progress Software. The board also reviewed a proposed non-solicitation agreement between eXcelon and Progress Software, considered alternative approaches and authorized Mr. Bellini to execute and deliver on eXcelon's behalf the non-solicitation agreement which provided that until October 18, 2002, eXcelon would not solicit, discuss or negotiate other acquisition proposals.

    On September 30, 2002, Mr. Bellini informed eXcelon's board of directors by email that, based on preliminary estimates of eXcelon's results of operations for the quarter ended September 30, 2002, taking into account existing lease obligations and other contingent liabilities, the Progress Software proposal resulted in an estimated acquisition price of approximately $24 million. Later that day, as authorized by the eXcelon board, Mr. Bellini executed and delivered the non-solicitation agreement between eXcelon and Progress Software.

    On October 3, 2002, Progress Software circulated an initial draft of the merger agreement, as prepared by Mintz Levin, to eXcelon and eXcelon's outside legal counsel, Gibson, Dunn & Crutcher LLP.

    On October 4, 2002, at a scheduled meeting of eXcelon's board of directors, the board discussed the prospects for eXcelon in light of the continuing downturn in technology spending and the likelihood that eXcelon's operating expenses would continue to reduce its cash reserves. Mr. Bellini updated the board on the proposed terms of the Progress Software offer and the board authorized Mr. Bellini to continue negotiations with Progress Software. In addition, the board authorized Mr. Bellini to engage SG Cowen to act as financial advisor in connection with the proposed Progress Software acquisition, including rendering an opinion as to the fairness of the proposed acquisition, from a financial point of view, to eXcelon's stockholders. Later that day, Mr. Bellini executed an engagement letter with SG Cowen, the terms of which were consistent with the board's instructions.

    On October 8, 2002, Mr. Bellini and Mr. Alsop met to discuss the terms of the Progress Software acquisition proposal and issues raised by the draft agreement. Mr. Bellini subsequently reviewed the proposed terms of, and outstanding issues relating to, the proposed acquisition on a conference call with Mr. Goldman and Gerald B. Bay, a member of eXcelon's board, Mr. Thompson, Ms. Brandt, representatives of SG Cowen and representatives of Gibson, Dunn & Crutcher LLP. The board members considered the implications for eXcelon of entering into an agreement with Progress Software, including foregone opportunities, and expressed concern about Progress Software's commitment to a transaction and its ability to terminate the transaction as reflected in the draft agreement. Gibson, Dunn & Crutcher LLP was instructed to negotiate with Mintz Levin to address the board's concerns. Later that day, Mintz Levin circulated initial drafts of the option agreement and stockholder's agreement.

    From October 8, 2002 through October 18, 2002, the financial and legal advisors of eXcelon and the legal advisors of Progress Software had numerous discussions during which they negotiated the terms of the draft merger agreement, and the related option agreement and stockholder's agreement. Several revised versions of the transaction agreements were circulated by Mintz Levin and commented on by eXcelon and Gibson Dunn & Crutcher LLP during this time. After a series of discussions, Gibson, Dunn & Crutcher LLP and Mintz Levin agreed, on behalf of their respective clients, to certain changes to the draft merger agreement. During this time, Mr. Bellini and Mr. Alsop continued negotiations with respect to the proposed purchase price.

    On October 14, 2002, eXcelon's board of directors held a special meeting to discuss the terms of the draft merger agreement, option agreement and the potential benefits of the proposed acquisition by Progress Software.
Mr. Thompson, Ms. Brandt and representatives of Gibson, Dunn & Crutcher LLP and SG Cowen also attended the meeting. The board acknowledged their receipt and consideration of written materials prepared by Gibson, Dunn & Crutcher LLP summarizing the terms of the proposed acquisition and the board's legal obligations in connection with its consideration of the proposed acquisition. Mr. Bellini and representatives of SG Cowen then presented a summary of the deal structure and a preliminary valuation analysis. Mr. Bellini also discussed the principal terms of, and open items reflected in, the draft merger agreement and related option agreement and stockholder's agreement.

    From October 15, 2002 through October 18, 2002, Mr. Thompson, Ms. Brandt, Wayne Pastore, eXcelon's controller, and the financial and legal advisors of eXcelon and the legal advisors of Progress Software had numerous discussions regarding outstanding legal and financial diligence items.

    On October 16, 2002, Mr. Bellini updated eXcelon's board of directors by email on the progress that had been made in negotiating the terms of the merger agreement and related agreements, and informed the directors that negotiations were continuing.

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    On October 17, 2002, eXcelon's board of directors held a special meeting to review the status of the negotiations with Progress Software. Mr. Thompson, Ms. Brandt and representatives of Gibson, Dunn & Crutcher LLP and SG Cowen also attended the meeting. Mr. Bellini updated the directors as to the status of negotiations and the resolution of outstanding issues. Specifically, Mr. Bellini discussed Progress Software's refusal to increase the purchase price, as well as Progress Software's agreement to change certain terms of the merger agreement in order to: limit Progress Software's ability to terminate the agreement, reduce the size of the termination fee, and limit the situations in which the termination fee would be payable. A representative of SG Cowen discussed the fairness opinion that it expected to be able to deliver, and a representative of Gibson, Dunn & Crutcher LLP reviewed the terms of the merger agreement and related option agreement and stockholder's agreement. At this time the board authorized Mr. Bellini to execute and deliver an amendment to the non-solicitation agreement that extended the exclusivity period to October 25, 2002. Later that day, Mr. Bellini executed and delivered to Progress Software the amendment to the non-solicitation agreement.

    Also on October 17, 2002, Mr. Goldman was contacted by telephone by a representative of the company that had previously offered to acquire the source code to our Stylus product. This company inquired about our interest in a potential acquisition of eXcelon at a purchase price in the range of eXcelon's trading price on the Nasdaq National Market at that time. Mr. Goldman advised the representative that eXcelon was not willing to discuss the offer.
Mr. Goldman then notified Mr. Bellini of the call, and Mr. Bellini in turn notified Mr. Alsop.

    On October 18, 2002, eXcelon's board of directors held a special meeting to consider and act upon the proposed acquisition of eXcelon by Progress Software. Mr. Thompson, Ms. Brandt and representatives of Gibson, Dunn & Crutcher LLP and SG Cowen also attended the meeting. A representative of SG Cowen reviewed the transaction for the board and provided SG Cowen's oral opinion, which opinion was subsequently confirmed by delivery to the board of a written opinion dated October 18, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to eXcelon's stockholders. SG Cowen then outlined for the board the analysis underlying its opinion. Following a thorough discussion of the proposed acquisition, as well as the principal terms of the related option agreement and stockholder's agreement, the board of directors voted unanimously to authorize the merger agreement and the option agreement with Progress Software and to recommend that the eXcelon stockholders approve and adopt the merger agreement.

    On the evening of October 18, 2002, Mr. Alsop advised Mr. Bellini that the Progress Software board of directors had authorized Mr. Alsop to sign the merger agreement on behalf of Progress Software. Later that evening, eXcelon and Progress Software executed the merger agreement and the option agreement, and eXcelon delivered the stockholder's agreements, which had been previously executed by all of our directors, certain executive officers and the entities affiliated with InSight Capital Partners.

    On the morning of October 21, 2002, eXcelon and Progress Software issued a joint press release announcing the proposed acquisition and later that day Progress Software held a conference call to discuss the merger, in which Mr. Rugg and Mr. Alston of eXcelon participated.

REASONS FOR THE MERGER

    The eXcelon board of directors has determined that the acquisition of eXcelon by Progress Software is advisable, fair to and in the best interests of eXcelon and eXcelon's stockholders, has unanimously approved and adopted the merger agreement and the merger, and unanimously recommends that eXcelon stockholders vote "FOR" approval and adoption of the merger agreement and the merger. In making its recommendation to the stockholders with respect to the merger

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agreement and the merger, the eXcelon board of directors considered a number of factors, the most material of which were the following:

    - current market prices for our common stock, the fluctuation in historical trading prices of our common stock and the cash price of $3.19 per share to be paid in the merger, including the fact that this amount represents a premium of 65% over the average closing market price for our shares for the month (22 trading days) prior to October 18, 2002 (the last trading day before the merger was announced);

    - that the cash price of $3.19 per share to be paid in the merger is a fixed amount, not subject to any financing condition and that because eXcelon stockholders will receive cash instead of stock, they will not be subject to the risks associated with a decline in the trading price of shares to be exchanged, but also will not receive any future benefits of any increase in the price of Progress Software common stock or our common stock;

    - the immediate tax consequences of the merger to our stockholders;

    - the board's knowledge of our business, current and historical financial condition and results of operations, current business strategy, the nature of the markets in which we operate and our position in these markets, our future growth prospects on a stand-alone basis, the consolidation occurring in the industry and the risks and uncertainties associated with this consolidation and our ability to take advantage of acquisition opportunities given our size and capitalization;

    - evidence of continuing downturn in technology spending, including by telecommunications companies, our primary customer base;

    - the continuing trend of quarterly declines in revenue from three of our four primary lines of business, royalties from our Object Store licenses, maintenance contracts and consulting, and flat growth in our XML line of business;

    - the continuing reduction in our available operating capital as a result of ongoing operational losses;

    - continued headcount reductions having a lessening impact on overall expense reduction due to fixed overhead being spread over fewer and fewer employees;

    - the possible reluctance of prospective customers to license our products because of our declining operating capital, historical operating losses and concern regarding our ability to provide ongoing support and product upgrades;

    - the need to, and our ability to, restructure our cost structure in the absence of a business combination transaction;

    - other possible alternatives to the merger, the value to the stockholders of these alternatives and the timing and likelihood of achieving superior value from these alternatives, as well as the possibility that equally suitable partners for an acquisition or a business combination transaction would be available;

    - the discussions that took place with other companies that expressed interest in a possible merger or similar transaction with us, or a sale of all or a portion of our assets;

    - our long-term ability to continue as a going concern on a stand-alone basis;

    - the analysis and financial presentations to the board in connection with the board's consideration of the merger transactions, including the oral opinion of SG Cowen delivered to the board at its October 18, 2002 meeting, and subsequently confirmed in writing, that, as of October 18, 2002, the consideration to be received by the eXcelon stockholders was fair, from a financial point of view, to eXcelon stockholders (in considering SG Cowen's fairness opinion, the board took into account the fact that eXcelon had agreed to pay SG Cowen certain fees for its services);

    - the likelihood that the proposed merger would be completed in light of the reputation and financial condition of Progress Software;

    - discussions with representatives of our senior management, independent accountants and financial and legal advisors regarding the business, accounting, financial and legal aspects, and the terms and conditions, of the merger and various other transactions considered;

    - the potential synergies between our products and those of Progress Software, the ability of Progress Software to support and continue development of our products and to expand the customer base for our products;

    - the impact of the merger on our customers and employees;

    - our ability to respond to, and to accept, an unsolicited offer that is superior to the merger, if failing to do so would breach the board's fiduciary responsibilities to our stockholders imposed by law, and the extent to which our ability is restricted by provisions in the merger agreement limiting our ability to solicit and respond to proposals by third parties and requiring us to pay a termination fee of $1,200,000 under certain circumstances;

    - the interests that eXcelon's directors and officers may have with respect to the merger in addition to their interests as stockholders;

    - the other terms of the merger agreement, including the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations;

    - the terms and conditions of the stockholders' agreements under which stockholders owning approximately % of the shares outstanding as of the record date agreed to vote their shares of eXcelon common stock in favor of the proposal to approve and adopt the merger agreement; and

    - the terms and conditions of the option agreement under which eXcelon granted to Progress Software an irrevocable option to purchase shares of eXcelon common stock representing approximately 19.9% of the outstanding shares of eXcelon common stock.

    The foregoing discussion of factors considered by the eXcelon board is not meant to be exhaustive, but includes the material factors considered by the eXcelon board in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders vote their eXcelon shares in favor of the merger. The eXcelon board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made their respective determinations based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors. After weighing all these considerations, the eXcelon board has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of eXcelon and its stockholders and unanimously recommends that eXcelon stockholders vote their shares in favor of approval and adoption of the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO EXCELON

    Pursuant to an engagement letter dated October 4, 2002, eXcelon retained SG Cowen Securities Corporation to act as financial advisor to eXcelon in connection with the merger, and render an opinion to the board of directors of eXcelon as to the fairness, from a financial point of view, to the holders of eXcelon common stock, of the consideration to be received in the merger.

    On October 18, 2002, SG Cowen delivered its written analyses and its oral opinion to the eXcelon board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of October 18, 2002 the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of eXcelon.

    THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED OCTOBER 18, 2002, IS ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT AND IS INCORPORATED BY REFERENCE. HOLDERS OF EXCELON COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE EXCELON BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE CONSIDERATION TO BE RECEIVED IN THE MERGER WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN EXCELON AND PROGRESS SOFTWARE AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

    - a draft of the merger agreement dated October 16, 2002;

    - certain publicly available financial and other information for eXcelon, and certain other relevant financial and operating data furnished to SG Cowen by eXcelon management;

    - certain publicly available financial and other information for Progress Software;

    - certain internal financial analyses, financial forecasts, reports and other information concerning eXcelon prepared by the management of eXcelon;

    - discussions SG Cowen had with certain members of the management of eXcelon concerning the historical and current business operations, financial conditions and prospects of eXcelon and such other matters SG Cowen deemed relevant;

    - certain operating results, the reported price and trading histories of the shares of the common stock of eXcelon and operating results, the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

    - certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant; and

    - such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with eXcelon's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by eXcelon or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of eXcelon. SG Cowen further relied upon the assurance of management of eXcelon that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with eXcelon's consent, assumed that the financial forecasts provided to SG Cowen were reasonably prepared by the management of eXcelon, and reflected the best currently available estimates and good faith judgments of such management as to the future performance of eXcelon. Management of eXcelon confirmed to SG Cowen, and SG Cowen assumed, with eXcelon's consent, that the financial forecasts utilized in SG Cowen's analyses with respect to eXcelon provided a reasonable basis for its opinion.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of eXcelon, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to eXcelon, SG Cowen assumed with eXcelon's consent that there were no legal issues with regard to eXcelon or Progress Software that would affect SG Cowen's opinion, and SG Cowen has relied on this assumption without undertaking any independent investigation or inquiry. SG Cowen expresses no opinion with respect to such legal matters. SG Cowen's services to eXcelon in connection with the merger were comprised of acting as financial advisor to eXcelon in connection with the merger and rendering an opinion from a financial point of view of the consideration to be received in the merger. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, while management of eXcelon informed SG Cowen that eXcelon received other inquiries for potential business combination transactions involving eXcelon and/or its assets, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for eXcelon or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to eXcelon.

    In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver of such conditions. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the merger. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the eXcelon board to approve, or eXcelon's decision to consummate, the merger.

    The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of eXcelon the assumptions on which such analyses were based and other factors, including the historical and projected financial results of eXcelon. No limitations were imposed by the eXcelon board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the trading prices one trading day, four trading days and four weeks prior to the announcement date of 102 sale transactions announced in 2001 and 52 sale transactions announced in 2002 in the technology industry (the "Technology Transactions") which included 30 sale transactions announced in 2001 and 19 sale transactions announced in 2002 in the software industry (the "Software Transactions").

    The following table presents the premium of the offer prices over the trading prices one trading day, four trading days and four weeks prior to the announcement date for the Technology Transactions and the Software Transactions, and the premiums implied for eXcelon, based on the consideration to be received in the merger pursuant to the merger agreement.

                                           TECHNOLOGY             SOFTWARE
                                          TRANSACTIONS          TRANSACTIONS
                                       -------------------   -------------------   EXCELON
                                         2001     2002 YTD     2001     2002 YTD   PREMIUM
                                       --------   --------   --------   --------   --------
Median Premiums Paid to Stock Price:
One day prior to announcement........     37%        30%        51%        57%        32%
Four days prior to announcement......     45%        38%        63%        66%       107%
Four weeks prior to announcement.....     57%        34%        67%        71%        38%

    ANALYSIS OF SELECTED TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of ten transactions involving the acquisition of companies in the software industry, which were announced since October 2000. These transactions were (listed as acquiror/target):

    - Borland Software Corp. / Starbase Corp.;

    - Open Text Corporation / Centrinity, Inc.;

    - Gaec Computer Corporation Limited / Extensity, Inc.;

    - Novell, Inc. / SilverStream Software, Inc.;

    - Openwave Systems Inc. / SignalSoft Corporation;

    - Allen Systems Group, Inc. / Landmark Systems Corporation;

    - International Business Machines Corporation / CrossWorlds Software, Inc.;

    - divine, inc. / Eprise Corporation;

    - Chordiant Software, Inc. / Prime Response, Inc.; and

    - Telelogic AB / Continuus Software Corp.

    SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Software Transactions as a multiple of latest reported twelve month ("LTM") revenue, latest quarter of revenue annualized ("LQA") revenue and next twelve months ("NTM") of projected revenue, and also examined the premium of the offer price over the trading prices one trading day, four trading days and four weeks prior to announcement date.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenue, LQA revenue and NTM revenue and the premium of the offer price over the trading prices one trading day, four trading days and four weeks prior to announcement date.

                                                    SOFTWARE TRANSACTIONS
                                          -----------------------------------------   IMPLIED FOR
                                            LOW        MEAN      MEDIAN      HIGH       EXCELON
                                          --------   --------   --------   --------   -----------
Enterprise Value as a ratio of:
  LTM Revenue...........................     NM        0.73x      0.58x      1.56x       0.20x
  LQA Revenue...........................     NM        0.79x      0.66x      2.12x       0.26x
  NTM Revenue...........................     NM        0.46x      0.41x      0.92x       0.28x
Premiums paid to stock price:
  One day prior.........................     20%         98%        83%       244%         32%
  Four days prior.......................     18%        116%        99%       262%        107%
  Four weeks prior......................    (12)%        98%        91%       232%         38%

    Although the above transactions were used for comparison purposes, none of those transactions is directly comparable to the eXcelon/Progress Software merger, and none of the companies in those transactions is directly comparable to eXcelon. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or eXcelon to which they are being compared.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for eXcelon to the corresponding financial data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of eXcelon. These companies were:

    - Progress Software Corporation;

    - Novell, Inc.;

    - Pervasive Software Inc.;

    - Versant Corporation;

    - Merant, PLC;

    - NEON Systems, Inc.;

    - Mercator Software, Inc.;

    - Rogue Wave Software, Inc.; and

    - Versata, Inc.

    The data and ratios included the Enterprise Value of the Selected Companies as multiples of LQA revenue, LTM revenue, calendar year 2002 estimated ("CY02E") revenue and calendar year 2003 estimated ("CY03E") revenue as available from research analyst reports for the Selected Companies. SG Cowen also examined the ratios of the current share prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated 2002 calendar year EPS and estimated 2003 calendar year EPS (in each case, as available from research analyst reports) for the Selected Companies.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LQA revenue, LTM revenue, CY02E revenue and CY03E revenue, and the ratio of equity value to LTM earnings, CY02E earnings and CY03E earnings.

                                                                                  MULTIPLE IMPLIED
                                             SELECTED COMPANY MULTIPLES           BY CONSIDERATION
                                      -----------------------------------------   TO BE PAID IN THE
                                        LOW        MEAN      MEDIAN      HIGH        TRANSACTION
                                      --------   --------   --------   --------   -----------------
Enterprise Value as a ratio of:
  LQA Revenue.......................  NM           0.26x      0.20x      0.95x          0.26x
  LTM Revenue.......................  NM           0.26x      0.17x      0.98x          0.20x
  CY02E Revenue.....................  NM           0.36x      0.32x      0.97x          0.22x
  CY03E Revenue.....................  NM           0.41x      0.36x      0.91x          0.30x
Equity Value as a ratio of:
  LTM Earnings......................  NM              4x        NM         25x            NM
  CY02E Earnings....................  NM             14x         5x        53x            NM
  CY03E Earnings....................  NM             23x        14x        74x            NM

    Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to eXcelon. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or eXcelon to which they are being compared.

    HISTORICAL STOCK TRADING ANALYSIS. SG Cowen analyzed the closing prices of eXcelon common stock over various periods ending October 18, 2002. The table below sets forth stock prices for certain of those periods and the premium implied by the offer price in the merger to the historical stock price.

                                                                   PREMIUM IMPLIED
                                                     STOCK PRICE   BY OFFER PRICE
                                                     -----------   ---------------
Latest two months average..........................     $2.46             30%
Latest one month average...........................     $1.93             65%
One week prior.....................................     $1.50            113%
Four days prior....................................     $1.54            107%
Current as of October 18, 2002.....................     $2.41             32%
Offer price per share for eXcelon..................     $3.19             --

    SG Cowen noted that for the twelve month period ended October 18, 2002 the high and low per share prices for shares of eXcelon were $12.80 and $1.29.

    SG Cowen did not perform a discounted cash flow analysis for eXcelon because eXcelon management informed SG Cowen that, because of the nature of eXcelon's business, it was not possible to accurately predict eXcelon's future cash flow.

    The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the eXcelon board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of eXcelon. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of eXcelon, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the eXcelon board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the eXcelon board to render an opinion to the eXcelon board based on SG Cowen's expertise and familiarity with eXcelon and its business. SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen previously has provided financial advisory services to eXcelon, and is familiar with, and knowledgeable about, the company and its business operations.

    In the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of eXcelon and Progress Software for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to eXcelon and Progress Software, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in 2001, SG Cowen acted as financial advisor to eXcelon in its merger with C-bridge Internet Solutions, Inc., for which it received a fee of $1,750,000.

    Pursuant to the SG Cowen engagement letter, eXcelon has agreed to pay a fee to SG Cowen for rendering its opinion. Additionally, eXcelon has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen were negotiated at arm's length between eXcelon and SG Cowen, and the eXcelon board approved the arrangement.

REGULATORY APPROVALS

    eXcelon is not aware of any governmental approvals or actions that may be required for completion of the merger. Should any approval or action be required, eXcelon intends to seek the required approval or take the required action.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizing certain U.S. federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (referred to as the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this proxy statement. This discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be applicable to you or to holders of eXcelon common stock who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, broker-dealers, insurance companies, holders who hold their stock as part of a hedge, straddle or conversion transaction, or holders who acquired their stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the merger under applicable state, local, foreign or other laws. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

    The receipt of cash consideration in exchange for shares of eXcelon common stock in the merger or upon exercise of appraisal rights should generally result in the recognition by the stockholder of gain or loss measured by the difference between the stockholder's basis in the shares and the amount of cash received. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long-term gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for less than one year, any gain or loss generally will be taxed as a short-term capital gain or loss.

    The above tax consequences generally will not apply to amounts received upon the conversion of stock options and may not apply to amounts received upon the exchange of common stock that was acquired under eXcelon's employee stock purchase plan. Special tax rules may require, among other things, that the income recognized pursuant to such transactions will be compensation income rather than capital gains. The compensation income generally will be taxable at ordinary income rates. Accordingly, you should review the offering materials associated with eXcelon's stock purchase plan for more information and you should consult your own tax advisor as to the tax consequences associated with the conversion of options and the exchange of common stock purchased under the employee stock purchase plan.

ACCOUNTING MATTERS

    eXcelon believes that the merger will be accounted for by Progress Software using the purchase method of accounting in accordance with generally accepted accounting principles.

EFFECTS OF THE MERGER

    After the merger becomes effective, eXcelon stockholders will cease to have ownership interests in eXcelon or rights as eXcelon stockholders and will not participate in eXcelon's future earnings, losses or growth.

    As a result of the merger, eXcelon will become a wholly owned subsidiary of Progress Software and Progress Software will have complete control over the management and conduct of eXcelon's business. After the merger, there will be no public market for eXcelon common stock, eXcelon common stock will not be listed on The Nasdaq National Market and price quotations with respect to sales of shares of eXcelon common stock in the public market will no longer be available. In addition, after the effective time of the merger, eXcelon will no longer be required to file periodic reports with the SEC.

FINANCING FOR THE MERGER

    Progress Software estimates that approximately $26 million will be required to complete the merger and pay the related fees and expenses. Progress Software's obligations to complete the merger are not subject to any conditions relating to financing. Progress Software expects to fund the merger and related expenses through cash on hand.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY.

THE MERGER

    When the merger occurs, Chopin Merger Sub, a wholly owned subsidiary of Progress Software will merge with and into eXcelon, the separate corporate existence of Chopin Merger Sub will cease and eXcelon will survive and continue to exist as a Delaware corporation and wholly owned subsidiary of Progress Software. We refer to the company that survives the merger as the surviving corporation.

    The completion of the merger is conditioned on:

    - approval of the merger by eXcelon's stockholders; and

    - satisfaction or valid waiver of the other conditions described below under "--Conditions to Completion of the Merger."

EFFECTIVE TIME OF THE MERGER

    The merger will become effective at the time of filing of a certificate of merger, or at a later time specified in the certificate of merger, in accordance with Delaware law.

MERGER CONSIDERATION

    At the effective time of the merger, each share of eXcelon common stock will be converted automatically into the right to receive $3.19 in cash, without interest, except that:

    - each share of eXcelon common stock held by eXcelon, Progress Software or any of their wholly owned subsidiaries will be canceled without any payment; and

    - each share of eXcelon common stock held by stockholders who properly perfect their appraisal rights under Delaware law will be entitled to an appraisal by the Delaware Court of Chancery to determine the "fair value" of those shares in accordance with Delaware law, exclusive of any element of value arising from the expectation or accomplishment of the merger.

TREATMENT OF EXCELON OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

    All options to purchase shares of eXcelon common stock outstanding immediately prior to the effective time of the merger with an exercise price of less than $3.19 per share will be canceled at the effective time of the merger in exchange for a payment (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of eXcelon common stock subject to the stock option and (2) the excess of $3.19 over the exercise price per share of eXcelon common stock subject to the stock option, payable in cash immediately following the merger. All other outstanding options to purchase eXcelon common stock will be canceled at the effective time of the merger without any payment.

    The merger agreement requires eXcelon to take action under the terms of its 1996 Employee Stock Purchase Plan (referred to as the ESPP) to provide that:

    - the offering under the ESPP as of the date of the merger agreement was terminated on October 31, 2002;

    - no offering under the ESPP will commence after the date of the merger agreement unless the merger agreement is terminated;

    - there are no rights to acquire eXcelon common stock outstanding under the ESPP on or after November 1, 2002; and

    - contingent upon the consummation of the merger, the ESPP will be terminated.

    Except as provided above, any option, plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of eXcelon or any subsidiary will terminate upon the merger, without any payment or other consideration, and following the merger, no holder of an eXcelon stock option nor any participant in any such plan, program or arrangement will have any right to acquire capital securities of the surviving corporation or of Progress Software.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the merger. Among others, eXcelon makes representations and warranties to Progress Software regarding:

    - organization and qualification to do business;

    - subsidiaries;

    - capital structure;

    - corporate authority to enter into the merger agreement;

    - board approval and required stockholder vote;

    - SEC filings and financial statements;

    - absence of certain changes or events since June 30, 2002;

    - material contracts and permits;

    - absence of litigation;

    - employee and labor matters and benefit plans;

    - properties and assets;

    - tax matters;

    - environmental matters;

    - intellectual property;

    - the opinion of SG Cowen;

    - brokers; and

    - interested party transactions.

    Among others, Progress Software makes representations and warranties to eXcelon regarding:

    - organization and qualification to do business;

    - corporate authority to enter into the merger agreement;

    - operations of Chopin Merger Sub;

    - financing;

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
    - brokers; and

    - absence of relationship as an "interested stockholder."

    All representations and warranties of each party expire at the effective time of the merger.

CONDUCT OF BUSINESS OF EXCELON

    The merger agreement provides that, prior to the effective time of the merger, unless Progress Software consents otherwise in writing, eXcelon will conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously provided to Progress Software, and will use reasonable best efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect its material contracts and preserve its relationships, customers, licensees, suppliers and other persons with which it has business relations. Subject to specified exceptions, the merger agreement also provides that, until the effective time, eXcelon may not, without the consent of Progress Software:

    - amend its certificate of incorporation or bylaws;

    - issue or sell stock, options or other securities (except that eXcelon may issue shares under outstanding stock options or the ESPP);

    - redeem or acquire any of its capital stock or any interest in or securities of any of its subsidiaries;

    - sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business and not material in amount, either individually or in the aggregate;

    - change its capital stock or take actions relating to dividends and other distributions;

    - sell, transfer, lease or otherwise dispose of or encumber any intellectual property rights, or materially amend or modify any existing agreements with respect to any intellectual property rights (except for specified exceptions consistent with past practice);

    - acquire any other entity or division of another entity;

    - incur debt or make any loans or enter into any financial commitments, except in the ordinary course of business and as otherwise permitted under existing loan agreements;

    - authorize or make any new capital expenditures individually in excess of $25,000 or in the aggregate in excess of $100,000;

    - enter into or amend any employee benefit plans or other employment, consulting, severance and compensation arrangements, or increase compensation or fringe benefits;

    - change its accounting policies or procedures;

    - create or assume any liens, other than permitted liens on any material properties or assets;

    - modify or enter into any material contract or lease of real property, other than in the ordinary course of business;

    - enter into any agreement that restricts its ability to assign its rights or obligations under such agreement;

    - amend or enter into any agreement that grants exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

    - enter into any agreement with a term of greater than one year or which can reasonably be expected to result in payment obligations in excess of $25,000;

    - make any material tax election or settle any material tax liability;

    - discharge or settle any material litigation or waive or assign related rights, other than in the ordinary course of business and that involve the payment of amounts not in excess of $20,000 individually or $100,000 in the aggregate, do not impose any restriction on the conduct of business and do not include admissions of wrongdoing;

    - accelerate or amend the terms of options;

    - fail to maintain current insurance policies or permit any insurance policy to lapse without a reasonable replacement;

    - fail to make expenditures, to the extent budgeted or consistent with past practices, necessary to improve the conditions of its properties, facilities and equipment;

    - take any action or fail to take any reasonable action which could reasonably be expected to result in either (1) any of the representations and warranties in the merger agreement becoming untrue in any material respect or (2) any of the conditions to the closing in the merger agreement not being satisfied as of the closing; and

    - authorize, recommend, propose or enter into agreements or commitments to do any of the foregoing.

NO SOLICITATION

    eXcelon has agreed that it will not, directly or indirectly, through any representative or agent, solicit, initiate or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any non-public information to, or have any discussions with, any person other than Progress Software that constitute, or could reasonably be expected to lead to, or agree to, approve or recommend, an acquisition proposal.

    An acquisition proposal is defined in the merger agreement as a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock consisting of at least 20% of the then currently outstanding shares (including, without limitation, pursuant to a tender offer) or similar transaction or series of transactions. Despite this restriction, eXcelon's board of directors may take and disclose a position with respect to any tender or exchange offer by a third party and may furnish information to, or enter into discussions with, any person that makes an unsolicited bona fide written acquisition proposal, or recommend such an unsolicited bona fide written acquisition proposal to the eXcelon stockholders, if the eXcelon board:

    (a) determines in good faith, based upon the advice of its financial advisor, that such acquisition proposal would, if consummated, be more favorable, from a financial point of view, to eXcelon's stockholders than the merger with Progress Software (any such more favorable acquisition proposal is referred to as a superior proposal);

    (b) determines in good faith, based upon the advice of its outside legal counsel that such action is necessary for eXcelon to comply with its fiduciary duties to its stockholders under applicable law; and

    (c) before furnishing non-public information to or entering into discussions with such person, enters into a non-disclosure agreement with such person.

    eXcelon agreed to notify Progress Software as soon as practicable, and in any event within 24 hours, after receipt, or after learning of receipt by its advisors, of any acquisition proposal or any request for non-public information in connection with an acquisition proposal or for access to its properties, books or records by any person that informs eXcelon that it is considering making, or has made, an acquisition proposal, including the identity of the offeror and the terms of the proposal. eXcelon also agreed to notify Progress Software of any discussions with a person who has made an acquisition proposal within 24 hours of the discussions and disclose the substance of the discussions in reasonable detail.

TENDER OFFER OPTION

    As an alternative to obtaining eXcelon stockholder approval of the merger, Progress Software could have commenced a tender offer to purchase all outstanding shares of eXcelon common stock at $3.19 per share. Under the merger agreement, eXcelon would have been required to cooperate with, and to recommend, such a tender offer. The tender offer-related provisions of the merger agreement expired when this proxy statement was first mailed to stockholders.

ADDITIONAL COVENANTS

    eXcelon agreed, among other things and subject to specified exceptions:

    - to hold a special meeting of its stockholders to approve the merger agreement;

    - to provide Progress Software and its representatives with reasonable access to information and employees;

    - not to issue any press release or other public announcement with respect to the merger without the consent of Progress Software; and

    - to execute, deliver and perform the option agreement.

    Progress Software agreed, among other things and subject to specified exceptions:

    - to furnish all information concerning it and Chopin Merger Sub required to be included in this proxy statement;

    - to vote any eXcelon shares beneficially owned by it, or with respect to which it has voting power, in favor of the merger agreement and the merger at the special meeting; and

    - to assume all existing obligations for directors and officers indemnification and that these rights will continue after the merger in accordance with their terms, and it will purchase a five-year extended reporting period endorsement under eXcelon's existing directors' and officers' liability insurance policy, or a substantially similar policy, provided that Progress Software will not be required to expend in excess of $1,000,000 in the aggregate for payment of the premiums for this insurance.

    eXcelon and Progress Software agreed, among other things:

    - to use reasonable best efforts to take all actions necessary to effect the merger;

    - to give each other prompt notice of the occurrence or non-occurrence of any event which could reasonably be expected to result in a material breach of any covenant, condition, representation or warranty contained in the merger agreement; and

    - to give each other prompt notice of: (1) any notice from any person alleging that their consent is required in connection with the merger;
      (2) any notice from any governmental authority in connection with the merger; (3) any litigation, relating to or involving eXcelon or Progress Software that relates to the merger; (4) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a material contract of eXcelon; and (5) any change that would be reasonably likely to result in a material adverse effect to the party required to give notice or is likely to materially impair that party's ability to complete the merger.

CONDITIONS TO COMPLETION OF THE MERGER

    The obligation of each of the parties to complete the merger is conditioned upon the satisfaction or waiver of the following conditions:

    - approval of the merger and merger agreement by eXcelon's stockholders; and

    - the absence of injunctions or other legal restraints preventing the merger.

    The obligation of Progress Software to complete the merger is conditioned upon the satisfaction or waiver of the following additional conditions:

    - eXcelon's representations and warranties qualified as to materiality shall be true and all of eXcelon's other representations and warranties shall be true in all material respects as of the date of the merger agreement and as of completion of the merger, except for any representations and warranties that speak as of a specific date, which are true as of that date, and except for any breaches which, considered in the aggregate, would not reasonably be expected to have a material adverse effect on eXcelon;

    - eXcelon shall comply in all material respects with all of its agreements and covenants in the merger agreement;

    - Progress Software shall receive all required approvals and consents from governmental authorities or third parties, except where the failure to receive such approvals and consents could not reasonably be expected to result in a material adverse effect on eXcelon;

    - from the date of the merger agreement, no event which, alone or together with any one or more other events shall occur which could reasonably be expected to result in a material adverse effect on eXcelon;

    - Progress Software shall receive written resignations from all of the directors of eXcelon and its subsidiaries effective as of the merger; and

    - holders of no more than 5% of eXcelon's common stock shall demand and perfect their appraisal rights.

    The obligation of eXcelon to complete the merger is conditioned upon the satisfaction or waiver of the following additional conditions:

    - Progress Software's representations and warranties qualified as to materiality shall be true and all of Progress Software's other representations and warranties shall be true in all material respects as of the date of the merger agreement and as of completion of the merger, except for any representations and warranties that speak as of a specific date, which are true as of that date, and except for any breaches which would not reasonably be expected to have a material adverse effect on Progress Software;

    - Progress Software and Chopin Merger Sub shall comply in all material respects with all of their agreements and covenants in the merger agreement, except for any failure to comply which would not reasonably be expected to have a material adverse effect on Progress Software; and

    - eXcelon shall receive all required approvals and consents from governmental authorities or third parties, except where the failure to receive such approvals and consents could not reasonably be expected to result in a material adverse effect on Progress Software.

    A "material adverse effect" on eXcelon is defined in the merger agreement to mean any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of eXcelon and its subsidiaries, taken as a whole, including without limitation:

    - litigation not otherwise disclosed to Progress Software as of the date of the merger agreement (or if so disclosed, modified by amendment or otherwise to include additional claims against eXcelon) that is reasonably likely to be determined adversely to eXcelon, and if determined adversely to eXcelon, (A) if money damages are sought, would, in the aggregate, result in liability to eXcelon in excess of $1,000,000 (exclusive of any amounts that would be covered and payable under any insurance policy) or
      (B) if equitable relief is sought, which would prohibit or otherwise materially impair eXcelon from conducting its business in the manner presently conducted;

    - eXcelon's failure to disclose obligations, whether written or oral, due third parties, including customers, including liabilities under maintenance, consulting, and other service agreements with customers and other third parties, in excess, in the aggregate, of $500,000;

    - eXcelon's failure to disclose proprietary rights of third parties which may materially impair eXcelon's material intellectual property rights or may require eXcelon to pay fees or other damages to third parties in excess, in the aggregate, of $500,000, including without limitation, the undisclosed incorporation of third party software proprietary rights, directly or indirectly, as components of eXcelon's software products and services;

    - eXcelon's failure to disclose payments or loans, in cash or in kind, made, or to be made, to any of its officers or directors in excess of $50,000, other than in accordance with its customary compensation and cost reimbursement practices;

    - eXcelon's failure to achieve total revenues for the third quarter ended September 30, 2002 of at least $7,850,000; or

    - the determination that eXcelon's accounts receivable, net of established reserves, are not collectible, in the aggregate, in an amount in excess of $500,000.

    A material adverse effect on eXcelon specifically excludes:

    - any other changes, events or effects that are attributable to conditions resulting from the announcement of the merger agreement and the pendency of the merger;

    - any effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which eXcelon operates or (B) changes in general economic, market or political conditions which, in the case of (A) or (B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, eXcelon; provided, that any reduction in the market price or trading volume of eXcelon's publicly traded common stock shall not be deemed to constitute a material adverse effect;

    - the delisting of eXcelon's common stock from The Nasdaq National Market;
      and

    - the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the merger.

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
TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

    The merger agreement may be terminated by the mutual written consent of the parties. In addition, either Progress Software or eXcelon may terminate the merger agreement if:

    - the merger has not been consummated by January 31, 2003 (provided that the terminating party's failure to fulfill any material obligation under the merger agreement is not the cause);

    - a governmental authority issues an order, which is final and non-appealable and restrains, enjoins or otherwise prohibits the merger;

    - the requisite vote of eXcelon's stockholders is not obtained at the special meeting (or any adjournment or postponement of the special meeting); or

    - at any time any of the representations and warranties of the other party become untrue or inaccurate or the other party breaches its covenants or agreements such that the conditions to closing would not be met and, in each case, the breach (if curable) has not been cured within 20 days after notice of the breach to the breaching party (provided that the first party is not in material breach of its obligations).

    In addition, Progress Software may terminate the merger agreement if the eXcelon board of directors:

    (a) approves or recommends any acquisition proposal other than the merger;

    (b) fails to present and recommend the approval and adoption of the merger agreement and the merger to the eXcelon stockholders;

    (c) fails to mail the proxy statement to the stockholders within a reasonable period of time after it is available for mailing or fails to include in the proxy statement the board's recommendation to approve and adopt the merger agreement;

    (d) upon a request by Progress Software to publicly reaffirm the approval and recommendation of the merger, fails to do so within two business days after such request is made;

    (e) enters into any agreement related to any acquisition proposal other than the merger;

    (f) breaches its obligations in the merger agreement not to solicit other acquisition proposals;

    (g) breaches the option agreement; or

    (h) resolves or announces its intention to do any of the foregoing.

    eXcelon must pay to Progress Software a termination fee in cash equal to $1,200,000 if:

    - Progress Software terminates the merger agreement in accordance with clauses (a) through (h) above;

    - (1) if another party makes, or expresses its intention to make, an acquisition proposal; (2) the merger agreement is subsequently terminated because eXcelon's stockholders do not approve the merger agreement and
      (3) the other acquisition proposal is completed within one year of termination of the merger agreement; or

    - Progress Software terminates the merger agreement due to eXcelon's intentional breach of its representations, warranties, covenants or agreements in the merger agreement.

FEES AND EXPENSES

    Except for the termination fee, and as described in the following sentence, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, whether or not the merger is consummated. However, if eXcelon terminates the merger agreement due to a breach by Progress Software of its representations, warranties, covenants or agreements as described above, then Progress Software must reimburse eXcelon for fees and expenses eXcelon incurred in connection with the merger, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other representatives, up to an aggregate of $500,000.

AMENDMENT AND WAIVER

    Progress Software, Chopin Merger Sub and eXcelon may amend the merger agreement at any time prior to the effective time of the merger by an instrument in writing signed by all parties., However, after the eXcelon stockholders approve the merger agreement, no amendment may be made that would reduce the merger consideration.

    At any time prior to the merger, any party may:

    - extend the time for the performance of any of the obligations or other acts required under the merger agreement;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

    Any extension or waiver must be in writing signed by the party to be bound by the extension or waiver.

                          THE STOCKHOLDERS' AGREEMENTS

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL PROVISIONS OF THE STOCKHOLDERS' AGREEMENTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE FORMS OF STOCKHOLDER'S AGREEMENT, WHICH ARE ATTACHED AS APPENDIX C AND APPENDIX D TO THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. YOU SHOULD READ THE FORMS OF STOCKHOLDER'S AGREEMENT IN THEIR ENTIRETY.

    All the directors of eXcelon, including those directors who are also executive officers, have entered into stockholders' agreements with Progress Software, the form of which is attached to this proxy statement as Appendix C. In addition, the entities affiliated with InSight Capital Partners have entered into a stockholder's agreement with Progress Software, the form of which is attached to this proxy statement as Appendix D. Under these stockholders' agreements the stockholders agree:

    - to vote to approve the merger agreement and against any other acquisition proposal;

    - not to transfer his or her shares of eXcelon common stock;

    - to grant an irrevocable proxy to Progress Software and Chopin Merger Sub to vote to approve the merger agreement and against any other acquisition proposal;

    - to waive appraisal rights in connection with the merger; and

    - not to solicit any other acquisition proposal or cooperate with any party seeking to make an acquisition proposal, and to notify Progress Software of receipt of an acquisition proposal or request for information.

    In addition, under the stockholders' agreement entered into by eXcelon's directors, each director has granted to Progress Software an option to purchase his shares of eXcelon common stock, exercisable in whole or in part, at a price of $3.19 per share.

    The option is exercisable prior to termination of the stockholders' agreements if:

    - the merger agreement has been terminated:

       - because eXcelon's stockholders did not approve the merger agreement;

       - by Progress Software due to eXcelon's breach of its representations, warranties, covenants or agreements under the merger agreement; or

       - by Progress Software and Progress Software is entitled to receive the termination fee.

    - neither Progress Software nor Chopin Merger Sub has breached any of its obligations under the merger agreement and the breach was the primary cause of the failure of the merger or a tender offer by Chopin Merger Sub to be consummated;

    - no preliminary or permanent injunction or other court order invalidating the grant or prohibiting the exercise of the option or the delivery of the option shares is in effect; and

    - all applicable waiting periods under any applicable foreign antitrust law or regulation have expired or been terminated.

    If Progress Software exercises the option and eXcelon consummates a different acquisition proposal within 12 months of the exercise, Progress Software will be required to pay the stockholder 50% of the profit that Progress Software receives in the other acquisition transaction for the shares purchased from the stockholder.

    The stockholders' agreements terminate upon the earliest of (1) the termination of the merger agreement, (2) the written mutual consent of Progress Software and the stockholder, and (3) the effective time of the merger; provided that if the stockholders' agreements terminate as a result of termination of the merger agreement, the option will remain exercisable for 90 days following the termination.

    On the record date, all stockholders who entered into stockholders' agreements, in the aggregate, owned (either beneficially or of record)
eXcelon shares, constituting approximately       % of the outstanding eXcelon
shares.

                              THE OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL PROVISIONS OF THE OPTION AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OPTION AGREEMENT, WHICH IS ATTACHED AS APPENDIX E TO THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. YOU SHOULD READ THE OPTION AGREEMENT IN ITS ENTIRETY.

    Concurrently with entering into the merger agreement, eXcelon and Progress Software entered into a stock option agreement under which eXcelon granted Progress Software an irrevocable option, exercisable in whole or in part, to purchase up to 1,475,000 shares of eXcelon's common stock (representing approximately 19.9% of the outstanding common stock) at a price per share of $3.19. This option will become exercisable if Progress Software becomes entitled to receive the termination fee under the merger agreement.

    The option exercise price can be paid, at Progress Software's option:

    - in cash;

    - by surrender of a portion of the option (valued at fair market value as provided in the agreement); or

    - a combination of cash and surrender of a portion of the option.

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
    If triggered, the option is exercisable until the first to occur of:

    - the effective time of the merger;

    - termination of the option agreement by Progress Software;

    - termination of the merger agreement under circumstances where the termination fee could not become payable; or

    - 12 months from the date of termination of the merger agreement.

    The option agreement provides Progress Software with both demand and piggyback registration rights with respect to any shares received upon exercise of the option.

    Progress Software may require eXcelon to repurchase (1) the option or any part of the option at a price per share equal to the amount by which the market/offer price exceeds the exercise price or (2) any shares purchased by Progress Software upon exercise of the option at a price per share equal to market/offer price. The "market/offer price" is defined as the highest of:

    - the highest per share price offered or paid in any acquisition proposal for 10% or more of eXcelon's outstanding capital stock;

    - the highest closing price for eXcelon common stock during the ten trading days ending on the second trading day prior to the date Progress Software delivers a repurchase notice to eXcelon; and

    - in the event of a sale of all or substantially all of eXcelon's assets, the sum of the net price paid in the sale plus the current market value of eXcelon's remaining net assets divided by the number of shares of eXcelon common stock outstanding at the time of the sale.

    Progress Software's total profit from the option may not exceed $1,200,000, less the amount of any termination fee paid by eXcelon pursuant to the merger agreement. "Total profit from the option" is defined as the aggregate amount before taxes received by Progress Software in a sale of the option or option shares (less exercise price paid) to eXcelon or to a third party.

                          INTERESTS OF CERTAIN PERSONS

    You should be aware of potential conflicts of interest and the benefits available to eXcelon's officers and directors as a result of the merger when considering eXcelon's board of directors' recommendation to eXcelon stockholders to vote in favor of the merger. As a result, eXcelon directors and officers may have interests in the transaction that are different from, or in addition to, the interests of other eXcelon stockholders.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL PROVISIONS

    eXcelon has employment agreements with each of:

    - Robert N. Goldman, Chairman of our board of directors;

    - Joseph M. Bellini, Chief Executive Officer and a member of our board of directors;

    - Philip Lee, President;

    - Lacey Brandt, Chief Financial Officer;

    - Clifford B. Thompson, Executive Vice President and General Counsel;

    - Kenneth W. Rugg, Chief Technology Officer and Vice President of Product Development; and

    - Larry Alston, Executive Vice President of Product Management.

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
    The merger will constitute a "change of control" under each of these agreements and will trigger rights of the executives to receive severance payments and benefits if terminated after the merger.

    Under Mr. Goldman's employment agreement, Mr. Goldman is employed as Chairman of the board, receives an annual salary of $250,000 and is entitled to receive the benefits that eXcelon generally provides to its senior executives. The agreement has an initial term of two years that expires on September 19, 2003. If Mr. Goldman's employment with eXcelon (1) is terminated by eXcelon within 12 months after the merger, or (2) is terminated by Mr. Goldman within 90 days after an event of constructive termination, he will be entitled to severance equal to his salary and benefits until September 19, 2003, the end of his original employment term. Constructive termination is defined as:

    - any relocation of Mr. Goldman's workplace more than 50 miles from his original workplace without his consent;

    - the assignment to Mr. Goldman of any duties or responsibilities inappropriate for his position;

    - a failure to appoint or reelect him to the eXcelon board of directors; or

    - any reduction in Mr. Goldman's compensation or benefits without his written consent.

    Under Mr. Bellini's employment agreement, Mr. Bellini is employed as Chief Executive Officer, receives an annual salary of $315,000 (subject to adjustment at the end of each year of employment to reflect changes in the cost of living index) and is eligible to receive an annual performance bonus of up to $300,000, as well as the benefits that eXcelon generally provides to its senior executives. The agreement has an initial term of two years that expires on September 19, 2003, and renews automatically for additional one-year terms unless eXcelon gives notice of non-renewal 90 days prior to the end of the then-current term. If Mr. Bellini's employment with eXcelon (1) is terminated by eXcelon within 12 months after the merger, or (2) is terminated by Mr. Bellini within 90 days after an event of constructive termination, he will be entitled to severance equal to his monthly salary multiplied by 12 plus the amount of his maximum performance bonus, and benefits for 12 months following the termination of his employment. Constructive termination is defined as:

    - any relocation of Mr. Bellini's workplace more than 50 miles from his original workplace without his consent;

    - the assignment to Mr. Bellini of any duties or responsibilities inappropriate for his position;

    - a failure to appoint or reelect him to the eXcelon board of directors;

    - any reduction in Mr. Bellini's compensation or benefits without his written consent;

    - any change in Mr. Bellini's reporting relationship such that he no longer reports to the eXcelon board of directors; or

    - a failure to extend the terms of Mr. Bellini's employment agreement at the end of the then-current term.

    Under Ms. Brandt's employment agreement, Ms. Brandt is employed as Chief Financial Officer. Ms. Brandt's compensation is established by the board of directors, and for the year ending December 31, 2002, Ms. Brandt's annual salary is $165,000, and her maximum performance bonus is $75,000. If Ms. Brandt's employment with eXcelon (1) is terminated by eXcelon within 12 months after the merger, or (2) is terminated by Ms. Brandt within 90 days after an event of constructive termination, she will be entitled to severance equal to her monthly salary multiplied by 12 plus the amount of her maximum performance bonus, and benefits for 12 months following her termination. Constructive termination is defined as:

    - any relocation of Ms. Brandt's workplace more than 50 miles from her original workplace without her consent;

    - the assignment to Ms. Brandt of any duties or responsibilities inappropriate for her position;

    - any reduction in Ms. Brandt's compensation or benefits without her written consent;

    - any material diminution of Ms. Brandt's authority or responsibilities; or

    - any change in Ms. Brandt's reporting relationship such that she no longer reports to the chief executive officer.

    Under Mr. Lee's employment agreement, Mr. Lee is employed as president.
Mr. Lee's compensation is established by the board of directors, and for the year ending December 31, 2002, Mr. Lee's annual salary is $225,000, and his maximum performance bonus is $175,000. The agreement has an initial term of one year that expires on January 8, 2003, and renews automatically for additional one-year terms unless eXcelon gives notice of non-renewal 90 days prior to the end of the then-current term. Mr. Lee will receive severance equal to his monthly salary multiplied by 12 plus the maximum amount of his performance bonus, and benefits for 12 months if:

    - Mr. Lee's employment with eXcelon is terminated by eXcelon within 12 months after the merger,

    - Mr. Lee terminates his employment within 90 days after an event of constructive termination

    - eXcelon elects not to renew the term of his employment agreement; or

    - Mr. Lee's employment is terminated due to disability.

    Constructive termination is defined as:

    - any relocation of Mr. Lee's workplace more than 50 miles from his original workplace without his consent;

    - any reduction in Mr. Lee's duties below that of president of a division comparable in size to the Object Design division in May 2001; or

    - any reduction in Mr. Lee's base salary, target bonus or benefits without his written consent.

    Under their respective employment agreements, each of Messrs. Rugg, Alston and Thompson is employed as a member of the executive staff, receives an annual salary of $165,000, $180,000 and $153,000, respectively and is entitled to receive the benefits that eXcelon generally provides to its senior executives. Each agreement has a initial term of six months that expires on November 16, 2002, and renews automatically for additional six-month terms unless eXcelon gives notice of non-renewal 90 days prior to the end of the then-current term. Each employee will be entitled to severance equal to his monthly salary multiplied by six and benefits for 12 months following his termination in the following circumstances:

    - upon voluntary termination of his employment within 180 days after an event of constructive termination; or

    - upon any termination by eXcelon of his employment within the 12 months following a change of control.

    Constructive termination is defined as:

    - any relocation of the executive's workplace more than 50 miles from his original workplace without his consent;

    - the assignment to the executive of any duties or responsibilities inappropriate for his position;

    - any reduction in the executive's compensation or benefits without his written consent; or

    - failure to extend the term of the executive's employment agreement at the end of the then-current term.

EXCELON STOCK OPTIONS AND SHARES OF COMMON STOCK

    Some directors and executive officers hold options under eXcelon's stock option plans. If the exercise price of any of these options is less than $3.19 per share, the optionee will be entitled to receive the excess of $3.19 over the per share exercise price. The rights of directors and executive officers with respect to their options are the same as the rights of all other holders of outstanding stock options granted by eXcelon.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the merger agreement, Progress Software and the surviving corporation agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger (and rights for advancement of expenses) existing at the time of execution of the merger agreement in favor of the current or former directors or officers of eXcelon and its subsidiaries will be assumed by the surviving corporation in the merger and will survive the merger and continue in full force and effect in accordance with their terms. If the surviving corporation or any of its successors or assigns
(1) consolidates with or merges into any other person and is not the continuing or surviving corporation or (2) transfers or conveys all or substantially all its assets to any person, or if Progress Software dissolves the surviving corporation, then, and in each such case, Progress Software, agrees to cause the successors and assigns of the surviving corporation assume these indemnification obligations.

    Progress Software will, or eXcelon may with the prior written consent of Progress Software, purchase a five-year extended reporting period endorsement under eXcelon's existing directors' and officers' liability insurance policy, or with eXcelon's prior written consent, which shall not be unreasonably withheld or conditioned, a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the effective time of the merger. Progress Software or the surviving corporation will not be obligated to spend in excess of $1,000,000 in the aggregate to pay the premiums for this insurance.

STOCKHOLDERS' AGREEMENTS

    Concurrently with entering into the merger agreement, all the directors of eXcelon, including those directors who are also executive officers, and the entities affiliated with InSight Capital Partners, have entered into stockholders' agreements under which these stockholders have agreed, among other things, to vote their eXcelon shares in favor of the merger. For a more detailed description of the terms and conditions of the stockholders' agreements, see "The Stockholders' Agreements."

                          VOTING RIGHTS AND PROCEDURES

DATE, TIME AND PLACE OF SPECIAL MEETING

    The special meeting will be held on         , 2002 beginning at 10:00 a.m.
at eXcelon headquarters located at 25 Mall Road, Burlington, Massachusetts 01803. The accompanying proxy is being solicited by the eXcelon board of directors and is to be voted at the special meeting or any adjournment or postponement of the special meeting.

WHAT YOU WILL VOTE ON

    As described in this proxy statement, eXcelon stockholders are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 2002, among eXcelon, Progress Software and Chopin Merger Sub, by which Chopin Merger Sub (a wholly owned subsidiary of Progress Software), will merge with and into eXcelon, with eXcelon being the surviving corporation in the merger and becoming a wholly owned subsidiary of Progress Software. The holders of eXcelon common stock will be entitled to receive $3.19 per share of eXcelon common stock as a result of the merger.

RECOMMENDATION OF EXCELON'S BOARD OF DIRECTORS

    The eXcelon board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of eXcelon and its stockholders and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

ONLY EXCELON STOCKHOLDERS OF RECORD AS OF NOVEMBER 7, 2002 ARE ENTITLED TO VOTE

    The close of business on November 7, 2002 is the record date for determining the holders of eXcelon common stock who are entitled to receive notice of and to vote with respect to the matters described in this proxy statement.

VOTES REQUIRED

    In order for business to be conducted at the special meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote. Shares of common stock represented in person or by proxy (including abstentions and broker non-votes) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the special meeting will be adjourned until a quorum is obtained.

    In order to approve the merger, the holders of a majority of the outstanding shares of eXcelon common stock must vote for approval and adoption of the merger agreement. This means that if you do not vote your shares, your failure to vote will have the same effect as a vote against the merger.

    Each holder of eXcelon common stock outstanding on the record date is entitled to one vote for each such share held. As of the record date, there were
      shares of common stock outstanding. Stockholders representing       % of
the issued and outstanding common stock have entered into stockholders' agreements with Progress Software. In the stockholders' agreements, these stockholders agreed to vote all their shares of eXcelon common stock in favor of the merger and against any competing transaction. The forms of stockholder's agreement are attached as Appendix C and Appendix D.

VOTING YOUR SHARES AND CHANGING YOUR VOTE

    You may vote by signing your proxy card or, if your shares are held in street name through a brokerage firm or bank, the voting instruction card included by your broker, and mailing it in the enclosed, postage prepaid and addressed envelope.

    If you hold your shares of eXcelon common stock in street name through a brokerage firm or bank, they may only vote your shares at the special meeting in accordance with your instructions. If the broker does not timely receive your instructions, it may not vote your eXcelon common stock. This is known as a broker non-vote. Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of eXcelon's common stock outstanding on the record date, broker non-votes, as well as abstentions and failures to vote, will have the same effect as a vote against the merger.

    Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised: (1) by delivering written notice prior to the special meeting to the Secretary of eXcelon at 25 Mall Road, Burlington, Massachusetts 01803; (2) by voting the shares represented by such proxy in person at the special meeting; or
(3) by giving a later dated proxy at any time before the voting at the special meeting. Attendance at the special meeting will not, by itself, revoke a proxy.

    If your shares of eXcelon common stock are held in street name through a brokerage firm or bank, you must follow the instructions received from your broker to revoke your vote.

    You may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board ("FOR" the merger agreement and the merger) and will also be voted in the discretion of the proxy holders on any other matters that properly come before the special meeting and matters incident to the conduct of the meeting. eXcelon's board of directors does not know of any other matters which may come before the special meeting and does not intend to present any other matters at the special meeting.

    You may also vote in person at the special meeting. Even if you currently plan to attend the special meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the special meeting. Shares held in street name may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

    In accordance with Delaware law, if a stockholder abstains from voting on an action, that stockholder's shares will still be counted for determining whether stockholders holding the requisite number of shares were represented at the special meeting. If a broker does not vote on any particular action because it does not have the authority to do so, but does vote on other actions, the shares will still be counted for determining whether the requisite number of stockholders attended the meeting.

TRANSMITTAL OF STOCK CERTIFICATES

    eXcelon stockholders should not send their stock certificates at this time. If the merger is completed, you will receive instructions regarding how to exchange your stock certificates for the $3.19 per share cash payment (without interest and less any required withholding for tax) to be paid pursuant to the merger agreement.

SOLICITATION OF PROXIES AND EXPENSES

    The solicitation of proxies from eXcelon stockholders is made on behalf of the board of directors of eXcelon. eXcelon will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. eXcelon has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by eXcelon. eXcelon will pay Georgeson a fee of approximately $8,000, plus reimbursement of specified out-of-pocket expenses, and will indemnify Georgeson against losses arising out of its proxy solicitation services on behalf of eXcelon. Georgeson and eXcelon may request that eXcelon's directors, officers or employees solicit proxies from stockholders in person, by telephone, by electronic communication or by other means. These persons will not receive any additional compensation for these solicitation activities, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Georgeson and eXcelon will also make arrangements with brokerage firms, fiduciaries and other nominees who are record holders of eXcelon common stock to forward solicitation materials to the beneficial owners of those shares. eXcelon will reimburse brokerage firms, fiduciaries and other nominees for their reasonable out-of-pocket expenses in connection with this solicitation.

                      PRICE RANGE OF EXCELON COMMON STOCK

    eXcelon common stock is traded on The Nasdaq National Market under the symbol "EXLN." The following table sets forth the high and low closing sale prices for each quarterly period since January 1, 2000 and for the current fiscal year to date as reported by The Nasdaq National Market. The table reflects the one-for-eight reverse stock split of the common stock effected on October 7, 2002.

                                                               HIGH       LOW
                                                             --------   --------
2002:
First Quarter..............................................  $ 12.24     $ 8.40
Second Quarter.............................................    12.80       5.92
Third Quarter..............................................     6.48       1.92
Fourth Quarter (through November 1, 2002)..................     3.13       1.29

2001:
First Quarter..............................................  $ 35.00     $12.00
Second Quarter.............................................    26.88      10.00
Third Quarter..............................................    11.60       2.08
Fourth Quarter.............................................     9.36       3.44

2000:
First Quarter..............................................  $213.50     $84.50
Second Quarter.............................................    94.00      48.50
Third Quarter..............................................   120.00      47.50
Fourth Quarter.............................................    97.00      10.25

    On October 18, 2002, the last trading day prior to announcement of the merger agreement, the high and low sale prices per share of eXcelon common stock as reported by The Nasdaq National Market were $3.10 and $1.97, respectively, and the closing sale price was $2.41. On November 1, 2002, the closing sale price per share of eXcelon common stock as reported by The Nasdaq National Market was $3.12. You are urged to obtain current market quotes for eXcelon common stock before making any decision regarding the merger.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership, as of November 1, 2002, concerning:

    - each beneficial owner of more than 5% of eXcelon's common stock;

    - beneficial ownership by all eXcelon directors, our Chief Executive Officer and our four highest paid executive officers as of December 31, 2001; and

    - beneficial ownership by all eXcelon directors and executive officers as a group.

    Unless otherwise indicated, the address of each beneficial owner listed below is c/o eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts 01803.

                                                      NUMBER OF SHARES BENEFICIALLY OWNED
                                                     -------------------------------------    PERCENTAGE
                                                     NUMBER OF     RIGHT TO                  BENEFICIALLY
NAME OF BENEFICIAL OWNER                               SHARES     ACQUIRE(1)      TOTAL        OWNED(2)
------------------------                             ----------   ----------   -----------   ------------
Robert Agate.......................................      6,360        4,583        10,943            *
Lawrence Alston....................................          2       17,153        17,155            *
Joseph L. Badaracco................................         79        6,706         6,785            *
Gerald B. Bay......................................     33,262        6,896        40,158            *
Joseph M. Bellini..................................     61,118      195,543       256,661         3.37%
Richard Putz.......................................         --       43,811        43,811            *
Rafael Rodriguez...................................      2,639        8,608        11,247            *
Clifford B. Thompson...............................        783       21,909        22,692            *
Robert N. Goldman..................................    125,000      149,611       274,611         3.62%
Jeffery Horing(3)..................................    432,623        1,875       434,498         5.85%
Entities of InSight Capital Partners(4)............    432,623           --       432,623         5.82%
Empire Capital Partners, L.P.(5)...................    362,488           --       362,488         4.88%
The Clark Estates(6)...............................    370,225           --       370,225         4.98%
All directors and executive officers as a group
  (13 persons).....................................    672,643      541,499     1,214,142        15.23%

------------------------

*   Represents holdings of less than 1%

(1) The "Right to Acquire" column reflects shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 1, 2002.

(2) Percentage of beneficial ownership is based on 7,428,738 shares of common stock outstanding as of November 1, 2002. In computing the percentage ownership of a person, shares of common stock that the person has a right to acquire within 60 days of November 1, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) These shares include shares held by InSight Capital Partners III, L.P., InSight Capital Partners III Co-Investors, L.P., InSight Capital Partners (Cayman) III, L.P. and InSight Venture Management, Inc. Mr. Horing is a Managing Member of InSight Capital Partners III, L.P., InSight Capital Partners III Co-Investors, L.P., InSight Capital Partners (Cayman) III, L.P. and president of InSight Venture Management, Inc. Mr. Horing disclaims all but his pecuniary interest in these shares.

(4) These shares include shares held by InSight Capital Partners III, L.P., InSight Capital Partners III Co-Investors, L.P., InSight Capital Partners (Cayman) III, L.P. and InSight Venture

    Management, Inc. The address of these entities is 680 Fifth Avenue, 8th Floor, New York, New York 10019.

(5) Based on information contained in a Schedule 13D filed on April 12, 2002, by Empire Capital Partners, L.P. The address of Empire Capital Partners, L.P. is 1 Gorham Island, Westport, Connecticut 06880.

(6) Based on information contained in a Schedule 13G/A filed on January 16, 2002, by The Clark Estates. The address of The Clark Estates is One Rockefeller Plaza, 31st Floor, New York, New York, 10020.

                                APPRAISAL RIGHTS

    THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER DELAWARE LAW IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH IS ATTACHED AS APPENDIX B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Dissenters' rights of appraisal are provided for under Delaware law for eXcelon stockholders. Under Section 262 of the Delaware General Corporation Law (referred to as Section 262), holders of shares of common stock of eXcelon who do not wish to accept $3.19 per share in cash for their shares of eXcelon common stock may elect to have the "fair value" of their shares (exclusive of any element of value arising from the expectation or accomplishment of the merger) judicially determined and paid to the holders in cash, together with a fair rate of interest, if any, provided that they comply with the conditions established by Section 262. Under the merger agreement, Progress Software is not required to complete the merger if holders of 5% or more of eXcelon's common stock demand and perfect appraisal rights

    A record holder of shares of common stock of eXcelon who makes the demand described below with respect to such shares, and who otherwise complies with the statutory requirements of Section 262, will be entitled to an appraisal by the Delaware Court of Chancery (referred to as the Delaware Court) of the fair value of his, her or its shares of eXcelon common stock. Unless otherwise clarified, all references in this summary of appraisal rights to a "stockholder" or "holders of shares of eXcelon common stock" are to the record holder or holders of shares of common stock of eXcelon.

    eXcelon is seeking the approval of its stockholders of the merger and the merger agreement at a special meeting of stockholders. Any eXcelon stockholder who votes in favor of the merger, in person or by proxy, will not be entitled to demand appraisal of his, her or its shares. Under Section 262, where a merger is submitted for approval at a meeting of the stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting of shares entitled to appraisal rights in connection with the merger that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262. This proxy statement constitutes that notice to the holders of eXcelon common stock, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Appendix B.

    Any holder of common stock wishing to exercise their appraisal rights under
Section 262 must satisfy each of the following conditions:

    - as more fully described below, the holder must deliver to eXcelon a written demand for appraisal of the holder's shares BEFORE the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs eXcelon of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

    - the holder must NOT vote the holder's shares of common stock in favor of the merger agreement and the holder must NOTconsent to the merger in writing; a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, and therefore a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the adoption of the merger agreement or ABSTAIN from voting on adoption of the merger agreement; and

    - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who transfers those shares before the effective time of the merger will lose any right to appraisal of those shares.

    Each eXcelon stockholder who desires to exercise appraisal rights must deliver to eXcelon, before the taking of the vote on the merger, a written demand for appraisal of the stockholder's shares. A demand for appraisal must reasonably inform eXcelon of the identity of the stockholder and that the stockholder intends to demand the appraisal of his, her or its shares of eXcelon common stock. A proxy or vote against the merger does not constitute a demand for appraisal. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY SUCH PROXY OR VOTE.

    A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to:

                              eXcelon Corporation
                                  25 Mall Road
                        Burlington, Massachusetts 01803
                   Attention: Clifford B. Thompson, Secretary

    A person having a beneficial interest in shares of eXcelon common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this section properly and in a timely manner to perfect appraisal rights. If the shares of eXcelon common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of eXcelon common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of eXcelon common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of eXcelon common stock outstanding in the name of such record owner.

    Within ten days after the effective time of the merger, eXcelon must notify each eXcelon stockholder who properly exercised appraisal rights and who did not vote in favor of or consent to the merger of the date that the merger became effective. Within 120 days after the effective time, either eXcelon or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on eXcelon in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders.

    If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all holders of shares of eXcelon common stock will be entitled to receive the consideration offered pursuant to the merger agreement. EXCELON HAS NO OBLIGATION TO FILE SUCH A PETITION, AND EXCELON HAS NO PRESENT INTENTION TO DO SO. ANY HOLDER OF SHARES OF EXCELON COMMON STOCK WHO DESIRES SUCH A PETITION TO BE FILED IS ADVISED TO FILE IT ON A TIMELY BASIS.

    Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from eXcelon a statement setting forth the aggregate number of shares of eXcelon common stock not voting in favor of or consenting to the merger and the merger agreement and with respect to which demands for appraisal were received by eXcelon and the number of holders of such shares. We must mail this statement to the stockholder within ten days after the written request has been received by eXcelon.

    If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of eXcelon common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

    Although eXcelon believes that the consideration to be paid to holders of eXcelon common stock in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, eXcelon does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of eXcelon common stock is less than the merger consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V.
TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    Holders of shares of eXcelon common stock considering seeking appraisal should recognize that the fair value of their shares determined under
Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of eXcelon, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

    Any holder of shares of eXcelon common stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote or consent for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

    Any stockholder may withdraw a demand for appraisal by delivering to eXcelon a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (1) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of eXcelon and (2) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

    If any holder of shares of eXcelon common stock who demands appraisal of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his, her or its shares will be converted into a right to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

    - the merger is abandoned;

    - the dissenting stockholder fails to make a timely written demand for appraisal;

    - the dissenting shares are voted in favor of the merger;

    - neither eXcelon, as the surviving corporation, nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

    - the stockholder delivers to eXcelon, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with eXcelon's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court may be dismissed as to any stockholder without the approval of the court.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROVISIONS SET FORTH IN
SECTION 262 MAY RESULT IN THE LOSS OF YOUR STATUTORY APPRAISAL RIGHTS. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS TO THE MERGER, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISORS.

                                 OTHER MATTERS

INSPECTOR OF ELECTION

    A representative of EquiServe, eXcelon's transfer agent, will tabulate the votes and act as the inspector of election.

FUTURE STOCKHOLDER PROPOSALS

    If the merger is completed, there will be no public participation in any future meetings of eXcelon stockholders. However, if the merger is not completed, eXcelon stockholders will continue to be entitled to attend and participate in eXcelon stockholders' meetings. If the merger is not completed, and you would like to make a proposal at eXcelon's 2003 annual stockholder meeting or any special meeting held in lieu of the 2003 annual stockholder meeting, you must comply with the notice provisions in Section 3 of eXcelon's bylaws. To make such a proposal, you must give eXcelon written notice describing the proposal not less than sixty days before the scheduled date of the annual stockholder meeting. Assuming that next year's annual stockholder meeting is held on the anniversary of the 2002 annual stockholder meeting, you must deliver the required written notice of the proposal to the Secretary of eXcelon no later than April 1, 2003.

    In addition, if the merger is not completed and you would like to include a proposal in eXcelon's proxy materials relating to its 2003 annual stockholder meeting or any special meeting held in lieu of the 2003 annual stockholder meeting, eXcelon must receive the written proposal at its executive offices no later than December 25, 2002. If eXcelon moves the date of the annual stockholder meeting or special meeting in lieu of the annual stockholder meeting by more than thirty days, eXcelon must receive the written proposal a reasonable time before it begins to print and mail its proxy materials for the meeting. Such proposals also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION

    eXcelon files annual, quarterly and current reports, proxy statements and other information with the SEC. The annual reports include eXcelon's audited financial statements. You may read and copy any reports, statements or other information filed by eXcelon at the SEC's public reference room which is located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. eXcelon's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at http://www.sec.gov.

    eXcelon will provide without charge a copy of its Annual Report on Form 10-K, including financial statements and the financial statement schedules, filed with the SEC for the fiscal year ended December 31, 2001 to any beneficial owner of eXcelon common stock as of the record date upon written request to: eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts 01803, Attention:
Investor Relations, (781) 674-5000.

    If you would like to request documents from eXcelon, please do so by       ,
2002 to receive them before the special meeting.

    The information contained in, or attached as an Appendix to, this proxy statement is the only information provided by eXcelon to its stockholders in connection with the special meeting. eXcelon has not authorized anyone to provide you with information that is different from what is contained in, or attached as an Appendix to, this proxy statement.

    This proxy statement is dated November   , 2002. You should not assume that
the information contained in this proxy statement or any attached Appendix is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                            ------------------------

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED. THE SIGNING OF THE PROXY CARD WILL NOT PREVENT YOUR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

Burlington, Massachusetts
November   , 2002

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         PROGRESS SOFTWARE CORPORATION,
                            CHOPIN MERGER SUB, INC.
                                      AND
                              EXCELON CORPORATION

                          Dated as of October 18, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

'

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
ARTICLE I THE MERGER................................................     A-1

   1.1  THE MERGER..................................................     A-1
   1.2  CLOSING.....................................................     A-1
   1.3  EFFECTIVE TIME..............................................     A-1
   1.4  EFFECT OF THE MERGER........................................     A-2
   1.5  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
        CORPORATION.................................................     A-2
   1.6  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........     A-2
   1.7  CONVERSION OF COMPANY COMMON STOCK, ETC.....................     A-2
   1.8  CANCELLATION OF SHARES......................................     A-2
   1.9  COMPANY STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN......     A-3
   1.10 CAPITAL STOCK OF MERGER SUB.................................     A-4
   1.11 ADJUSTMENTS TO MERGER CONSIDERATION.........................     A-4
   1.12 EXCHANGE OF CERTIFICATES....................................     A-4
   1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION..................     A-6
   1.14 DISSENTING SHARES...........................................     A-6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY............     A-6

   2.1  ORGANIZATION AND QUALIFICATION..............................     A-7
   2.2  SUBSIDIARIES................................................     A-7
   2.3  CAPITAL STRUCTURE...........................................     A-8
   2.4  AUTHORITY; NO CONFLICT; REQUIRED FILINGS....................     A-9
   2.5  BOARD APPROVAL; SECTION 203.................................    A-10
   2.6  SEC FILINGS; FINANCIAL STATEMENTS...........................    A-11
   2.7  ABSENCE OF UNDISCLOSED LIABILITIES..........................    A-11
   2.8  ABSENCE OF CERTAIN CHANGES OR EVENTS........................    A-12
   2.9  AGREEMENTS, CONTRACTS AND COMMITMENTS.......................    A-12
   2.10 COMPLIANCE WITH LAWS........................................    A-14
   2.11 MATERIAL PERMITS............................................    A-14
   2.12 LITIGATION..................................................    A-14
   2.13 RESTRICTIONS ON BUSINESS ACTIVITIES.........................    A-15
   2.14 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS...................    A-15
   2.15 PROXY STATEMENT.............................................    A-18
   2.16 PROPERTIES AND ASSETS.......................................    A-18
   2.17 INSURANCE...................................................    A-19
   2.18 TAX MATTERS.................................................    A-19
   2.19 ENVIRONMENTAL MATTERS.......................................    A-20
   2.20 INTELLECTUAL PROPERTY.......................................    A-21
   2.21 OPINION OF FINANCIAL ADVISOR................................    A-23
   2.22 BROKERS.....................................................    A-23
   2.23 CERTAIN BUSINESS PRACTICES..................................    A-23
   2.24 GOVERNMENT CONTRACTS........................................    A-23
   2.25 INTERESTED PARTY TRANSACTIONS...............................    A-23

                                                                        PAGE
                                                                      --------
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER         A-24
SUB.................................................................

   3.1  ORGANIZATION AND QUALIFICATION..............................    A-24
   3.2  AUTHORITY; REQUIRED FILINGS.................................    A-24
   3.3  PROXY STATEMENT.............................................    A-25
   3.4  INTERIM OPERATIONS OF MERGER SUB............................    A-25
   3.5  FINANCING...................................................    A-25
   3.6  NON-CONTRAVENTION...........................................    A-25
   3.7  BROKERS.....................................................    A-25
   3.8  SECTION 203.................................................    A-25

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER...................    A-26

   4.1  CONDUCT OF BUSINESS PENDING THE MERGER......................    A-26
   4.2  NO SOLICITATION OF OTHER PROPOSALS..........................    A-28

ARTICLE V ADDITIONAL AGREEMENTS.....................................    A-30

   5.1  SPECIAL MEETING; PROXY STATEMENT; OTHER FILINGS.............    A-30
   5.2  TENDER OFFER................................................    A-31
   5.3  ACCESS TO INFORMATION; CONFIDENTIALITY......................    A-34
   5.4  REASONABLE EFFORTS; FURTHER ASSURANCES......................    A-35
   5.5  EMPLOYEE BENEFIT MATTERS....................................    A-35
   5.6  NOTIFICATION OF CERTAIN MATTERS.............................    A-36
   5.7  PUBLIC ANNOUNCEMENTS........................................    A-36
   5.8  INDEMNIFICATION OF DIRECTORS AND OFFICERS...................    A-36
   5.9  OPTION AGREEMENT............................................    A-37

ARTICLE VI CONDITIONS OF MERGER.....................................    A-38

   6.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
        MERGER......................................................    A-38
   6.2  ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT..............    A-38
   6.3  ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.........    A-39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................    A-39

   7.1  TERMINATION.................................................    A-39
   7.2  EFFECT OF TERMINATION.......................................    A-41
   7.3  FEES AND EXPENSES...........................................    A-41
   7.4  AMENDMENT...................................................    A-41
   7.5  WAIVER......................................................    A-42

ARTICLE VIII GENERAL PROVISIONS.....................................    A-42

   8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................    A-42
   8.2  NOTICES.....................................................    A-42
   8.3  INTERPRETATION..............................................    A-43
   8.4  SEVERABILITY................................................    A-43
   8.5  ENTIRE AGREEMENT............................................    A-43
   8.6  ASSIGNMENT..................................................    A-44
   8.7  PARTIES IN INTEREST.........................................    A-44
   8.8  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.......    A-44
   8.9  GOVERNING LAW; ENFORCEMENT..................................    A-44
   8.10 COUNTERPARTS................................................    A-44

                                    ANNEXES

ANNEX I:   Conditions to Offer
ANNEX II:  Index to Defined Terms

                                    EXHIBITS

EXHIBIT A:  Form of Stockholder's Agreement
EXHIBIT B:  Form of Option Agreement

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of October 18, 2002 by and among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and eXcelon Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a "Party" and, collectively, as the "Parties."

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine in order to advance their long-term business interests;

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent; and

    WHEREAS, as a condition to the willingness of, and an inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company's common stock are entering into stockholder's agreements in substantially the form of EXHIBIT A attached hereto (the "Stockholder's Agreements"), and the Company is entering into a stock option agreement in substantially the form of EXHIBIT B attached hereto (the "Option Agreement").

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, the Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the "Closing Date"), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in
Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with
Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

    1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the "Effective Time."

    1.4 EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.5  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION. From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof ; PROVIDED, HOWEVER, that, notwithstanding the foregoing, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is eXcelon Corporation."

    1.6  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

        (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

    1.7 CONVERSION OF COMPANY COMMON STOCK, ETC. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

        (a) Each share of the Company's common stock, par value $0.001 per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8 and Dissenting Shares (as defined in Section 1.14)) shall be converted automatically into the right to receive $3.19 in cash, without interest, subject to adjustment as set forth in
    Section 1.11 (the "Merger Consideration").

        (b) From and after the Effective Time, all shares of Company Common Stock (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8 and Dissenting Shares) shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a "Company Certificate" and, collectively, the "Company Certificates") shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration such holder is entitled to receive pursuant to this Section 1.7 upon surrender of such certificate in accordance with Section 1.12 hereof, in each case without interest.

    1.8 CANCELLATION OF SHARES. Immediately prior to the Effective Time each share of Company Common Stock either held in the Company's treasury or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(e)) of Parent or the Company immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

    1.9 COMPANY STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN. Prior to the Closing Date, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (a) Adjust the terms of all outstanding stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under the Object Design, Inc. 1989 Incentive and Nonqualified Stock Option Plan, the Object Design, Inc. 1995 Nonqualified Stock Option Plan, the eXcelon Corporation 1996 Incentive and Nonqualified Stock Option Plan, the eXcelon Corporation 1997 Nonqualified Stock Option Plan, the C-bridge Internet Solutions, Inc. 1997 Stock Incentive Plan, as amended, the C-bridge Internet
    Solutions, Inc. 1999 Stock Incentive Plan, the C-bridge Internet
    Solutions, Inc. 1999 Director Stock Option Plan and the C-bridge Internet Solutions, Inc. 2000 Stock Option Plan (the "Company Option Plans") or otherwise, to provide that each Company Stock Option outstanding immediately prior to the Effective Time with an exercise price of less than the Merger Consideration, shall be canceled at the Effective Time in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time. Section 1.9(a) of the Company Disclosure Schedule (as defined in Article II) sets forth a complete list of all Company Stock Options that have an exercise price less than the Merger Consideration, including (i) the grantee and the date of grant; (ii) the exercise price; (iii) the expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

        (b) Cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated hereby by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to shares of Company Common Stock to be exempt under Rule 16b- 3 promulgated under the Exchange Act. By adopting or approving this Agreement, the Company's Board of Directors shall be deemed to have approved and authorized, and the stockholders of the Company shall be deemed to have approved and ratified, each and every amendment to (and such other actions in respect of) the Company Option Plans (and any other plan) and the agreements evidencing awards under the Company Option Plans (and any other plan) as the offices of the Company may deem necessary or appropriate to give effect to the provisions of this Section 1.9.

        (c) The Company shall amend the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP" and collectively with the Company Option Plans, the "Company Stock Plans") prior to October 31, 2002, or take such other actions with respect to the Company ESPP as are necessary, (i) to terminate the ongoing Offering (as such term is used in the Company ESPP) effective immediately following the October 31, 2002 Offering Termination Date (as such term is used in the Company ESPP) after the purchase scheduled to occur on such date, (ii) except as permitted by subparagraph (i), to ensure that no Offering commences or continues after the date of this Agreement (unless this Agreement is otherwise terminated pursuant to ARTICLE VII), (iii) to ensure that on and after November 1, 2002, there are no rights outstanding under the Company ESPP to acquire Company Common Stock, and (iv) to terminate, contingent upon consummation of the Merger, the Company ESPP.

        (d) Except as provided in Sections 1.9(a) and (c) above, the Company Stock Options, the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time, and following the Effective Time no holder of a Company Stock Option nor any participant in any such plan, program or arrangement shall have any right thereunder to acquire capital securities of the Surviving Corporation or of Parent.

    1.10 CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub, $0.01 par value per share ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.001 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

    1.11 ADJUSTMENTS TO MERGER CONSIDERATION. Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change, if permitted by the terms of Section 4.1, with respect to Company Common Stock occurring during the Interim Period (as defined in Section 4.1).

    1.12  EXCHANGE OF CERTIFICATES.

        (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.7 hereof. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with this Section 1.12, for timely payment hereunder. Such funds shall be held by Paying Agent in a separate account established for the benefit of holders of Company Common Stock and may be invested by the Paying Agent in obligations of or guaranteed by the United States government or in other investment-grade debt instruments pending payment thereof by the Paying Agent to the holders of Company Common Stock. Earnings on such funds shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of any such earnings shall accrue to the benefit of holders of Company Common Stock.

        (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Company Certificate, whose shares were converted pursuant to
    Section 1.7 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection 1.12(f) below) multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate and the Company Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.12.

        (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 1.12.

        (d) RETURN OF FUNDS; NO LIABILITY. At any time following 270 calendar days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) LOST CERTIFICATES. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Company Certificate the Merger Consideration.

        (f) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

    1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

    1.14 DISSENTING SHARES. Each outstanding share of Company Common Stock held by a Company stockholder who has demanded and perfected his or her right to an appraisal of his or her shares of Company Common Stock in accordance with
Section 262 of the DGCL and who has not effectively withdrawn or lost his or her right to such appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration in accordance with
Section 1.7, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the "Company Disclosure Schedule"), the Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this
Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, including without limitation: (i) litigation not otherwise disclosed on the Company Disclosure Schedule (or if disclosed on the Company Disclosure Schedule, modified by amendment or otherwise to include additional claims against the Company) that is reasonably likely to be determined adversely to the Company, and if determined adversely to the Company, (A) if money damages are sought, would, in the aggregate, result in liability to the Company or its Subsidiaries in excess of $1,000,000 (exclusive of any such amount that would be covered and payable, net of all deductible amounts, under any Insurance Policy (as defined in Section 2.17(a))) or (B) if equitable relief is sought, which would prohibit or otherwise materially impair the Company and its Subsidiaries from conducting their business as a whole in the manner presently conducted; (ii) failure of the Company to disclose to Parent obligations, whether written or oral, due third parties, including customers, including liabilities pursuant to maintenance, consulting, and other service agreements with customers and other third parties, in excess, in the aggregate, of $500,000; (iii) failure of the Company to disclose to Parent proprietary rights of third parties which may materially impair any Company Intellectual Property Rights (as defined in Section 2.20(a)) material to the Company or its Subsidiaries or may result in the Company being required to pay fees or other damages to third parties in excess, in the aggregate, of $500,000, including without limitation, the undisclosed incorporation of third party software proprietary rights, directly or indirectly, as components of the Company's software products and services;
(iv) failure of the Company to disclose to Parent payments or loans, in cash or in kind, made, or to be made, to any officer or director of the Company in excess of $50,000, other than in accordance with the Company's customary compensation and cost reimbursement practices; (v) failure of the Company to achieve total revenues, in accordance with GAAP (as defined in Section 2.6(b)), for the third quarter ended September 30, 2002 as reported in the Company's
Form 10-Q for such quarter
of at least $7,850,000; and (vi) the determination, in accordance with GAAP, that accounts receivable reflected on the Company's Financial Statements (as defined in Section 2.6(b)), net of established reserves, are not collectible, in the aggregate, in an amount in excess of $500,000; and excluding (1) any other changes, events or effects that are attributable to conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby, (2) any such effect to the extent resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which the Company operates or (B) changes in general economic, market or political conditions which, in the case of (A) or
(B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, the Company; PROVIDED, that any reduction in the market price or trading volume of the Company's publicly traded common stock shall not be deemed to constitute a Company Material Adverse Effect (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such reduction independently constitutes such a Company Material Adverse Effect), (3) the delisting of the Company Common Stock from the Nasdaq National Market or
(4) the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the Merger. The Company shall be required to sustain the burden of demonstrating that any such change, event or effect is directly attributable to the Merger and other transactions contemplated by this Agreement.

    2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in corporate and tax good standing, where applicable, under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.1 of the Company Disclosure Schedule. The Company has provided Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

    2.2  SUBSIDIARIES.

        (a) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 sets forth a true, complete and correct list of each Subsidiary (as defined in Section 2.2(e) below) of the Company that is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the "SEC")).
    Section 2.2(a) of the Company Disclosure Schedule lists each Subsidiary of the Company.

        (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, where applicable, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.2(b) of the Company Disclosure Schedule. The Company has provided Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or similar organizational documents.

        (c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company (other than director's qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, "Liens"); and (iii) other than as contemplated by this Agreement, free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws.

        (d) None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (e) For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnerships of which held by such party or Subsidiary of such party do not have a majority of the voting interest of such partnership) or
    (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    2.3  CAPITAL STRUCTURE.

        (a) The authorized capital stock of the Company consists of
    (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock").

        (b) As of the date hereof: (i) 7,412,572 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Preferred Stock are issued or outstanding; (iii) no shares of Company Common Stock are held in the treasury of the Company; (iv) 1,051,570 shares of Company Common Stock are duly reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Option Plans (the "Outstanding Company Stock Options"); (v) 123,243 shares of Company Common Stock are duly reserved for future issuance pursuant to the Company ESPP; and
    (vi) 1,475,000 shares of Company Common Stock are duly reserved for issuance pursuant to the Option Agreement. Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

        (c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans and the Option Agreement, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

        (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined in Section 13(a)(9) of the Exchange Act).

        (e) Section 2.3(e) of the Company Disclosure Schedule sets forth a complete and correct list of the holders of all Outstanding Company Stock Options, including: (i) the date of grant; (ii) the exercise price;
    (iii) the expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

        (f) All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

        (g) Except as disclosed in Section 2.3(g)(i) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. Except as described in this Section 2.3 or in
    Section 2.3(g)(ii) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

        (h) Except for the Stockholder's Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

    2.4  AUTHORITY; NO CONFLICT; REQUIRED FILINGS.

        (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Certificate of Incorporation (the "Requisite Stockholder Vote").

        (b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing (collectively, the "Equitable Exceptions").

        (c) Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of any benefit, or require the consent of any party to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any
    (A) permit, license, franchise, statute, law, ordinance or regulation or
    (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

        (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws, the laws and regulations of any foreign country; and (v) compliance with the applicable rules and regulations of the NASD; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

    2.5  BOARD APPROVAL; SECTION 203.

        (a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption.

        (b) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

    2.6  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1999, including, without limitation, all exhibits required to be filed therewith, and has provided Parent true, complete and correct copies of all of the same so filed that are not available in complete and unredacted form on the SEC's Electronic Data Gathering and Retrieval system ("EDGAR") (including any forms, reports and documents filed after the date hereof, the "Company SEC Reports"). The Company SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act;
    (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading and (iii) filed after July 30, 2002, at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), including, without limitation, that each periodic report was (or will be when filed, as the case may be) accompanied by the certification of the Company's Chief Executive Officer and Chief Financial Officer as required by Section 906 of Sarbanes-Oxley and that each Annual Report on Form 10-K and Quarterly Report on Form 10-Q included (or will include when filed, as the case may be) the certification of the Company's Chief Executive Officer and Chief Financial Officer as required by
    Section 302 of Sarbanes-Oxley and the disclosure required by Item 307 of Regulation S-K promulgated by the SEC ("Regulation S-K").

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the "Company Financial Statements"), complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be expected to be material in amount.

    2.7  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Section 2.7 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, that are individually or in the aggregate material other than: (i) liabilities reflected or reserved against on the balance sheet (the "Most Recent Balance Sheet") contained in the Company's Form 10-Q filed with the SEC on August 13, 2002 for the quarter ended June 30, 2002 (the "Most Recent Balance Sheet Date");
(ii) obligations under any Company Material Contract (as defined in Section 2.9); and (iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount.

    2.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in
Section 2.8 of the Company Disclosure Schedule, other than in connection with this Agreement and the transactions contemplated hereby, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

    2.9  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Section 2.9(a) of the Company Disclosure Schedule identifies, and the Company has provided Parent true, complete and correct copies of, each of the following to the extent not available in complete and unredacted form on EDGAR (each, a "Company Material Contract" and, collectively, the "Company Material Contracts"):

           (i) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Regulation S-K, or (ii) which has been entered into by the Company or any of its Subsidiaries since its quarter ended June 30, 2002 and will be required to be filed by the Company with the SEC pursuant to Item 601(a)(1) of Regulation S-K;

           (ii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) relating to the employment of, or the performance of services by, any employee of or consultant to, the Company or its Subsidiaries that is in excess of $100,000 for any single individual, other than offer letters for "at will" employment that do not contain any severance obligations, and any agreement, contract or commitment pursuant to which the Company or its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee, executive officer or director of or consultant to any of the Company or its Subsidiaries; and any agreement, contract or commitment pursuant to which the Company or its Subsidiaries is or may become obligated to make any bonus or similar payment or series of payments (other than payments constituting base salary) in excess of $25,000 to any current or former employee, executive officer or director of the Company or its Subsidiaries;

           (iii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that provides the Company or its Subsidiaries to indemnify any current or former officer, director, employee, agent, consultant or independent contractor of the Company or its Subsidiaries in an amount, in each instance in excess of $100,000;

           (iv) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) imposing any restriction on the right or ability of the Company or its Subsidiaries (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person,
       (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or
       (F) to transact business or deal in any other manner with any other
       Person;

           (v) any agreement, contract or commitment (other than Company Stock Options) currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of any of the Company or its Subsidiaries, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of any of the Company or its Subsidiaries, or (C) providing the Company or its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company or its Subsidiaries;

           (vi) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) incorporating or relating to any guaranty, pledge, warranty or indemnity or similar obligation by the Company or its Subsidiaries for the benefit of any other Person, excluding any such guaranty, warranty or indemnity or similar obligation by the Company or its Subsidiaries granted to any customer in the ordinary course of business consistent with past practices;

           (vii) any agreement, contract or commitment currently in effect relating to any currency hedging;

           (viii) any agreement, contract or commitment containing "standstill" or similar provisions currently in effect;

           (ix) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) creating or involving any agency relationship, distribution arrangement or franchise relationship;

           (x) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) (A) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations, or
       (B) directly benefiting any Governmental Authority (including any subcontract or other agreement, contract or commitment between the Company or its Subsidiaries and any contractor or subcontractor to any Governmental Authority);

           (xi) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) requiring that the Company or its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal (as defined in Section 4.2) or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

           (xii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that has a remaining term of more than one year and that may not be terminated (without penalty) within 90 days after the delivery of a termination notice and that would require payment by the Company or its Subsidiaries of, or involves the performance of services by the Company or its Subsidiaries having a value, in excess of $100,000 over the remaining term;

           (xiii) any agreement, contract or commitment that contemplates or involves the payment or delivery of cash or other consideration by the Company or its Subsidiaries in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services by the Company or its Subsidiaries having a value in excess of $250,000 in the aggregate; and

           (xiv) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) not otherwise identified in clauses "(i)" through "(xiii)", a breach of which would reasonably be expected to have a Company Material Adverse Effect.

        (b) Except as disclosed in Section 2.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or any of its Subsidiaries.

        (c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

    2.10 COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

    2.11  MATERIAL PERMITS.

        (a) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including, without limitation those that are required under all Environmental Laws (as defined in Section 2.19), except for such instances, if any, where the failure to hold such licenses, permits, franchises or authorizations, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect (collectively, the "Material Permits").

        (b) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

        (c) Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

        (d) The rights and benefits of each Material Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

    2.12 LITIGATION. Except as disclosed in Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, if decided adversely could (a) be considered reasonably likely to result in (i) a Company Material Adverse Effect or (ii) damages payable by the Company of any of its Subsidiaries in excess of $50,000 in the aggregate, (b) impair or prevent the Company and its Subsidiaries from conducting in any material respect the business and operations of the Company and its Subsidiaries as currently conducted or (c) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

    2.13 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries.

    2.14  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) Section 2.14(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of any current or former employee of the Company and its Subsidiaries (collectively, the "Plans"). The Company is in compliance with, in all material respects, each law or regulation pursuant to which the Company and its Subsidiaries are required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction. Section 2.14(a) of the Company Disclosure Schedule also identifies any agreement or arrangement between an employee, director or consultant of the Company and its Subsidiaries that contains a change of control provision. Except as disclosed in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding payment or other obligation pursuant to any severance agreement, separation agreement, or other agreement to settle or compromise any legal claim or right, regardless of whether any legal proceeding to enforce any such claim or right has been threatened or commenced.

        (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, and neither the Company nor any of its Subsidiaries has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of the Company or any of its Subsidiaries (a "Pension Plan").

        (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of the Company or any of its Subsidiaries (a "Welfare Plan"). No Welfare Plan is a self-insured Welfare Plan or a "multiple employer welfare arrangement" as such term is defined in
    Section 3(40) of ERISA.

        (d) With respect to each Plan, the Company has provided Parent: (i) a true and complete copy of such Plan documents and copies of prior plan documents(including all amendments thereto); (ii) a true and complete copy of the Form 5500 annual report (along with all schedules and attachments), if required under ERISA, with respect to such Plan for the last three
    (3) years; (iii) a true and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, a true and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) true and complete copies of all contracts or agreements relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; (vi) a true and complete copy of the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code), along with all filing materials related to the submission for such letter; (vii) all corporate resolutions or similar corporate or committee authorizing documents with respect to any such Plan; and (viii) a copy of all Plan testing (including nondiscrimination testing) completed with respect to each Plan for the last three (3) years, if applicable.

        (e) Neither the Company nor any of its Subsidiaries has ever participated in any multiemployer plan, as such term is defined in
    Section 3(37) of ERISA, or could have any material liability under Title IV of ERISA with respect to any multiemployer plan. Neither the Company nor any of its Subsidiaries has ever sponsored, maintained or contributed to, or has had any liability (direct or indirect) with respect to, an employee pension benefit plan as defined in Section 3(2) of ERISA or which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) Neither the Company nor any of its Subsidiaries has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with existing applicable laws and regulations).

        (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company or any of its Subsidiaries after any termination of service of such employee or director (other than benefit coverage mandated by applicable laws and regulations, including without limitation coverage provided pursuant to Section 4980B of the Code).

        (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Any such Plan is in compliance in all material respects with the requirements of the Health Insurance Portability and Accountability Act of 1996.
    Section 2.14(h) of the Company Disclosure Schedule describes all obligations of the Company and its Subsidiaries as of the date of this Agreement under any of the provisions of COBRA.

        (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws and regulations, including ERISA, the Code and applicable foreign legal requirements, and all required governmental filings and participant reports or disclosures have been made on a timely basis.

        (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, covering changes mandated by TRA "86. Each trust maintained with respect to each Plan is exempt from taxation under Section 501(a) of the Code. No act or omission has occurred that would adversely affect such qualified or tax exempt status. There have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any of the Plans that could result in any liability to the Company or any Subsidiary. There are no pending, or to the knowledge of the Company threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, retiree, participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no lien, judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity.

        (k) Section 2.14(k) of the Company Disclosure Schedule sets forth all bonus, golden parachute, severance or other payments or obligations to any current or former employee or director of the Company or any of its Subsidiaries (whether or not under any Plan, written or oral) which will become payable or will be materially increased, or which such payment or vesting of such benefit will be accelerated, as a direct or indirect result of the execution, delivery or performance of this Agreement, or the consummation of the Merger or any of the other transactions contemplated by this Agreement, irrespective of whether such material increase or acceleration of vesting or time of payment is directly or indirectly related to a "change in control" (as defined in any applicable Plan, arrangement or agreement) or a voluntary or involuntary termination of employment within a certain period of time either before or after such "change in control" (as defined in the applicable Plan, arrangement or agreement).

        (l) Section 2.14(l)(i) of the Company Disclosure Schedule contains a list of all salaried employees of the Company and its Subsidiaries as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates and terms of employment, their positions and any notice, payment, bonus, accelerated vesting of Company Stock Options, or other form of remuneration (exclusive of accrued vacation pay) to which each such employee may be entitled upon termination of his or her employment. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth on Section 2.14(l)(ii) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are "at will" employees.

        (m) Section 2.14(m) of the Company Disclosure Schedule identifies each employee of the Company and its Subsidiaries who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

        (n) The Company has no knowledge of any facts indicating that any of the officers or management personnel of the Company or any of its Subsidiaries intends to terminate his or her employment.

        (o) Neither the Company nor any of its Subsidiaries has entered into any contracts with any labor union or employee association or made any commitments, to or conducted negotiations with, any labor union or employee association with respect to future agreements. The Company is not aware of any current attempts to organize or establish a labor union or employee association with respect to any employees of the Company or any of its Subsidiaries.

        (p) During the last five (5) years, there has not occurred nor been threatened any labor strike, dispute, slowdown, work stoppage, picketing, concerted refusal to work regular or overtime hours or similar labor activity with respect to any employees of the Company or any of its Subsidiaries.

        (q) With respect to termination of employees, the Company and its Subsidiaries have at all times complied in all material respects with all federal, state, local and foreign statutes, laws and regulations, including but not limited to the federal Worker Adjustment and Retraining Notification
    (WARN) Act of 1988 (and similar state laws), and is not in material violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations.

    2.15  PROXY STATEMENT.

        (a) The Proxy Statement (as defined in Section 5.1(a)) to be sent to the stockholders of the Company in connection with the Special Meeting (as defined in Section 5.1(a)) will comply in all material respects with the provisions of the applicable federal securities laws and shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by the Company for the Special Meeting which has in the interim become false or misleading in any material respect; provided, however, that the Company makes no representation or warranty with respect to information furnished by Parent or Merger Sub in writing for inclusion in the Proxy Statement.

        (b) If at any time prior to the Effective Time any event should occur involving the Company, its officers, directors or any other Affiliate of the Company (as defined in Rule 13e-3(a)(i) of the Exchange Act), which is required under the Securities Act or the Exchange Act to be set forth in the Proxy Statement, the Company shall immediately inform Parent of such event and promptly prepare an amendment or supplement to the Proxy Statement in which such event shall be fully and accurately described. Such amendment or supplement shall first be provided to Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated to the stockholders of the Company.

    2.16  PROPERTIES AND ASSETS.

        (a) The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected in the Company Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law and
    (v) any conditions that are shown on the surveys previously delivered to Parent of such real property (collectively, "Permitted Liens").

        (b) Section 2.16(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned or leased by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

        (c) The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

        (d) All tangible assets which are leased by the Company or any of its Subsidiaries have been maintained with the manufacturers' standards and specifications required by each such lease such that at each such termination of the lease such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

        (e) From and after the Effective Time, except for the Company employees, with respect to which the Company makes no representation, the tangible assets owned or leased by the Surviving Corporation, together with its intangible assets will constitute those assets reasonably required to operate the business and operations of the Company and its Subsidiaries as currently conducted in all material respects.

        (f) Section 2.16(f) of the Company Disclosure Schedule sets forth a list of all leased real property that is as of the date of this Agreement, or is expected to be by the Effective Time, vacant or Substantially Vacant (as defined below). Section 2.16(f) of the Company Disclosure Schedule includes:
    (i) the total number of square feet leased pursuant to each such lease;
    (ii) the number of square feet so leased that is vacant or otherwise not utilized pursuant to each such lease; and (iii) the aggregate lease payments due from the date hereof through the expected termination of each such lease. For purposes of this Section 2.16(f), "Substantially Vacant" shall mean that more than 25% of the square footage subject to such lease is or is expected to be vacant or unutilized.

    2.17  INSURANCE.

        (a) The Company and its Subsidiaries maintain policies of insurance and bonds against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the "Insurance Policies"). All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof.
    Section 2.17(a) of the Company Disclosure Schedule sets forth a list of all Insurance Policies.

        (b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and except as set forth on Section 2.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or
    (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

    2.18  TAX MATTERS.

        (a) For purposes of this Agreement, a "Tax" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

        (b) Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are true, complete and correct in all material respects.

        (c) Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise or is contesting them in good faith (a list of such Taxes being contested is set forth in Section 2.18(c) of the Company Disclosure Schedule); and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

        (d) Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, there is no material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (e) Except as disclosed in Section 2.18(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

        (f) Except as set forth in Section 2.18(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, considered individually or considered collectively with any other such contracts, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
    Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws). Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

    2.19  ENVIRONMENTAL MATTERS.

        (a) The Company is in compliance in all material respects with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Material Permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

        (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and to the Company's knowledge, there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.

        (c) To the Company's knowledge, there are no past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern, that could reasonably be expected to result in a claim against the Company or any of its Subsidiaries under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

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        (d) The Company has provided Parent true, complete and correct copies of all of the environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, the Company's facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws, known to the Company.

        (e) To the Company's knowledge, none of the facilities ever used by the Company or any of its Subsidiaries has ever been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in strict compliance in all material respects with all applicable Material Permits and Environmental Laws.

        (f) Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.

        (g) For purposes of this Agreement, the terms "RELEASE" and "ENVIRONMENT" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "ENVIRONMENTAL LAW" shall mean any federal, state, local or foreign law or statute, or any rule or regulation implementing such law or statute and any applicable case law or administrative decision, in each case existing and in effect on the date hereof relating to pollution or protection of the environment, including, without limitation, any statute or regulation pertaining to: (i) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species;
    (vi) aboveground or underground storage tanks, vessels and containers;
    (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern, and "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

    2.20  INTELLECTUAL PROPERTY.

        (a) The Company and each of its Subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software (as defined in Subsection
    (g) below)) that are used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted (the "Company Intellectual Property Rights").

        (b) Section 2.20(b)(i) of the Company Disclosure Schedule sets forth a complete list of all (i) patents, (ii) trademarks, (iii) registered copyrights, trademarks, trade names and service marks and (iv) any applications therefor, included in the Company Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the date of such registration or application, and the names of all registered owners.
    Section 2.20(b) of the Company Disclosure Schedule also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding end-user, VAR and OEM licenses granted to customers in the ordinary course of business ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as disclosed in Section 2.20(b)(iv) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, and the consummation of the Merger contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        (c) Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of, or is a licensee of (whether sole and exclusive or not), with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as disclosed in Section 2.20(c) of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor, to the knowledge of the Company, are there any valid grounds, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by the Company infringes on any copyright, patent, trademark, service mark or trade secret,
    (ii) against the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company or any of its Subsidiaries or the validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, registered service marks and registered copyrights held by the Company and its Subsidiaries are valid and subsisting.

        (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

        (e) No Company Intellectual Property Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements as set forth in Section 2.20(e) of the Company Disclosure Schedule) under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        (f) The Company and its Subsidiaries have a practice to secure, and have secured, from all consultants and contractors who contribute or have contributed to the creation or development of Company Intellectual Property Rights valid written assignments by such persons to the Company and its Subsidiaries of the rights to such contributions. The Company and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of their trade secrets. The Company has required each employee to execute a proprietary information and confidentiality agreement substantially in the Company's standard form, a true and correct copy of which has been provided to Parent.

        (g) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company or any of its Subsidiaries pursuant to end-user licenses and which are used in the business of the Company or its Subsidiaries but are in no way a component of or incorporated in or specifically required to develop any of the products and related trademarks, technology and know-how of the Company and its Subsidiaries.

    2.21 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion, dated October 18, 2002, of SG Cowen Securities Corporation, financial advisor to the Company (the "Financial Advisor"), to the effect that, as of such date, the Merger Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, and a copy of such opinion shall be delivered to Parent promptly after the date hereof. The Company has been authorized by the Financial Advisor to include such opinion in its entirety in the Proxy Statement.

    2.22 BROKERS. No broker, financial advisor, investment banker or other Person, other than the Financial Advisor which is entitled to a fee not to exceed $150,000 upon delivery of the opinion described in Section 2.21, is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and no such Person, including the Financial Advisor, is entitled to any fee or commission based on the successful consummation of the Merger.

    2.23 CERTAIN BUSINESS PRACTICES. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

    2.24 GOVERNMENT CONTRACTS. Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or the Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

    2.25 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 2.25 of the Company Disclosure Statement, since April 30, 2002, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of Parent and its Subsidiaries, taken as a whole; and excluding (i) any other changes, events or effects that are attributable to conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby, (ii) any such effect to the extent resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which Parent operates or (B) changes in general economic, market or political conditions which, in the case of (A) or (B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, Parent; PROVIDED, that any reduction in the market price or trading volume of Parent's publicly traded common stock shall not be deemed to constitute a Parent Material Adverse Effect (it being understood that the foregoing shall not prevent the Company from asserting that any underlying cause of such reduction independently constitutes such a Parent Material Adverse Effect), or (iii) the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the Merger.

    3.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent is not in default under or in violation of any provision of its Articles of Organization or Bylaws.

    3.2  AUTHORITY; REQUIRED FILINGS.

        (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary.

        (b) This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws, the laws and regulations of any foreign country; and (v) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Parent Material Adverse Effect.

    3.3  PROXY STATEMENT.

        (a) The information supplied or to be supplied by Parent for the inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by the Company for the Special Meeting which has in the interim become false or misleading in any material respect.

        (b) If at any time prior to the Effective Time any event should occur involving Parent, its officers, directors or any other Affiliate of Parent, which is required under the Securities Act or the Exchange Act to be set forth in the Proxy Statement, Parent shall immediately inform the Company of such event and the Company shall promptly prepare an amendment or supplement to the Proxy Statement in which such event shall be fully and accurately described. Such amendment or supplement shall first be provided to Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated to the stockholders of the Company.

    3.4 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

    3.5 FINANCING. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and payable by them. Parent will make such funds available to Merger Sub when required for the performance of its obligations hereunder.

    3.6 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Sub of this Agreement does not and will not (a) contravene or conflict with the respective certificates of incorporation and bylaws of Parent and Merger Sub; or (b) contravene or conflict with or constitute a violation of any law applicable to Parent or Merger Sub, except, in the case of clauses
(a) or (b) above, for any such conflicts, violations, other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

    3.7 BROKERS. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and /or Merger Sub and no such Person is entitled to any fee or commission based on the successful consummation of the Merger.

    3.8 SECTION 203. As of the time immediately prior to the effective time of this Agreement, and without giving effect to the transactions contemplated by this Agreement, the Stockholder's Agreements and the Option Agreement, neither Parent nor Merger Sub is an "interested stockholder" as defined in Section 203 of the DGCL.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1  CONDUCT OF BUSINESS PENDING THE MERGER.

        (a) The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VII (such period being hereinafter referred to as the "Interim Period"), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, each of the Company and its Subsidiaries: (i) shall conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously provided to Parent; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and
    (iii) shall use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

           (i) amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

           (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock issuable (a) upon the exercise of Outstanding Company Stock Options or (b) under the Company ESPP pursuant to Section 1.9(c);

           (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its Subsidiaries;

           (iv) sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business and not material in amount, either individually or in the aggregate;

           (v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that a wholly owned Subsidiary of the Company may declare and pay a cash dividend to the Company);

           (vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

           (vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property Rights, except for licenses of Company Intellectual Property Rights to end-user customers for their internal use or solely as necessary for such customers to use the Company's products and services, in each case in the ordinary course of business consistent with past practice;

           (viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

           (ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business and as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement;

           (x) authorize or make any new capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which individually is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

           (xi) except as required to comply with any applicable law or any contract agreement or Plan in effect on the date of this Agreement, and only after ten (10) days prior written notice to Parent, take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; (E) hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $75,000, or that collectively is in excess of $300,000 or (F) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other Plan or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Section 1.9 and 5.5 of this Agreement;

           (xii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

           (xiii) create, incur, suffer to exist or assume any Lien, other than Permitted Liens, on any of its material properties, facilities or other assets;

           (xiv) other than in the ordinary course of business: (A) enter into any Company Material Contract; (B) modify, amend or transfer in any material respect or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or
       (C) enter into, extend, amend or modify any lease with respect to real property;

           (xv) enter into any contract or agreement containing any restriction on the ability of the Company or its Subsidiaries to assign its rights, interests and obligations thereunder, unless such restriction expressly excludes any assignment to Parent in connection with or following consummation of the Merger and the other transactions contemplated hereby;

           (xvi) enter into any contract or agreement, or amend the terms of any existing contract or agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

           (xvii) enter into any contract or agreement with a term of greater than one year or which can reasonably be expected to result in payment obligations by the Company in excess of $25,000;

           (xviii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

           (xix) pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of amounts not in excess of $20,000 individually or $100,000 in the aggregate, do not impose any restrictions on the conduct of the business of the Company or its Subsidiaries and include no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

           (xx) accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plans, except in accordance with the provisions of Section 1.9 of this Agreement or as required under the terms of such Company Stock Plans;

           (xxi) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

           (xxii) subject to Section 4.1(a)(x), fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

           (xxiii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied as of the Closing Date; or

           (xxiv) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

        (b) During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers and customers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of the Parent on the Closing Date.

    4.2  NO SOLICITATION OF OTHER PROPOSALS.

        (a) During the Interim Period, the Company shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, accountant or other advisor, representative or agent (each a "Company Representative"): (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock consisting of at least 20% of the then currently outstanding shares (including, without limitation, pursuant to a tender offer) or similar transaction or series of transactions involving the Company and its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from:
    (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (y) the Board of Directors of the Company determines in good faith (after consultation with, and based upon the advice of, its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's stockholders than the Merger and other transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with, and based upon the advice of, its outside legal counsel that such action is necessary for the Company to comply with its fiduciary duties to its stockholders under applicable law and (z) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company's Board of Directors receives from such Person an executed non-disclosure agreement with terms no less favorable to such party than those terms contained in the confidentiality agreement, dated as of August 6, 2002, between Parent and the Company (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regards to an Acquisition Proposal. Notwithstanding the foregoing, if the Company's Board of Directors shall receive a bona fide, unsolicited Acquisition Proposal as to which financing is not committed and if the Company's Board of Directors shall determine in good faith that such Acquisition Proposal would, but for the question of the financial capability of the proposed acquiror, constitute a Superior Proposal, then in such event the Company's Board of Directors and its financial advisor may, for the purpose of determining whether such proposal constitutes a Superior Proposal, conduct such limited inquiries of the proponent of such Acquisition Proposal as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated by such proponent so as to constitute a Superior Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by anyone acting on behalf of any of the Company, shall be deemed to constitute a breach of this Section 4.2 by the Company for all purposes of this Agreement.

        (b) Upon compliance with the foregoing, following the Company's receipt of a Superior Proposal, the Company shall be entitled to: (i) withdraw, modify or refrain from making its recommendation referred to in
    Section 5.1(a)(v) and 5.2(d) and approve and recommend to the stockholders of the Company such Superior Proposal; and (ii) enter into an agreement with such Person concerning such Superior Proposal.

        (c) The Company shall notify Parent as soon as practicable (and in any event within 24 hours) after receipt by the Company (or after the Company learns of receipt by its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Notwithstanding Section 8.2, such notice shall be made both orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall notify Parent of any discussions with any such offeror within 24 hours of such discussions and shall disclose to Parent within such 24-hour period the substance of such discussions in reasonable detail.

        (d) The Company shall be entitled to provide copies of this Section 4.2 to third parties who, on an unsolicited basis after the date of this Agreement, contact the Company regarding an Acquisition Proposal, provided that Parent shall concurrently be notified of such contact and delivery of such copy.

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
                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  SPECIAL MEETING; PROXY STATEMENT; OTHER FILINGS.

        (a) The Company shall in accordance with applicable law:

           (i) as promptly as practicable after the execution of this Agreement, in accordance with the DGCL and its Certificate of Incorporation and Bylaws duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting");

           (ii) prepare and use reasonable best efforts to file with the SEC within twelve (12) Business Days after execution of this Agreement a preliminary proxy statement relating to the Merger and this Agreement in form and substance reasonably satisfactory to Parent;

           (iii) after consultation with Parent, respond promptly to any and all comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter to cause a definitive proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in accordance with Regulation 14A under the Exchange Act, the Company's Certificate of Incorporation and Bylaws and the DGCL;

           (iv) provide Parent with a reasonable opportunity to review and comment on the preliminary proxy statement and all amendments thereto and the Proxy Statement and all amendments or supplements thereto prior to the filing of the same with the SEC, and will provide Parent with a true and complete copy of all such filings made with the SEC;

           (v) include in the Proxy Statement (A) the opinion of the Financial Advisor referred to in Section 2.21 and (B) subject to Section 4.2, the recommendation of the Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement (the "Company Recommendation"); provided, however, that the Company shall submit this Agreement to the stockholders of the Company, whether or not the Company's Board of Directors at any time changes, withdraws or modifies its recommendation pursuant to Section 4.2;

           (vi) subject to Section 4.2, use all reasonable efforts to solicit from stockholders proxies in favor of the Merger and adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the approval of the stockholders required;

           (vii) not, once the Special Meeting has been called and noticed, postpone or adjourn the Special Meeting (other than for the absence of a quorum and then only to such future date as is reasonably acceptable to Parent) without the prior written consent of Parent;

        (b) The Company agrees that its obligation to duly call, give notice of, convene and hold the Special Meeting as required by Section 5.1(a) shall not be affected by the withdrawal, amendment or modification of the Company Recommendation; and (ii) the Company agrees that its obligations under
    Section 5.1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

        (c) Parent shall:

           (i) promptly furnish all information concerning Parent and Merger Sub required to be included in the Proxy Statement; and

           (ii) vote any shares of the Company beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted, in favor of the adoption of this Agreement and approval of the Merger at the Special Meeting.

        (d) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the "Other Filings").

    5.2  TENDER OFFER.

        (a) Parent shall have the option (the "Tender Offer Option") at any time prior to the date the Proxy Statement is first mailed to the stockholders of the Company to cause Merger Sub to (A) commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (the "Offer") to purchase any and all of the Company Common Stock at a price per share equal to the Merger Consideration, net to the selling stockholder in cash and (B) after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO (the "Schedule TO") and all other necessary documents with the SEC (collectively, the "Offer Documents"), make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and publish, send or give the disclosure required by Rule 14d-6 under the Exchange Act by complying with the dissemination requirements of Rule 14d-4 under the Exchange Act in each case in connection with the Offer Documents. The Offer shall be subject only to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Merger Sub or any other Subsidiary of Parent, represents at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that without the prior written consent of the Company, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock or the number of shares of Company Common Stock sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I and (iii) no other change may be made to any term of the Offer in any manner adverse to the holders of the shares of Company Common Stock. Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. The Offer shall remain open until the date that is twenty (20) Business Days after the commencement of the Offer (the "Expiration Date"), unless Parent shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of this Agreement or as may be required by applicable law, in which event, the term Expiration Date shall mean the latest time and date as the Offer, as so extended, may expire. If, at any Expiration Date, any of the conditions to the Offer are not satisfied or waived by Parent, Parent may, but shall not be required to, extend the Offer. Notwithstanding the foregoing, Parent and Merger Sub agree that Merger Sub shall from time to time extend the Offer, if requested by the Company, if at the Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions of the Offer other than (or in addition to) the Minimum Condition or those set forth in Sections (c), (d),
    (e), (f) or (g) of Annex I shall not have been waived or satisfied, until (taking into account all such extension(s)) January 31, 2003. If at the expiration of the Offer all of the conditions to the Offer have been satisfied or waived, Merger Sub may extend the Offer pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty (20) Business Days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

        (b) Parent, Merger Sub and the Company agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in complying with the foregoing commitments, Parent or Merger Sub may rely on the accuracy of any information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents, and the Company may rely on the accuracy of any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent and Merger Sub shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel.

        (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

        (d) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of all holders of Company Common Stock, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer,
    (iii) if Parent elects to exercise the Tender Offer Option, subject to
    Section 4.2, unanimously resolved to recommend to the holders of Company Common Stock that they tender their shares in the Offer and vote to adopt this Agreement and (iv) taken all action necessary to render the limitations on business combinations contained in Section 203 of Delaware Law inapplicable to this Agreement and the transactions contemplated hereby and thereby.

        (e) If Parent elects to exercise the Tender Offer Option, the Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. From and after the date of this Agreement, all such information concerning the Company's record holders and, to the extent known, beneficial holders, shall be made available to Merger Sub upon request. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Article VII, shall deliver to the Company all copies of such information then in their possession or under their control.

        (f) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 4.2, shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and each amendment thereto prior to its being filed with the SEC or disseminated to the holders of shares of Company Common Stock.

        (g) Effective upon the acceptance for payment of, and payment for, any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of
    (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 5.2(g)) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board (subject to any relevant independence requirements) and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

        (h) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (i) Following the election or appointment of Parent's designees pursuant to Section 5.2(g) and until the Effective Time, there shall be in office at least one Continuing Director (as defined below) and the approval of not less than a majority of the directors of the Company then in office, which majority shall include the concurrence of a majority of the directors neither designated by Parent nor employed by the Company (the "Continuing Directors"), shall be required to authorize any amendment or modification to the Certificate of Incorporation or Bylaws of the Company (except as otherwise provided herein), any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or other action by the Company hereunder which materially adversely affects the rights of the Company hereunder or of the holders of shares of Company Common Stock (other than Parent and Merger Sub); provided, however, if the foregoing provisions of this subsection are invalid or incapable of being enforced under applicable law, then neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and Merger Sub shall use their commercially reasonable efforts to prevent the occurrence of, such action unless such action shall have received the unanimous approval of the Board of Directors of the Company. Following the election or appointment of Parent's designees pursuant to Section 5.2(g) and until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two (2) Continuing Directors shall remain members of the Board of Directors; provided that, if there shall be in office fewer than two (2) Continuing Directors for any reason, the parties shall use their commercially reasonable efforts to cause the Board of Directors of the Company to cause the person designated by the remaining Continuing Director to be elected to fill such vacancy, which person shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Directors then remain, the other directors of the Company then in office shall designate two
    (2) persons to fill such vacancies who will not be directors, Officers, employees or Affiliates of Parent, Merger Sub or the Company, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. The Board of Directors of the Company shall not delegate any matter covered by this Sections 5.2(g)-(i) to any committee of the Board of Directors of the Company unless such committee consists only of Continuing Directors.

    5.3  ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall make available to Parent the appropriate individuals for discussion of its business, properties and personnel as Parent may reasonably request.

        (b) No investigation by Parent or its representatives shall affect any representations, warranties, covenants or agreements of the Company set forth herein or the conditions to the obligations of the Company hereto.

        (c) All information obtained by Parent pursuant to Section 5.3
    (a) shall be kept confidential in accordance with the Confidentiality Agreement.

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
    5.4  REASONABLE EFFORTS; FURTHER ASSURANCES.

        (a) Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

        (b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to agreements and contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby;
    (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

    5.5  EMPLOYEE BENEFIT MATTERS.

        (a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "New Parent Employee").

        (b) After the Effective Time the New Parent Employees shall be eligible to participate in the employee benefit plans of Parent (the "Parent Benefit Plans") to the same extent as any similarly situated and geographically located employee of Parent.

        (c) With respect to each Parent Benefit Plan in which New Parent Employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Subsidiaries (or predecessor employers thereof to the extent the plans of the Company or its Subsidiaries provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Plan of the Company or Subsidiary. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan of the Company or Subsidiary. New Parent Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or a Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan for the plan year in which the Effective Time occurs.

        (d) Nothing contained in this Section 5.5 shall be deemed to be a commitment of the Surviving Corporation, Parent or any of its Subsidiaries to employ any New Parent Employee for any period of time after the Effective Time, and this Section 5.5 shall not be construed to limit the ability of the Surviving Corporation, Parent or any of its Subsidiaries to terminate the employment of any New Parent Employee at any time after the Effective Time. In addition, nothing contained in this Section 5.5 shall be deemed to prevent Parent from amending or terminating any Parent Benefit Plan in accordance with its terms.

        (e) The provisions of this Section 5.5 are not intended to create rights of third party beneficiaries.

    5.6  NOTIFICATION OF CERTAIN MATTERS.

        (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of
    (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.6(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

    5.7 PUBLIC ANNOUNCEMENTS. Except as otherwise required by applicable law, court process, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VII, the Company shall not, nor shall it permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

    5.8  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) Parent and the Surviving Corporation agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective Certificates of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

        (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8, and Parent shall ensure that such successors and assigns of the Surviving Corporation comply with and honor the foregoing obligations.

        (c) Parent shall, or the Company may with the prior written consent of Parent, purchase a five (5) year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance policy, or with the Company's prior consent, which shall not be unreasonably withheld or conditioned, a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend in excess of $1,000,000 in the aggregate for payment of the premiums (the "D&O Premium Cap") for such directors' and officers' liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph (c). If Parent or the Surviving Corporation is unable to obtain the insurance coverage required by this Section 5.8(c) for an aggregate amount less than or equal to the D&O Premium Cap, Parent or the Surviving Corporation, after consultation with the Company, shall obtain as much insurance as can be obtained for the D&O Premium Cap.

        (d) The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by each Indemnified Party, his or her respective heirs and representatives and may not be amended or repealed in any manner adverse to such Indemnified Party without the written consent of such Indemnified Party.

    5.9 OPTION AGREEMENT. Contemporaneously with the execution and delivery of this Agreement, the Company shall execute and deliver to Parent the Option Agreement. The Company agrees to fully perform to the fullest extent permitted under applicable law its obligations under the Option Agreement.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

    6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Vote in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company at the Special Meeting.

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by the applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably would be expected to have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

    (c) APPROVALS OF GOVERNMENTAL AUTHORITIES; THIRD PARTY CONSENTS. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities and other third parties described in Section 2.4(d) (or not described in Section 2.4 (d) but required to be so described) have been obtained and (ii) the consents of such Persons set forth in Section 2.4(c) of the Company Disclosure Schedule have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect.

        (d) NO MATERIAL ADVERSE EFFECT. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect.

        (e) RESIGNATIONS OF DIRECTORS. Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries effective as of the Effective Time.

        (f) DISSENTERS' RIGHTS. The holders of less than five percent (5%) of the Company Common Stock shall have demanded and perfected their right to an appraisal of the Company Common Stock in accordance with the DGCL.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably would be expected to have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Executive Office and Chief Financial Officer of Parent.

        (c) APPROVALS OF GOVERNMENTAL AUTHORITIES. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in Section 3.2(c) (or not described in Section 3.2(c) but required to be so described) have been obtained, except where the failure to have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

        (a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before January 31, 2003; PROVIDED, HOWEVER, that the right to terminate this Agreement under this

    Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

        (c) by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

        (d) by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained;

        (e) by Parent, if the Board of Directors of the Company, or any authorized committee thereof, shall have: (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger; (ii) failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger and this Agreement; (iii) failed to mail the Proxy Statement to the stockholders of the Company within a reasonable period of time after the Proxy Statement becomes available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger and approve and adopt this Agreement); (iv) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, failed to do so within two
    (2) Business Days after such request is made; (v) entered, or caused the Company or any of its Subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; (vi) breached Section 4.2(a),
    Section 4.2(c) or Section 4.2(d) (for purposes of this Section 7.1(e) not considering the exceptions set forth in Section 4.2(b)); (vii) breached the Option Agreement; or (viii) resolved or announced its intention to do any of the foregoing;

        (f) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that
    Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)), and, in both case
    (i) and case (ii), such breach (if curable) has not been cured within twenty
    (20) days after notice thereof to the Company;

        (g) By Parent, if after Parent exercises the Tender Offer Option, the Board of Directors of the Company, or any authorized committee thereof, shall have: (i) failed to file with the SEC and disseminate to its holders of shares of Company Common Stock the Schedule 14D-9; (ii) failed to include in the Schedule 14D-9 the recommendation to the holders of Company Common Stock that they tender their shares in the Offer; (iii) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation to the holders of Company Common Stock that they tender their shares in the Offer; (iv) upon a request by Parent to publicly reaffirm the recommendation to the holders of Company Common Stock that they tender their shares in the Offer, failed to do so within two
    (2) Business Days after such request is made; (v) otherwise breached
    Section 5.2; or (vi) resolved or announced its intention to do any of the foregoing; or

        (h) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within twenty (20) days after notice thereof to Parent.

    7.2 EFFECT OF TERMINATION. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(c), 7.3 and
Article VIII, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

    7.3  FEES AND EXPENSES.

        (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

        (b) In the event that Parent terminates this Agreement pursuant to
    Section 7.1(e) or Section 7.1(g), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $1,200,000 (the "Termination Fee"), payable by wire transfer of immediately available funds to an account specified by Parent. In addition, in the event that an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(d) and such Acquisition Proposal is consummated within one (1) year of such termination, the Company shall pay to Parent, simultaneously with the consummation of such Acquisition Proposal, the Termination Fee, payable by wire transfer of immediately available funds to an account specified by Parent. Furthermore, in the event that Parent terminates this Agreement pursuant to Section 7.1(f) due to (i) an intentional breach, omission or other act by or on behalf of the Company which causes the representations and warranties of the Company contained herein to become untrue or inaccurate or (ii) an intentional breach of any of its covenants or agreements contained in this Agreement, then the Company shall pay to Parent, simultaneously with such termination of this Agreement, the Termination Fee, payable by wire transfer of immediately available funds to an account specified by Parent.

        (c) If this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company for all Company Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Company Stipulated Expenses" shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Merger and other transactions contemplated hereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives; PROVIDED, HOWEVER, that in no event shall such amount exceed $500,000.

        (d) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

    7.4 AMENDMENT. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

    7.5 WAIVER. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) Except as set forth in Section 8.1(b) below, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

        (b) The representations and warranties in this Agreement shall terminate at the Effective Time; PROVIDED, HOWEVER, this Section 8.1(b) shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    8.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

        (a) If to Parent or Merger Sub:

           Progress Software Corporation
           14 Oak Park
           Bedford, MA 01730
           Telecopier: (781) 280-4304
           Attention: Joseph W. Alsop, Chief Executive Officer
           E-Mail: jwa@progress.com

           With copies to:

           Progress Software Corporation
           14 Oak Park
           Bedford, MA 01730
           Telecopier: (781) 280-4035
           Attention: James D. Freedman, Vice President and General Counsel E-Mail: freedman@progress.com

           and

           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           One Financial Center
           Boston, MA 02111
           Telecopier: (617) 542-2211
           Attention: Stanford N. Goldman, Jr., Esq.
           E-Mail: fngoldman@mintz.com

        (b) If to the Company:

           eXcelon Corporation
           25 Mall Road
           Burlington, MA 01803
           Telecopier: (781) 674-4194
           Attention: Joseph M. Bellini, Chief Executive Officer
           E-Mail: jbellini@exln.com

           With copies to:

           eXcelon Corporation
           25 Mall Road
           Burlington, MA 01803
           Telecopier: (781) 674-5010
           Attention: Clifford B. Thompson, General Counsel and Secretary E-Mail: CThompson@exln.com

           and

           Gibson, Dunn & Crutcher LLP
           1050 Connecticut Ave., NW
           Washington, DC 20036
           Telecopier: (202) 467-0539
           Attention: Stephanie Tsacoumis
           E-Mail: stsacoumis@gibsondunn.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent
(c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

    8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    8.5 ENTIRE AGREEMENT. This Agreement, the Option Agreement and the Stockholder's Agreements (including all exhibits and schedules hereto and thereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

    8.6 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

    8.7 PARTIES IN INTEREST. Except as set forth in Section 5.8, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    8.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

    8.9 GOVERNING LAW; ENFORCEMENT. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;
(c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and
(d) consents to service of process by delivery pursuant to Section 8.2 hereof.

    8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       PROGRESS SOFTWARE CORPORATION

                                                       By   /s/ JOSEPH W. ALSOP
                                                            ----------------------------------------
                                                            Name: Joseph W. Alsop
                                                            Title: Chief Executive Officer

                                                       CHOPIN MERGER SUB, INC.

                                                       By   /s/ JOSEPH W. ALSOP
                                                            ----------------------------------------
                                                            Name: Joseph W. Alsop
                                                            Title: President

                                                       EXCELON CORPORATION

                                                       By   /s/ JOSEPH M. BELLINI
                                                            ----------------------------------------
                                                            Name: Joseph M. Bellini
                                                            Title: Chief Executive Officer

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                                    ANNEX I
                              CONDITIONS TO OFFER

    Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to applicable law, pay for any shares of Company Common Stock, and may terminate the Offer, if (i) immediately prior to the expiration date of the Offer, the Minimum Condition (as defined in the Merger Agreement) shall not have been satisfied, or (ii) at any time on or after the date of this Agreement and prior to the expiration date of the Offer, any of the following conditions exists and shall not have resulted from the breach by Parent or Merger Sub of any of their respective obligations under the Merger
Agreement:

        (a) there shall be instituted or pending any action or proceeding which, in the reasonable judgment of Parent, has a reasonable likelihood of success, by any Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Sub or any of Parent's other Affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Sub or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, or (v) seeking to require divestiture by Parent, Merger Sub or any of Parent's other Affiliates of any shares of Company Common Stock or (vi) that otherwise, in the reasonable judgment of Parent, is likely to have a Company Material Adverse Effect; or

        (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses
    (i) through (vi) of paragraph (a) above; provided, however, that the parties shall use reasonable efforts to cause any such decree, judgment or other order to be vacated or lifted prior to January 31, 2003; or

        (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Company Material Adverse Effect; or

        (d) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any Person shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Company Common Stock), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on October 18, 2002, or (ii) any such Person that, prior to October 18, 2002, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional

                                     A-I-1
    shares of any class or series of capital stock of the Company (including Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Company Common Stock) constituting 20% or more of any such class or series; or

        (e) the Company shall have breached or failed to perform in any material respect any of its obligations under the Agreement, or any of its representations and warranties contained in the Agreement, disregarding all such qualifications and exceptions contained therein using the terms "material" or "Company Material Adverse Effect," shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

        (f) the Agreement shall have been terminated in accordance with its terms; or

        (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market for a period in excess of 18 hours,
    (ii) any declaration of a banking moratorium or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, (iii) any material limitation by any Governmental Authority in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, (iv) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or a material adverse effect on the Offer.

    The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such conditions and except with respect to the Minimum Condition may be waived by Parent in whole or in part at any time and from time to time prior to the expiration of the Offer, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of this Agreement. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

                                     A-I-2
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                                    ANNEX II
                             INDEX TO DEFINED TERMS

"Acquisition Proposal" has the meaning set forth in Section 4.2(a).

"Agreement" has the meaning set forth in the preamble.

"Business Day" has the meaning set forth in Section 1.2.

"Certificate of Merger" has the meaning set forth in Section 1.3.

"Closing Date" has the meaning set forth in Section 1.2.

"Closing" has the meaning set forth in Section 1.2.

"COBRA" has the meaning set forth in Section 2.14(h).

"Code" has the meaning set forth in Section 1.12(f).

"Commercial Software" has the meaning set forth in Section 2.20(g).

"Company Certificate" has the meaning set forth in Section 1.7(b).

"Company Common Stock" has the meaning set forth in Section 1.7(a).

"Company Disclosure Schedule" has the meaning set forth in the first paragraph of Article II.

"Company ESPP" has the meaning set forth in Section 1.9(c).

"Company Financial Statements" has the meaning set forth in Section 2.6(b).

"Company Intellectual Property Rights" has the meaning set forth in
Section 2.20(a).

"Company Material Adverse Effect" has the meaning set forth in the first paragraph of Article II.

"Company Material Contract" has the meaning set forth in Section 2.9(a).

"Company Option Plans" has the meaning set forth in Section 1.9(a).

"Company Preferred Stock" has the meaning set forth in Section 2.3(a).

"Company Recommendation" has the meaning set forth in Section 5.1(a)(v).

"Company Representative" has the meaning set forth in Section 4.2(a).

"Company SEC Reports" has the meaning set forth in Section 2.6(a).

"Company Stipulated Expenses" has the meaning set forth in Section 7.3(c).

"Company Stock Options" has the meaning set forth in Section 1.9(a).

"Company Stock Plans" has the meaning set forth in Section 1.9(c).

"Company" has the meaning set forth in the preamble

"Confidentiality Agreement" has the meaning set forth in Section 4.2(a).

"Continuing Director" has the meaning set forth in Section 5.2(i).

"D&O Premium Cap" has the meaning set forth in Section 5.8(c).

"DGCL" has the meaning set forth in the preamble.

"Dissenting Shares" has the meaning set forth in Section 1.14.

"EDGAR" has the meaning set forth in Section 2.6(a).

                                     A-II-1

"Effective Time" has the meaning set forth in Section 1.3.

"End-User Licenses" has the meaning set forth in Section 2.20(b).

"Environment Law" has the meaning set forth in Section 2.19(g).

"Equitable Exceptions" has the meaning set forth in Section 2.4(b).

"ERISA" has the meaning set forth in Section 2.14(b).

"Exchange Act" has the meaning set forth in Section 1.9(b).

"Expiration Date" has the meaning set forth in Section 5.2(a).

"Financial Advisor" has the meaning set forth in Section 2.21.

"GAAP" has the meaning set forth in Section 2.6(b).

"Governmental Authority" has the meaning set forth in Section 2.4(d).

"Indemnified Parties" has the meaning set forth in Section 5.8(a).

"Insurance Policies" has the meaning set forth in Section 2.17(a).

"Interim Period" has the meaning set forth in Section 4.1(a).

"IRS" has the meaning set forth in Section 2.14(d).

"Liens" has the meaning set forth in Section 2.2(c).

"Material Permit" has the meaning set forth in Section 2.11(a).

"Materials of Environmental Concern" has the meaning set forth in
Section 2.19(g).

"Merger Consideration" has the meaning set forth in Section 1.7(a).

"Merger Sub Common Stock" has the meaning set forth in Section 1.10.

"Merger Sub" has the meaning set forth in the preamble.

"Merger" has the meaning set forth in the preamble.

"Minimum Condition" has the meaning set forth in Section 5.2 (a).

"Most Recent Balance Sheet" has the meaning set forth in Section 2.7.

"Most Recent Balance Sheet Date" has the meaning set forth in Section 2.7.

"Multiple Employer Welfare Arrangement" has the meaning set forth in
Section 2.14 (c).

"New Parent Employee" has the meaning set forth in Section 5.5(a).

"Offer Documents" has the meaning set forth in Section 5.2(a).

"Offer" has the meaning set forth in Section 5.2(a).

"Option Agreement" has the meaning set forth in the preamble.

"Other Filings" has the meaning set forth in Section 5.1(d).

"Outstanding Company Stock Options" has the meaning set forth in
Section 2.3(b).

"Parent Benefit Plans" has the meaning set forth in Section 5.5(b).

"Parent Material Adverse Effect" has the meaning set forth in the first paragraph of Article III.

"Parent" has the meaning set forth in the preamble.

                                     A-II-2

"Party" or "Parties" has the meaning set forth in the preamble.

"Paying Agent" has the meaning set forth in Section 1.12(a).

"Pension Plan" has the meaning set forth in Section 2.14(b).

"Permitted Liens" has the meaning set forth in Section 2.16(a).

"Plan" or "Plans" has the meaning set forth in Section 2.14(a).

"Proxy Statement" has the meaning set forth in Section 5.1(a)(iii).

"Regulation S-K" has the meaning set forth in Section 2.6(a).

"Requisite Stockholder Vote" has the meaning set forth in Section 2.4(a).

"Returns" has the meaning set forth in Section 2.18(b).

"Sarbanes-Oxley has the meaning set forth in Section 2.6(a)

"Schedule 14D-9" has the meaning set forth in Section 5.2(f).

"Schedule TO" has the meaning set forth in Section 5.2(a).

"SEC" has the meaning set forth in Section 2.2.

"Securities Act" has the meaning set forth in Section 2.2(c).

"Special Meeting" has the meaning set forth in Section 5.1(a)(i).

"Stockholder's Agreements" has the meaning set forth in the preamble.

"Subsequent Offering Period" has the meaning set forth in Section 5.2(a).

"Subsidiary" has the meaning set forth in Section 2.2(e).

"Substantially Vacant" has the meaning set forth in Section 2.16(f).

"Superior Proposal" has the meaning set forth in Section 4.2(a).

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Tax" has the meaning set forth in Section 2.18(a).

"Tender Offer Option" has the meaning set forth in Section 5.2(a).

"Termination Fee" has the meaning set forth in Section 7.3(b).

"Welfare Plan" has the meaning set forth in Section 2.14(c).

                                     A-II-3

                                                                      APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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           d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if

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    such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than ten days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take

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into account all relevant factors. In determining the fair rate of interest, the
Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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                                                                      APPENDIX C

                  FORM OF STOCKHOLDER'S AGREEMENT (DIRECTORS)

    STOCKHOLDER'S AGREEMENT, dated as of October 18, 2002 (the "Agreement"), among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Stockholder of eXcelon Corporation, a Delaware corporation (the "Company"), whose name appears on
Schedule I hereto (the "Stockholder").

                                    RECITALS

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) an option for the Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder owns (beneficially (as determined herein pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) and/or of record) and has voting and investment power with respect to the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, but excluding any shares issuable pursuant to any option exercise unless and until such shares are actually issued, being referred to herein as the Stockholder's "Shares");

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

    WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholder hereby agree as follows:

                                   ARTICLE 1
                       TRANSFER AND VOTING OF SHARES AND
                       OTHER COVENANTS OF THE STOCKHOLDER

    1.01  VOTING OF SHARES.  From the date hereof until the earliest to occur of
(x) termination of this Agreement pursuant to Section 6.01 hereof, (y) the expiration of the Stock Option (as defined below) with respect to the Stockholder's Shares and (z) the closing of any exercise of such Stock Option (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Stockholder's Shares (i) in favor of the adoption of the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the

Company, any change in the present capitalization of the Company or any amendment to the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly; provided, however, that Stockholder shall not be required to vote for any action that would decrease the consideration to be received by the stockholders of the Company in respect of their Shares in the Merger.

    1.02 NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, however, that nothing contained herein shall prohibit any sale, transfer or assignment of Shares by a Stockholder to members of such Stockholder's family, a family trust of such Stockholder or a charitable institution if the transferee of such Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Merger Sub.

    1.03 PROXY/POWER OF ATTORNEY. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder's Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as the Stockholder's true and lawful attorney and proxy (the Stockholder's "Proxy"), for and in the Stockholder's name, place and stead, to vote each of such Shares as the Stockholder's Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, at which any proposal described in Section 1.01 is considered, including the right to sign the Stockholder's name (as stockholder) to any consent, certificate or other document in lieu of any such meeting that Delaware law may permit or require.

    THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

    1.04 WAIVER OF APPRAISAL RIGHTS. The Stockholder hereby waives any rights of appraisal in connection with the Merger.

    1.05 STOP TRANSFER. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article 3 hereof).

    1.06 NO SOLICITATION. During the Term, the Stockholder shall not, and the Stockholder shall cause the Stockholder's officers, directors, employees, agents or representatives (collectively, the "Representatives") not to, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry with respect thereto,
(ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. Upon execution of this Agreement, the Stockholder shall, and the Stockholder shall cause the Stockholder's Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, the Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Stockholder of any Acquisition Proposal, any indication that any third party is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that, to such Stockholder's knowledge, may be considering making, or has made, an Acquisition Proposal. To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, the Stockholder shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Notwithstanding any provision of this Section 1.06 to the contrary, if the Stockholder or any of the Stockholder's Representatives is a member of the Company's Board of Directors or an officer of the Company, such member of the Company's Board of Directors or officer may take actions in such capacity to the extent permitted by Section 4. 2 of the Merger Agreement.

    1.07 STOCKHOLDER CAPACITY; FIDUCIARY DUTIES. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any subsidiary of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs solely in such Stockholder's capacity as the record holder and beneficial owner (as further set forth on Schedule I hereto) of the Stockholder's Shares. Nothing in this Agreement shall be construed to prohibit a Stockholder who is a member of the Board of Directors of the Company or any subsidiary of the Company or officer of the Company or any subsidiary of the Company from taking any action or inaction solely in such capacity or from taking any action or inaction with respect to any Acquisition Proposal or otherwise, as a member of, or at the direction of, the Board of Directors of the Company to the extent permitted by the Merger Agreement.

                                   ARTICLE 2
                                TENDER OF SHARES

    2.01 TENDER. The Stockholder shall validly tender (or cause the record owner of such shares to validly tender) the Stockholder's Shares pursuant to and in accordance with the terms of the Offer, as long as the Offer is made in accordance with the Merger Agreement, not later than the fifth business day after commencement of the Offer pursuant to Section 5.2 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender during the Term. The Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all the Stockholder's Shares validly tendered in the Offer and not withdrawn, the Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer. Nothing in this Agreement shall obligate any Stockholder to exercise any option, warrant or other right to purchase shares of capital stock of the Company.

    2.02 CERTAIN WARRANTIES. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by the Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all Encumbrances whatsoever other than restrictions under applicable securities laws.

    2.03 DISCLOSURE. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (as defined in the Merger Agreement) (including all documents and schedules filed with the Securities and Exchange Commission), the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

                                   ARTICLE 3
                                     OPTION

    3.01  OPTION SHARES.

        (a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder hereby grants to Parent or Merger Sub, as Parent may designate (the "Optionee"), an irrevocable option (each such option, a "Stock Option") to purchase all, but not in any part or less than all, of the Stockholder's Shares (in such context, the "Option Shares") at a purchase price per share equal to $3.19 (the "Exercise Price"), subject to the terms and conditions set forth herein.

        (b) The Stock Option may be exercised by the Optionee in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Stock Option in accordance with Section 6.01. In the event the Optionee wishes to exercise the Stock Option, the Optionee shall send an irrevocable written notice to the Stockholder (the "Stock Exercise Notice") specifying the total number of Option Shares the Optionee wishes to purchase and a date (not later than 10 business days and not earlier than three business days from the date such notice is given; provided, however, that if Rule 14e-5 under the Exchange Act is applicable at the time of exercise of the Stock Option, the period in this clause shall not begin before the expiration or termination of the tender offer and shall extend for 10 business days after the expiration or termination of the tender offer) for the closing of such purchase (the "Closing Date"). In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other similar change in the corporate or capital structure of the Company, the number of Option Shares subject to the Stock Option and the Exercise Price per Option Share shall be proportionally adjusted.

        (c) The Optionee's right to exercise the Stock Option is subject to the following conditions:

           (i) neither Parent nor Merger Sub shall have breached any of its obligations under the Merger Agreement such that the breach was the primary cause or resulted in the failure of the Offer or Merger to be consummated;

           (ii) no preliminary or permanent injunction or other order issued by any federal, state or foreign court of competent jurisdiction invalidating the grant or prohibiting the exercise of the Stock Option or the delivery of the Option Shares shall be in effect;

           (iii) all applicable waiting periods under any applicable foreign antitrust law or regulation shall have expired or been terminated; and

           (iv)  a Triggering Event shall have occurred.

A "Triggering Event" shall be deemed to have occurred if the Merger Agreement shall have been terminated (x) pursuant to Section 7.1(d), 7.1(e), 7.1(f) or 7.1(g) thereof or, (y) by the Company, if an Acquisition Proposal has been made, pursuant to Section 7.1(b) thereof.

        (d) The Optionee's obligation to purchase the Option Shares following the exercise of the Stock Option, and the Stockholder's obligation to deliver the Option Shares, are subject to the conditions that:

           (i) no preliminary or permanent injunction or other order issued by any foreign, federal or state court of competent jurisdiction prohibiting the delivery of the Option Shares shall be in effect;

           (ii) the purchase of the Option Shares will not violate any material law, rule or regulation; and

           (iii) all applicable waiting periods under and any applicable foreign antitrust law or regulation shall have expired or been terminated.

        (e) At any Closing Date, the Stockholder will deliver to the Optionee a certificate or certificates for any shares that are certificated representing the Option Shares in the denominations designated by the Optionee in its Stock Exercise Notice, and the Optionee will purchase the Option Shares from the Stockholder at a price per Option Share equal to the Exercise Price, payable in cash. Payment made by the Optionee to the Stockholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Stockholder. After payment of the Exercise Price for the Option Shares covered by the Stock Exercise Notice, the Stock Option shall be deemed exercised to the extent of the Option Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Stockholder. Upon the delivery of certificates as described herein, good and valid title to the Option Shares shall pass to and unconditionally vest in the Optionee, free and clear of all Encumbrances whatsoever, other than restrictions imposed by securities laws.

        (f) Any closing hereunder shall take place on the Closing Date specified by the Optionee in its Stock Exercise Notice or the first business day thereafter on which all of the conditions in Section 3.01(c) and (d) are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

        (g) Notwithstanding anything in this Agreement to the contrary, in the event that Parent exercises the Option in whole or in part and the Company thereafter consummates an Acquisition Proposal within twelve months of the exercise of the Option (a "Subsequent Transaction"), Parent shall pay the Stockholder an amount equal to 50% of the difference between the Exercise Price paid by Parent to the Stockholder and the aggregate amount received by Parent in the Subsequent Transaction for any or all of the Shares. The form of such additional consideration shall be, at the discretion of Parent, cash or the form of consideration received by Parent in the Subsequent Transaction.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

    The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

    4.01 DUE AUTHORIZATION, ETC. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as the Stockholder's Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as the Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Equitable Exceptions (as defined in the Merger Agreement). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

    4.02  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by the Stockholder does not, and, subject to compliance with applicable antitrust and securities laws, the performance of this Agreement by the Stockholder will not,
    (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties are bound or affected or
    (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses
    (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

        (b) Subject to compliance with applicable antitrust and securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or filing by the Stockholder with or notification by the Stockholder to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

    4.03 TITLE TO SHARES. The Stockholder is the sole record and beneficial owner of the Stockholder's Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

    4.04 NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the

Stockholder. The Stockholder, on behalf of itself and the Stockholder's affiliates, hereby acknowledges that the Stockholder is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

    5.01 DUE ORGANIZATION, AUTHORIZATION, ETC. Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms. The execution, delivery and performance of this Agreement by Merger Sub and Parent will not constitute a violation of, conflict with or result in a default under, (i) any judgment, decree or order naming Merger Sub or Parent or,
(ii) any law, regulation of any governmental body applicable to Parent or Merger Sub. The execution and delivery of this Agreement by Merger Sub and Parent does not, and the performance of this Agreement by Merger Sub and Parent will not, require Merger Sub or Parent to obtain any consent, approval, authorization or permit of, or filing by Merger Sub or Parent with or notification by Merger Sub or Parent to, any governmental or regulatory authority, domestic or foreign, except (i) compliance with the applicable requirements under the Exchange Act,
(ii) compliance with the HSR Act, if applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Merger Sub or Parent of Merger Sub's and Parent's respective obligations under this Agreement.

    5.02 INVESTMENT INTENT. The Optionee is acquiring each Stock Option and, if and when it exercises such Stock Option, will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended.

                                   ARTICLE 6
                                 MISCELLANEOUS

    6.01 TERMINATION. This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (i) the consummation of the purchase of all of the Shares pursuant to the Offer, (ii) the termination of the Merger Agreement, (iii) the written mutual consent of the Purchaser and the Stockholder, and (iv) the Effective Time (as defined in the Merger Agreement); provided, however, that in the event this Agreement terminates pursuant to clause (ii) above as a result of a Triggering Event, the provisions of
Article 3 above shall survive for 90 days following such termination. Except as provided in the preceding sentence, in the event of the termination of this Agreement pursuant to this Section 6.01, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

    6.02 FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

    6.03 CERTAIN EVENTS. The Stockholder agrees that this Agreement and the Stockholder's obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

    6.04 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

    6.05 NOTICE. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

        (a) If to Parent or Merger Sub:

           Progress Software Corporation
           14 Oak Park
           Bedford, MA 01730
           Telecopier: (781) 280-4304
           Attention: Joseph W. Alsop, Chief Executive Officer
           E-Mail: jwa@progress.com

           With copies to:

           Progress Software Corporation
           14 Oak Park
           Bedford, MA 01730
           Telecopier: (781) 280-4035
           Attention: James D. Freedman, Vice President and General Counsel E-Mail: freedman@progress.com

           and

           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           One Financial Center
           Boston, Massachusetts 02111
           Telecopier: (617) 542-2211
           Attention: Stanford N. Goldman, Jr., Esq.
           E-Mail: fngoldman@mintz.com

        (b) If to the Stockholder, at the address set forth below the Stockholder's name on Schedule I hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent
(c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

    6.06 EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    6.07 HEADINGS. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    6.08 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    6.09 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

    6.10 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Subsidiary (as defined in the Merger Agreement) of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    6.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

    6.12 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    6.13 WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    6.14 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    6.15 PARENT GUARANTEE. Parent hereby guarantees the due and punctual payment and performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

                                                       PROGRESS SOFTWARE CORPORATION

                                                       By:
                                                            ----------------------------------------
                                                            Name: Joseph W. Alsop
                                                            Title: Chief Executive Officer

                                                       CHOPIN MERGER SUB, INC.

                                                       By:
                                                            ----------------------------------------
                                                            Name: Joseph W. Alsop
                                                            Title: President

                                                       STOCKHOLDER

                                                       ---------------------------------------------
                                                       Name:

                                                                      APPENDIX D

                        FORM OF STOCKHOLDER'S AGREEMENT
                           (INSIGHT CAPITAL PARTNERS)

    STOCKHOLDER'S AGREEMENT, dated as of October 18, 2002 (the "Agreement"), among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Stockholder of eXcelon Corporation, a Delaware corporation (the "Company"), whose name appears on
Schedule I hereto (the "Stockholder").

                                    RECITALS

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) an option for the Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, the Stockholder owns (beneficially (as determined herein pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) and/or of record) and has voting and investment power with respect to the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, but excluding any shares issuable pursuant to any option exercise unless and until such shares are actually issued, being referred to herein as the Stockholder's "Shares");

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

    WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholder hereby agree as follows:

                                   ARTICLE 1
                       TRANSFER AND VOTING OF SHARES AND
                       OTHER COVENANTS OF THE STOCKHOLDER

    1.01 VOTING OF SHARES. From the date hereof until the termination of this Agreement pursuant to Section 5.01 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Stockholder's Shares
(i) in favor of the adoption of the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly; provided, however, that Stockholder shall not be required to vote for any action that would decrease the consideration to be received by the stockholders of the Company in respect of their Shares in the Merger.

    1.02 NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, however, that nothing contained herein shall prohibit any sale, transfer or assignment of Shares by a Stockholder to any affiliate, principal, partner or stockholder of the Stockholder, if the transferee of such Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Merger Sub.

    1.03 PROXY/POWER OF ATTORNEY. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder's Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as the Stockholder's true and lawful attorney and proxy (the Stockholder's "Proxy"), for and in the Stockholder's name, place and stead, to vote each of such Shares as the Stockholder's Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, at which any proposal described in Section 1.01 is considered, including the right to sign the Stockholder's name (as stockholder) to any consent, certificate or other document in lieu of any such meeting that Delaware law may permit or require.

    THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

    1.04 WAIVER OF APPRAISAL RIGHTS. The Stockholder hereby waives any rights of appraisal in connection with the Merger.

    1.05 STOCKHOLDER CAPACITY; FIDUCIARY DUTIES. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any subsidiary of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs this Agreement solely in such Stockholder's capacity as record holder and beneficial owner (as further set forth on Schedule I hereto) of the Stockholder's Shares. Nothing in this Agreement shall be construed to prohibit a Stockholder who is a member of the Board of Directors of the Company or any subsidiary of the Company or officer of the Company or any subsidiary of the Company from (i) voting, solely in the Stockholder's capacity as a director or officer of the Company or any subsidiary of the Company, in the Stockholder's sole discretion on any matter, (ii) taking any action or inaction solely in such Stockholder's capacity as a director or officer of the Company or any subsidiary of the Company, or (iii) taking any action or inaction with respect to any Acquisition Proposal or otherwise, as a member of, or at the direction of, the Board of Directors of the Company or any subsidiary of the Company to the extent permitted by the Merger Agreement.

                                   ARTICLE 2
                                TENDER OF SHARES

    2.01 TENDER. The Stockholder shall validly tender (or cause the record owner of such shares to validly tender) the Stockholder's Shares pursuant to and in accordance with the terms of the Offer, as long as the Offer is made in accordance with the Merger Agreement, not later than the fifth business day after commencement of the Offer pursuant to Section 5.2 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender during the Term; provided, however, that nothing in this Agreement shall require the Stockholder to tender shares of Company Common Stock to the extent that such tender would cause the Stockholder to incur liability under the provisions of
Section 16(b) of the Exchange Act. The Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all the Stockholder's Shares validly tendered in the Offer and not withdrawn, the Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer. Nothing in this Agreement shall obligate any Stockholder to exercise any option, warrant or other right to purchase shares of capital stock of the Company.

    2.02 CERTAIN WARRANTIES. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by the Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all Encumbrances whatsoever other than restrictions under applicable securities laws.

    2.03 DISCLOSURE. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (as defined in the Merger Agreement) (including all documents and schedules filed with the Securities and Exchange Commission), the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

    The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

    3.01 DUE AUTHORIZATION, ETC. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as the Stockholder's Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as the Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Equitable Exceptions (as defined in the Merger Agreement).

    3.02 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Stockholder does not, and, subject to compliance with applicable antitrust and securities laws, the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties are bound or affected or (iii) result in any breach of or constitute a default

(or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

    Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

    4.01 DUE ORGANIZATION, AUTHORIZATION, ETC. Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, subject to the Equitable Exceptions.

                                   ARTICLE 5
                                 MISCELLANEOUS

    5.01 TERMINATION. This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (i) the consummation of the purchase of all of the Shares pursuant to the Offer, (ii) the termination of the Merger Agreement, (iii) the written mutual consent of the Purchaser and the Stockholder, and (iv) the Effective Time (as defined in the Merger Agreement). In the event of the termination of this Agreement pursuant to this
Section 5.01, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

    5.02 NOTICE. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

                       (a) If to Parent or Merger Sub:

                         Progress Software Corporation
                         14 Oak Park
                         Bedford, MA 01730
                         Telecopier: (781) 280-4304
                         Attention: Joseph W. Alsop, Chief Executive Officer E-Mail: jwa@progress.com

                         With copies to:
                         Progress Software Corporation
                         14 Oak Park
                         Bedford, MA 01730
                         Telecopier: (781) 280-4035
                         Attention: James D. Freedman, Vice President and General Counsel
                         E-Mail: freedman@progress.com
                         and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                         Boston, Massachusetts 02111
                         Telecopier: (617) 542-2211
                         Attention: Stanford N. Goldman, Jr., Esq.
                         E-Mail: fngoldman@mintz.com

    (b) If to the Stockholder, at the address set forth below the Stockholder's name on Schedule I hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent
(c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

    5.03 EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    5.04 HEADINGS. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    5.05 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    5.06 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

    5.07 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Subsidiary (as defined in the Merger Agreement) of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    5.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

    5.09 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    5.10 WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    5.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

                                                       PROGRESS SOFTWARE CORPORATION

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                                       CHOPIN MERGER SUB, INC.

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                                       STOCKHOLDER

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                   Schedule I

                                                                                     OPTIONS OR
                                                                                    OTHER RIGHTS
                                                             SHARES OF               TO ACQUIRE
                         NAME AND                           OUTSTANDING              SHARES OF
                  ADDRESS OF STOCKHOLDER                    COMMON STOCK            COMMON STOCK
                  ----------------------                    ------------            ------------

                                     D-I-1

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 18, 2002, by and between Progress Software Corporation, a Massachusetts corporation ("Parent"), and eXcelon Corporation, a Delaware corporation (the "Company").

    WHEREAS, the Company, Parent and Merger Sub, Inc., a Delaware corporation and a newly-formed and wholly-owned direct subsidiary of Parent ("Merger Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the meanings respectively ascribed to them in the Merger Agreement); and

    WHEREAS, as an essential condition and inducement to Parent's entering into the Merger Agreement and in consideration therefor, Parent and Merger Sub have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant Parent the Option (as hereinafter defined) to purchase shares of Company Common Stock at a price per share equal to the Exercise Price (as defined herein).

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE 1
                           OPTION TO PURCHASE SHARES

    1.1  GRANT OF OPTION.

        (a) The Company hereby grants to Parent an irrevocable option to purchase, in whole or in part, an aggregate of up to 1,475,000 duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock (representing approximately 19.9% of the outstanding shares of Company Common Stock as of the date hereof) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Company Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Article III hereof), the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Company Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject to or issued or issuable pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize the Company to breach any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Company Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

    1.2  EXERCISE OF OPTION.

        (a) Parent may exercise the Option, as a whole or in part, at any time and from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Parent becomes entitled to receive the Termination Fee pursuant to
    Section 7.3(b) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to the Parent's exercise of the Option pursuant to Section 1.2(b) of:

           (i)  the Effective Time;

           (ii) written notice of termination of this Agreement by Parent to the Company;

           (iii) the termination of the Merger Agreement under circumstances where the Termination Fee could not become payable; or

           (iv) the date that is twelve (12) months from the date of termination of the Merger Agreement.

Notwithstanding the termination of the Option, Parent shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Expiration Date, and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

        (b) In the event that Parent wishes to exercise the Option, Parent shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date"), indicating that Parent is exercising the Option and specifying (i) the number of Option Shares to be purchased, (ii) whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and (iii) a place and date not earlier than two
    (2) Business Days nor later than ten (10) Business Days after the Notice Date for the closing of such purchase (the "Option Closing Date"); provided that, if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable order of a Governmental Authority ("Order"), the period of time that otherwise would run pursuant to this Section 1.2(b) shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if, in the reasonable opinion of Parent, prior notification to or approval of any Governmental Authority is required in connection with such purchase, the Company or Parent, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this
    Section 1.2(b) shall run instead from the date on which any required notification periods shall have expired or been terminated or all such approvals shall have been obtained and any requisite waiting period or periods shall have elapsed. Notwithstanding any prior Exercise Notice, Parent shall be entitled to rescind such Exercise Notice, without penalty of any kind, and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company.

        (c) At any Option Closing, (i) the Company shall deliver to Parent all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Parent in the Exercise Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Parent as are provided under any shareholder rights agreement or similar agreement of the Company then in effect. At the Option Closing, Parent shall pay to the Company by wire transfer of immediately available funds to an account specified by the Company to Parent in writing at least two Business Days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided that the failure or refusal of the Company to specify an account shall not affect the Company's obligation to issue the Option Shares.

        (d) Upon the delivery by Parent to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Parent, or the Company may have failed or refused to take any action required of it hereunder. The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Parent or its designees, stock certificates or a substitute option agreement in the name of the assignee, transferee or designee of Parent and any filing fees and other expenses arising from the performance of the transactions contemplated hereby, including pursuant to the HSR Act; PROVIDED THAT Parent shall pay for any transfer taxes if stock certificates are issued to anyone other than Parent.

        (e) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF OCTOBER 18, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF CHOPIN AT ITS PRINCIPAL EXECUTIVE OFFICES".

    It is understood and agreed that (i) the references to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposed of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such references.

    1.3  PAYMENTS.

        (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $3.19 per Share (as such amount may be adjusted pursuant to

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    the terms hereof, the "Exercise Price"), payable at Parent's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

        (b) Parent may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing the (i) aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Company Common Stock as of the last trading day preceding the Option Closing Date over the per share Exercise Price. The "Fair Market Value" per share of Company Common Stock shall be (i) if the Company Common Stock is listed on the Nasdaq National Market ("NASDAQ"), national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the average of last reported sale prices per share of Company Common Stock thereon for the ten (10) trading days immediately preceding the Option Closing Date, or (ii) if the Company Common Stock is not listed on the NASDAQ, any national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Company Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming the absence of unusual market conditions and no discount for minority interest, illiquidity or restrictions on transfer).

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

    2.1  REPRESENTATIONS AND WARRANTIES OF PARENT.

        (a) DUE ORGANIZATION, AUTHORIZATION, ETC. Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution, delivery and performance of this Agreement by Parent will not constitute a violation of, conflict with, or result in a default under, (i) any judgment, decree or order applicable to Parent or (ii) any law, rule or regulation of any governmental body applicable to the Parent or by which its properties or assets are bound or affected. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require Parent to obtain any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any governmental or regulatory authority, domestic or foreign, except (i) compliance with the applicable requirements under the Exchange Act, (ii) compliance with the HSR Act, if applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent its obligations under this Agreement.

        (b) Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent as follows:

        (a) DUE AUTHORIZATION; GOOD STANDING. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance and exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

        (b) OPTION SHARES. The Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Article III upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Article III, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever (other than those imposed by reason of the action of Parent), and shall not be subject to any preemptive or similar right of any Person.

        (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any Law or Order in each case applicable to the Company or by which its properties or assets are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets is bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, require the Company to, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws, the foreign competition laws or where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (d) TAKEOVER LAWS. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement, the Merger Agreement and the Merger and the other transactions contemplated hereby and thereby and such approval is sufficient to render inapplicable to this Agreement, the Merger Agreement, the Offer, the Merger and any other transactions contemplated hereby and thereby, the restrictions of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the certificate of incorporation or bylaws of the Company or any Material Agreement to which the Company is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

                                   ARTICLE 3
                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In addition to the adjustment in the number of shares of Company Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Company Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Article III. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, reorganization, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which would have the effect of diluting or otherwise diminishing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Option Closing, upon Option Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Option Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of any provision of the Merger Agreement.

                                   ARTICLE 4
                      REGISTRATION RIGHTS OF OPTION SHARES

    4.1 DEMAND REGISTRATION. If requested by Parent at any time and from time to time after receipt by Parent of Option Shares (the "Registration Period"), the Company shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares owned by or issuable to Parent in accordance with the method of sale or other disposition contemplated by Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. The Company shall keep such Demand Registration effective for a period of not less than nine months, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Parent and which shall be satisfactory in form and substance to Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Parent. The Company shall only have the obligation to effect two Demand Registrations pursuant to this Article IV; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. The Company shall be entitled to postpone for up to ninety (90) days from receipt of Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of the Company determines in its good faith reasonable judgment, that such registration would materially interfere with or require premature disclosure of, and have a material adverse effect on, any material acquisition, reorganization or other transaction involving the Company or any other agreement under active negotiation by the Company, which, if signed, the Company would be required by the Exchange Act and the rules thereunder to file with the SEC; PROVIDED, HOWEVER, that the Company shall not have postponed any Demand Registration pursuant to this sentence during the twelve (12) month period immediately preceding the date of delivery of Parent's request for a Demand Registration.

    4.2 INCIDENTAL REGISTRATION. If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), Parent shall have the right to participate in such registration (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, the Company shall include therein (i) first all shares proposed to be included therein by the Company and (ii) second the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by any other stockholder of the Company. Participation by Parent in any Incidental Registration shall not affect the obligation of the Company to effect Demand Registrations under this Article IV. The Company may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Parent.

    4.3 REPRESENTATIONS AND WARRANTIES; LISTING. In connection with any Registration pursuant to this Article IV, (i) the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) the Company shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on NASDAQ or any national securities exchange upon which the Company's securities are then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The costs and expenses incurred by the Company in connection with any Registration pursuant to this Article IV (including any fees related to Blue Sky qualifications and SEC filing fees) (the "Registration Expenses") shall be borne by the Company, excluding legal fees of Parent's counsel, fees of any other advisors to Parent such as financial advisors or accountants, and underwriting discounts or commissions with respect to Option Shares to be sold by Parent included in a Registration.

    4.4  TERMINATION OF RIGHTS.  Notwithstanding anything contained in this
Article IV to the contrary, Parents right to participate in a Registration pursuant to Sections 4.1 and 4.2 shall terminate upon the earlier to occur of:
(i) the date that all such Option Shares held or entitled to be held under this Agreement shall have first become eligible for sale under Rule 144 (or any similar rule then in force) during any three (3)-month period; (ii) the date that all such Option Shares held or entitled to be held under this Agreement may immediately be sold under Rule 144(k) (or any similar rule then in force) or
(iii) two (2) years from the date of this Agreement.

                                   ARTICLE 5
                     REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

    5.1  REPURCHASE RIGHTS.

        (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Parent shall have the right (the "Repurchase Right") to require the Company to repurchase from Parent
    (i) the Option or any part thereof as Parent shall designate at a price (the "Option Repurchase Price") equal to the amount, subject to clause (iii) of
    Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of the Option Shares as Parent shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Company Common Stock offered or paid in any Acquisition Proposal or any acquisition by any Person or group, in a single transaction or a series of related transactions, after the date hereof of 10% or more of the outstanding shares of capital stock of the Company, (ii) the highest closing price for shares of Company Common Stock during the 10 trading days ending on the second trading day prior to the date Parent gives the Repurchase Notice (as hereinafter defined), or
    (iii) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets plus the current market value of the remaining net assets of the Company as determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, divided by the number of shares of Company Common Stock issued and outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

        (b) Parent shall exercise its Repurchase Right by delivering to the Company written notice (a "Repurchase Notice") stating that Parent elects to require the Company to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, the Company shall deliver to Parent the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering. At the Repurchase Closing, (i) the Company shall pay to Parent the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Parent at least
    24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

        (c) To the extent that the Company is prohibited under applicable law or regulation from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, the Company shall immediately so notify Parent and thereafter deliver, from time to time, to Parent the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) Business Days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Parent the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Parent may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected and such rights shall remain as if such Repurchase Right was not exercised.

    5.2  SUBSTITUTE OPTION.

        (a) In the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or any Subsidiary of Parent (each an "Excluded Person"), and the Company is not the continuing or surviving corporation of such consolidation or merger,
    (ii) to permit any Person, other than an Excluded Person, to merge into the Company and the Company shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Parent, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option") for Substitute Option Shares (as hereinafter defined), at the election of Parent, of either
    (x) the Acquiring Corporation (as hereinafter defined) or (y) any Person that controls the Acquiring Corporation.

        (b) The Substitute Option shall have the same terms as the Option; provided, however, that if the terms of the Substitute Option cannot, because of applicable Law, be the same as the Option, such terms shall be as similar as possible and to the extent permitted by applicable Law in no event less advantageous to Parent than the Option. The issuer of the Substitute Option shall enter into an agreement with Parent in substantially the same form and terms as this Agreement (including the terms of this Article V) to memorialize the terms of the Substitute Option. The Substitute Option shall be exercisable for such number of Substitute Option Shares as is equal to the Market/Offer Price multiplied by the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a), divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per Substitute Option Share shall then be equal to the Exercise Price multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a) and the denominator of which shall be the number of Substitute Option Shares for which the Substitute Option is exercisable.

        (c) In addition to any other restrictions or covenants, the Company agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder and agree for the benefit of Parent to comply with this Article V.

        (d) For purposes of this Section 5.2, the following terms have the meanings indicated:

        "ACQUIRING CORPORATION" shall mean (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a consolidation or merger in which the Company is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of the Company's assets.

        "SUBSTITUTE OPTION SHARES" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of a Person.

        "AVERAGE PRICE" shall mean the average closing price per Substitute Option Share, on the principal trading market on which such shares are traded as reported by a nationally recognized source, for the ten
    (10) trading days ending on the second trading day preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Option Shares on such market on the day preceding such consolidation, merger or sale; PROVIDED, HOWEVER, that if the Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Company or by any entity which controls or is controlled by such person, as Parent may elect.

                                   ARTICLE 6
                                 MISCELLANEOUS

    6.1  TOTAL PROFIT.

        (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $1,200,000, less the amount of any Termination Fee paid pursuant to Section 7.3(b) of the Merger Agreement, and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) limit the amount of the Option Repurchase Price or the Option Share Repurchase Price,
    (iv) pay cash to the Company, or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

        (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Parent pursuant to the Company's repurchase of Option Shares pursuant to Section 5.1, less
    (y) Parent's purchase price for such Option Shares, (iii) (x) the net cash amounts (and the fair market value of any other consideration, valued as of the date of receipt of such consideration by the Parent) received by Parent pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Option Shares, (iv) any cash amounts (and the fair market value of any other consideration, valued as of the date of receipt of such consideration by the Parent) received by Parent pursuant to any consummated arm's-length transfers of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

    6.2 FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good and marketable title, free and clear of all Liens (other than those imposed by reason of the action of Parent), to any Option Shares purchased hereunder.

    6.3 DIVISION OF OPTION; LOST OPTIONS. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this

Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.

    6.4  CERTAIN FILINGS; LISTING.

        (a) If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under any applicable Law, and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of any applicable Law. The Company shall supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

        (b) If the Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on NASDAQ (or any national securities exchange or other nationally recognized exchange or trading system), the Company, upon the request of Parent, will promptly file an application to list the shares of Company Common Stock or such other securities to be acquired upon exercise of the Option on NASDAQ (and any such other national securities exchange or other nationally recognized exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

        (c) Each of Parent and the Company shall use reasonable best efforts to make all filings with, and to obtain consents of, all third parties and regulatory and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

    6.5 NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made in accordance with the terms set forth in the Merger Agreement.

    6.6 INTERPRETATION. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    6.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

    6.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    6.9 AMENDMENTS; ASSIGNMENT. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement, including without limitation, the rights granted in Articles 1, 4 and 5, shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; PROVIDED, HOWEVER, that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

    6.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

    6.11 GOVERNING LAW; ENFORCEMENT. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts in the State of Delaware the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the state courts in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

    6.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       PROGRESS SOFTWARE CORPORATION

                                                       By:  /s/ JOSEPH W. ALSOP
                                                            ----------------------------------------
                                                            Name: Joseph W. Alsop
                                                            Title: Chief Executive Officer

                                                       EXCELON CORPORATION

                                                       By:  /s/ JOSEPH M. BELLINI
                                                            ----------------------------------------
                                                            Name: Joseph M. Bellini
                                                            Title: Chief Executive Officer

                                                                      APPENDIX F

                              [Letterhead of SG Cowen]

October 18, 2002

Board of Directors
eXcelon Corporation
25 Mall Road
Burlington, MA 01803

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of eXcelon Corporation (the "Company") of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 18, 2002 (the "Agreement"), by and among the Company, Chopin Merger Sub, Inc. ("Merger Sub") and Progress Software Corporation ("Acquirer").

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement and subject to approval of the stockholders of the Company, Merger Sub will merge with and into the Company (the "Transaction") and the Company's stockholders will receive an amount per share equal to $3.19 in cash (the "Consideration"). The total equity value of the Transaction is equal to $23.9 million based on a fully diluted share count of 7.487 million shares using the treasury stock method, which includes 280,700 in the money vested options to purchase shares of the Company with an average exercise price of $2.33.

SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for providing this Opinion pursuant to the terms of our engagement letter with the Company, dated as of October 4, 2002. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide commercial and investment banking services to the Company and the Acquirer and have received fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    - a draft of the Agreement dated October 16, 2002;

    - certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

    - certain publicly available financial and other information for Acquirer;

    - certain internal financial analyses, financial forecasts, reports and other information concerning the Company, prepared by the management of the Company;

    - discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

    - certain operating results, the reported price and trading histories of the shares of the common stock of the Company and operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

    - certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

    - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company nor have we been furnished with such materials. We have assumed with your consent that there are no legal issues with regard to the Company or the Acquirer that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, while management of the Company has informed us that the Company received other inquiries for potential business combination transactions involving the Company and/or its assets, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

[SIGNED BY SG COWEN SECURITIES CORPORATION]

                                PRELIMINARY COPY

                                      PROXY
                               EXCELON CORPORATION

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ________ __, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of eXcelon Corporation ("eXcelon"), revoking all prior proxies, hereby appoints Joseph M. Bellini and Clifford B. Thompson, or either of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of eXcelon which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 25 Mall Road, Burlington, MA 01803, on _______ ___, 2002, beginning at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders dated November __, 2002 and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any other business that may properly come before the Special Meeting or any adjournments or postponements thereof. Attendance of the undersigned at the Special Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.


1. Approval and adoption of the Agreement and Plan of Merger dated as of         For      Against      Abstain
   October 18, 2002, among eXcelon Corporation, Progress Software
   Corporation and Chopin Merger Sub, Inc., and the merger contemplated
   thereby, pursuant to which eXcelon will become a wholly owned                [    ]    [    ]       [    ]
   subsidiary of Progress Software; and



IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT __

                           Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

                           Please sign exactly as your name or names appear(s) on your stock certificate. If you hold shares as joint tenants, both should sign. If the stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:_____________  Date:__________  Signature:______________  Date:______